UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

YERBAÉ BRANDS CORP.

(Exact Name of Registrant As Specified In Its Charter)

British Columbia, Canada	85-2611392
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

18801 N Thompson Peak Pkwy Suite 380 Scottsdale AZ	85255
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s telephone number, including area code: (480) 471-8391

Please send copies of all correspondence to:

Yerbaé Brands Corp.

18801 N Thompson Peak Pkwy

Suite 380 Scottsdale AZ, 85255

Securities to be registered under Section 12(b) of the Act:

None.

Securities to be registered under Section 12(g) of the Act:

Common Shares, without par value

(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the Company has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

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In this Form 10, the term “Yerbaé”, “we”, “us”, “our”, or “the Company” refers to Yerbaé Brands Corp.

THIS FILING MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE FORM 10, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS. PLEASE ALSO REFER TO ITEM 1A. RISK FACTORS FOR A LIST OF RISK FACTORS APPLICABLE TO THE COMPANY.

Unless otherwise indicated, all reference to “dollars”, “$”, “USD” or “US$” are to United States dollars.

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ITEM 1. BUSINESS

General

Yerbaé develops plant-based energy drinks that contain no added sugar or artificial ingredients. Yerbaé was founded by Todd Gibson and Karrie Gibson in 2016 to create plant-based energy drinks containing yerba mate, a South American herb and a natural source of caffeine. Yerbaé’s first beverage was launched in the first quarter of 2017.

Yerbaé is engaged in the development, marketing, sale, and distribution of plant-based energy beverages that do not contain calories, carbohydrates, or sugar. Yerbaé’s line of beverages are blended with non-GMO plant-based ingredients, and offer the benefits of yerba mate and white tea; sustainably sourced from Brazil and other growing regions in South America.

Yerbaé beverages are created to provide products targeted at consumers focused on health, wellness and fitness and seeking healthier beverages as an alternative to existing energy drinks. The products are formulated to provide a more refreshing taste than coffee, with additional benefits to existing sodas and sparkling waters, along with healthier ingredients than traditional energy drinks. Yerbaé’s products complement a variety of healthy lifestyles, such as non-GMO, Keto, Vegan, Kosher, Paleo and gluten-free diets.

Corporate History

Kona Bay Technologies Inc. (“Kona Bay”) (now renamed Yerbaé Brands Corp.), Yerbaé prior to the closing of the Transaction (as defined below), was incorporated pursuant to the laws of British Columbia on June 13, 2000 under the name “Nova Canada Enterprises Ltd.”.

On June 30, 2003, Nova Canada Enterprises Ltd. and Stepstone Enterprises Ltd. amalgamated as one company under the name “Stepstone Enterprises Ltd.” (“Stepstone”) pursuant to the Business Corporations Act (British Columbia)(“BCBCA”). As a result of the amalgamation, the outstanding common shares of Nova and outstanding common shares of Stepstone were exchanged for common shares of Stepstone on a one-for-one basis to result in 6,000,000 common shares issued and outstanding at that time.

On May 21, 2004, Stepstone signed an agreement dated May 21, 2004 for the acquisition of 100% of the outstanding shares of ACT360 Media Ltd. (“ACT360”), a private software development company based in Richmond, British Columbia. On August 31, 2004, Stepstone completed its acquisition of ACT360. As consideration for the acquisition, the Company issued 9,789,467 common shares to the former shareholders of ACT360 at a deemed price of $0.13 per common share. Stepstone changed its name to “ACT360 Solutions Ltd.” (“ACT360 Solutions”).

On June 2, 2016, ACT360 Solutions changed its name from “ACT360 Solutions Ltd.” to “Kona Bay Technologies Inc.” and consolidated its issued and outstanding common shares on the basis of 10 pre-consolidation common shares for one post-consolidation common share.

On February 28, 2019, Kona Bay entered into an arrangement agreement with ACT360 Media Ltd., Bexar Ventures Inc. and Hapuna Ventures Inc. for the purposes of carrying out a corporate restructuring by way of a plan of arrangement. On December 13, 2017, the plan of arrangement closed, the software-as-a-service assets were transferred to Bexar Ventures Inc., the online advertising assets were transferred to Hapuna Ventures Inc., and 4,761,199 of the common shares of each of the companies were issued to the Company.

During the year ended September 30, 2020, Kona Bay dissolved its two wholly-owned U.S. subsidiaries, ACT360 USA Inc. and Kopiena Holdings LLC.

On July 27, 2021, Kona Bay entered into a share purchase agreement with Radames Bernath to sell all of the shares that the Company owns in the capital of its subsidiary, ACT360 Media Ltd., in exchange for a cash payment of $1 and Mr. Bernath agreeing to indemnify the Company for all liabilities associated with ACT360 Media Ltd. Kona Bay had continued to incur losses in its operations in ACT360 Media Ltd. and was not optimistic that the operations would become profitable in the future. On September 3, 2021, Kona Bay received approval from a majority of the shareholders to complete the transaction.

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Reverse Takeover with Kona Bay Technologies Inc. and Yerbaé Brands Co.

The Transaction

On May 19, 2022, Kona Bay entered into an arrangement agreement and plan of merger dated May 19, 2022 (the “Arrangement Agreement”) with Yerbaé Brands Co. (“Yerbaé USA”), a company incorporated under the Delaware General Corporations Law (“DGCL”), Kona Bay Technologies (Delaware) Inc. (“Merger Sub”), a company incorporated under the DGCL, 1362283 B.C. Ltd. (“FinCo”), a company incorporated under the BCBCA, Todd Gibson and Karrie Gibson, pursuant to which Kona Bay proposed to acquire all of the issued and outstanding securities of Yerbaé USA from the securityholders (collectively, the “Original Yerbaé Securityholders”) of Yerbaé USA (the “Transaction”).

Arrangement Agreement

Pursuant to the terms of the Arrangement Agreement, Kona Bay proposed to acquire all of the issued and outstanding securities of Yerbaé USA from the Original Yerbaé Securityholders in exchange for the right to receive common shares (each, a “Common Share”) in the capital of the Company at an exchange ratio of one post-Consolidation (as defined below) Common Share for each one share of common stock (each, a “Yerbaé USA Share”) of Yerbaé USA prior to the closing of the Transaction (the “Closing”). Accordingly, the Transaction was to be completed by way of a reverse triangular merger conducted pursuant to: (i) the provisions of DGCL in which Merger Sub was to merge with and into Yerbaé USA; and (ii) the arrangement under Part 9, Division 5 of the BCBCA as approved by the Supreme Court of British Columbia in the Final Order dated January 24, 2023, which included the amalgamation of Kona Bay with FinCo (the “Amalgamation”). The Transaction was completed on February 8, 2023.

In connection with Closing, the Company (formerly, Kona Bay Technologies Inc.) consolidated its outstanding Common Shares on the basis of 5.8 pre-consolidation Common Shares for every one post-consolidation Common Share prior to the completion of the Amalgamation (the “Consolidation”).

At the time of Closing, an aggregate of 54,493,953 Common Shares were issued and outstanding, of which: 4,969,092 Common Shares were issued to former shareholders of Kona Bay; 35,848,290 Common Shares were issued to the Original Yerbaé Securityholders (inclusive of an aggregate of 5,631,276 Common Shares issued to former holders of an aggregate of $4,500,000 in convertible promissory notes of Yerbaé USA converted immediately prior to Closing); 8,000,000 performance-based Common Shares (each, a “Performance Share”) were issued to certain individuals (as set forth below); 3,153,746 Common Shares were issued to the former holders of common share purchase warrants of Kona Bay exercised in connection with the Closing; and 2,015,163 post-Consolidation Common Shares were issued to former holders of the subscription receipts of FinCo in connection with a non-brokered financing which closed concurrent to the Closing. The Company also issued 507,662 Common Shares to Roth Canada, ULC, an eligible arm’s length third party finder, in consideration for the Roth Canada, ULC’s services in facilitating the identification, negotiation and implementation of the Transaction.

The Performance Shares were issued at Closing as follows: as to 3,000,000 Performance Shares to Klutch Financial Corp. (“Klutch”), a former insider of and arm’s length party to Kona Bay and Yerbaé USA, and 2,500,000 Performance Shares to each of Todd Gibson and Karrie Gibson, which Performance Shares were to be held in escrow and released upon the completion of certain performance-based incentives (each, a “Milestone”) related to the listing of the Shares on the TSXV, future equity financings, and certain trailing gross revenue targets. To date, an aggregate of 5,500,000 Performance Shares were entitled to be released upon achievement of certain Milestones.

The Milestones set out in the Arrangement Agreement included the following:

●	1,000,000 of the Performance Shares issued to Klutch were subject to escrow until completion of the concurrent financing undertaken in connection with the Transaction (the “Concurrent Financing”) and the listing of the Company on the TSXV. These Performance Shares were released to Klutch on achievement of this Milestone;

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●	2,000,000 Performance Shares are subject to escrow until completion by the Company, within 12 months of its listing on the TSXV, of a minimum aggregate financing in the amount of $7,000,000 (excluding the proceeds from the Concurrent Financing) at a valuation of the Company equal to a minimum of $50,000,000. These Performance Shares became eligible for release to Klutch on February 8, 2024 in connection with the achievement of this Milestone;
●	2,500,000 Performance Shares were subject to escrow until the Company achieves $10,000,000 in trailing gross sales in any performance period. 1,250,000Performance Shares were released to each of Todd Gibson and Karrie Gibson on April 30, 2023;
●	1,000,000 Performance Shares are subject to escrow until the Company achieves $15,000,000 in trailing gross sales in any performance period;
●	1,000,000 Performance Shares are subject to escrow until the Company achieves $20,000,000 in trailing gross sales in any performance period; and
●	500,000 Performance Shares are subject to escrow until the Company achieves $25,000,000 in trailing gross sales in any performance period.

As of the date hereof, 2,500,000 Performance Shares remain subject to the escrow restrictions as of the date hereof.

In connection with the closing of the Transaction, an aggregate of 1,087,752 options to purchase Yerbaé USA Shares which were outstanding immediately prior to Closing, were cancelled and the holders thereof were granted an aggregate of 1,087,752 Options.

In connection with the Closing, an aggregate of, 7,385,740 warrants to purchase Yerbaé USA Shares, which were outstanding immediately prior to Closing, were cancelled and the holders thereof were granted an aggregate of 7,385,740 replacement Common Share purchase warrants of the Company, with each warrant exercisable into one Common Share at an exercise price of US0.95 until August 8, 2023, and 2,015,163 share purchase warrants, which were outstanding immediately prior to Closing, were cancelled and the holders thereof were granted an aggregate of 2,015,163 replacement warrants of the Company, with each warrant exercisable into one Common Share at an exercise price of US1.50 until August 8, 2024. The Company also issued 308,823 share purchase warrants (each, a “Roth Canada Warrant”) to Roth Canada, ULC, an eligible arm’s length third party finder, in consideration for the Roth Canada, ULC’s services in facilitating the identification, negotiation and implementation of the Transaction. Each Roth Canada Warrant exercisable into one Common Share at an exercise price of US1.37 until February 8, 2025.

The combined company resulting from the completion of the Transaction was renamed “Yerbaé Brands Corp.” and the Common Shares began trading on the TSXV under the trading symbol “YERB.U” on February 13, 2023. At the time of Closing, Yerbaé had an aggregate of 54,493,953 Common Shares (including 4,969,092 Common Shares issued to former shareholders of Kona Bay), 1,087,752 Options and 9,833,290 warrants (including 123,564 unexercised warrants of Kona Bay) outstanding on a post-Consolidation basis.

Corporate Structure

As of the date of the filing, the Company has the following wholly-owned subsidiaries:

Subsidiary	Date of Incorporation	Jurisdiction of Incorporation	Ownership Percentage	Direct or Indirect Ownership
Yerbaé Brands Co.	August 21, 2020	Delaware	100%	Direct
Yerbaé LLC(1)	May 18, 2016	Delaware	100%	Indirect

(1)	Yerbaé LLC is a wholly-owned subsidiary of Yerbaé Brands Co.

Principal Products and Services

Yerbaé is an innovative and health-focused beverage company that creates clean functional plant-based products promoting a healthy lifestyle. Yerbaé was the first to mix plant-based ingredients and sparkling water with zero sugar, calories and carbohydrates to produce an energy seltzer that performs without compromise.

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Yerbaé was founded in 2016 to create a plant-based energy beverage containing non-GMO white tea and yerba mate, a South American herb and a natural source of caffeine that is sustainably sourced from South America. Yerbaé’s first beverage was launched in 2017 and in stores by the fall of 2017. Yerbaé is engaged in the development, marketing, sale, and distribution of plant-based energy beverages.

Yerbaé beverages are created to provide products targeted at consumers focused on health, wellness, and fitness and seeking healthier beverages as an alternative to traditional energy drinks. The products are formulated to provide a more refreshing taste than coffee, with additional benefits to existing sodas and sparkling waters, along with healthier ingredients compared to traditional energy drinks. Yerbaé’s products complement a variety of healthy lifestyles and diets, such as non-GMO, Keto, Vegan, Kosher, Paleo, and gluten-free diets. As of March 31, 2024, Yerbaé’s products are sold and available on Amazon.com, www.YERBAÉ.com and sold in over 14,000 retail locations in the United States marketplace. Yerbaé offers two primary beverage lines with a total of fourteen flavors. Yerbaé’s two primary product lines are the 12oz Plant-Based Energy Seltzer Water and 16oz Plant-Based Energy Drink.

12 oz Energy Seltzer Water

Yerbaé’s unsweetened Energy Seltzer Water line is served in a 12 oz can with zero sugar and zero calories. The beverage offers a lighter flavor than the 16 oz Energy Drink line and contains 100 mg of caffeine.

16 oz Energy Drink

Yerbaé’s zero calorie 16oz Energy Drink line was introduced to the market in 2020 to provide consumers with a greater energy boost. The flavor is more full-bodied than the 12oz Energy Seltzer Water and uses non-GMO stevia as the sweetener.

Products are generally packaged and sold in 12 and 15 can packs for all its flavors as well as variety packs which include an assortment of three flavors. The Company’s website also offers a subscription service.

Yerbaé is consistently optimizing its product portfolio and innovating new flavors to continuously deliver a new and fresh flavor profile for the ever-changing taste buds of consumers. Yerbaé also intends to continue to build sales and distribution throughout the United States through its distribution channels and increasing consumer brand awareness through its marketing efforts.

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Yerbaé Loyalty Program

The Yerbaé Loyalty Program is a subscription service that allows customers to receive their naturally caffeinated beverages on a regular basis with several benefits. Subscribers to the program can save 10% on their first order and enjoy free shipping on all subsequent orders within the United States. The service offers flexibility, allowing subscribers to modify their subscription at any time, including trying new flavors or canceling without hassle. Through the loyalty program, Yerbaé hopes to ensure that its customers never run out of their favorite Yerbae products, as the automated replenishment system handles regular deliveries according to the chosen frequency.

The Market

Yerbaé competes in a large and fast-growing market that is driven by an increased demand for energy drinks with a diverse nutritional profile and an increased adoption of healthy lifestyles since the COVID-19 pandemic. The U.S. energy-drink industry is estimated to be a $15 billion industry and it represents the fastest growing category within the non-alcoholic beverage space, rapidly gaining share from soft drinks and juices. Over the last year, the energy drink category has seen 8% sales growth compared to 2.8% for all beverages. The U.S. energy drink industry is estimated to reach $21 billion in sales by 2026, reflecting a 7% compound annual growth rate (see table below).

Source: United States Energy Drink Market Competition Forecast & Opportunities, 2028 (researchandmarkets.com)

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The Market Opportunity

Many consumers are looking for functional beverages with cleaner ingredients and zero sugar, and Yerbaé believes it is uniquely positioned to be a player in this large addressable market and fastest growing non-alcoholic beverage category.

Strategy

Yerbaé is a naturally caffeinated beverage that is clean, simple, and delicious and gives the body energy from its plant-based functional ingredients. Yerbaé has successfully sold over 31 million cans of product.

Every part of Yerbaé was created to fit today’s modern diets and serve consumers focused on wellness.

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Yerbaé’s products were formulated with five key pillars in mind:

1.	Plant Power – Utilizes the power of plants as the source of energy.

2.	Anti-Inflammation – Created with zero sugar, calories, and carbohydrates or other inflammatory ingredients.

3.	Diet Friendly – Gluten-free, non-GMO, Keto, Paleo, Vegan, Kosher, and diabetic friendly.

4.	Sustainability – Zero single-use plastic bottles.

5.	Simple-Clean-Delicious.

To support those 5 key pillars, Yerbaé has undertaken significant marketing efforts aimed at building brand awareness, including digital, social media, sponsorships, TV, and podcasts. Yerbaé also undertakes various promotions at the retail level such as display activity, coupons and other in-store incentives and sampling.

The energy drink market is expected to experience significant growth through 2031, as reported by Research and Markets in 2022. The North American market is currently dominated by two legacy brands that share about 82% of the market, as reported by Information Resources, Inc. in 2021. However, emerging brands like Yerbaé have started to impact that market share lead with new products aimed at solving the industry’s biggest problem: its ingredients list.

Yerbaé’s consumers are estimated to be 56% male and 44% female with the average age range of 24 to 45 years of age. Yerbaé’s consumers are engaged in active lifestyles and are looking for healthier energy drink alternatives for their mind and body.

Distribution Channels

Since the initial product launch in 2017, Yerbaé has sold over 31 million cans of Yerbaé. Yerbaé’s line of products are currently available in over 14,000 retail locations in the U.S. marketplace. Yerbaé sells across many retail segments that include wholesale club stores, convenience stores, drug stores, grocery stores, natural food stores, mass merchants, food services, and direct to consumer, as well as health clubs, gyms, yoga studios, and quick serve restaurants.

Yerbaé uses four main distribution channels to deliver its products to retailers and consumers in the United States:

1.	Broadline Distribution – This distribution channel consists of wholesaler distributors who purchase product from the Company, which they store at their warehouse distribution centers, for resale and delivery to retailers of the products or to their retailer warehouses for re-distribution to their retail stores. These wholesaler distributors include Vistar, Kehe, United Natural Foods, Inc., and others. The relationship with these wholesaler distributors is a cost plus model, whereby the Company sells the product to the wholesaler distributor at agreed prices, the wholesaler distributor takes possession of the product and then the wholesaler distributor marks up the prices of the product and re-sells the products to the retailers. If the wholesaler distributors become dissatisfied with the product, the Company loses future opportunities with the retailers who purchase products through this distribution channel. The benefits of this distribution channel include that the wholesaler distributors have an extensive distribution network and provide access to national and other retailers that Yerbaé may not otherwise have access to. This gives Yerbaé the ability to compete with companies like Celsius, Guyaki, Monster, Red Bull, Rock Star, and other national brands.

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2.	DSD (Direct Store Delivery) – This distribution channel is comprised of local distributors who service nationally recognized brands or other independent distribution networks and market and sell the Company’s products on Yerbaé’s behalf. Once the local distributor sells the products, the Company then ships the products directly to the retailer’s store rather than a distribution center. Similar to the broadline distribution channel, the relationship with these distributors is a cost plus model, whereby the Company sells the product to the distributor at agreed prices and then the distributor marks up the prices of the product and re-sells the products to the retailers. The distributor and the Company work together to build a local distribution and execution plan for the delivery of the products to the retailers. The benefits from this distribution channel is that it allows Yerbaé to have access to the distributor’s relationships with retailers and that access, in turn, allows the Company to market its products in competition with the big national brands such as Celsius, Guyaki, Monster, Red Bull, Rock Star, and other national brands. In addition, it allows the Company to have access to the distributor’s sales and merchandising teams, which could lead to elevating the brands presence in the local market place. The risks from this channel are that the Company may not attract enough new consumers within a local marketplace to justify the shelf placement that the distributor has secured with the local retailers. If the Company cannot gain the desired attention of the distributors’ sales and merchandising teams, this may result in disproportionally low service levels and may result in slower than expected sales.

3.	Direct Distribution – Yerbaé sells its products directly to the retailer and then ships them to retailer owned warehouses for store distribution and merchandising. The Company will work with national retailers, like the largest club store chain, that have a high desire to work directly with the Company instead of through a distribution partner. In these cases, the retailer will order directly from the Company and the Company will deliver the product directly to these retailers or their warehouses. These relationships may also involve marketing activities and sales representation at the retailer’s locations. The advantage of this distribution channel is that it leads to the highest gross margins for the Company. The disadvantage of this distribution channel is that the Company has to be highly sensitive to and responsive to the retailer’s needs and, if the product is not generating enough sales for the retailer, then the retailer may discontinue sales of the product.

4.	Direct to Consumer (D2C) – Yerbaé sells directly to consumers through e-commerce platforms such as Amazon and the Company’s own website. The Company lists its products for sale on the Company’s website and other affiliated websites such as Amazon.com, Walmart.com and others. The advantage of this distribution channel is that the Company can sell directly to the consumer without a distributor or another retail party in-between the Company and the consumer. Other advantages include that the Company maintains the opportunity to communicate directly to the consumer through email or other forms of communication. The disadvantage of this distribution channel is that the consumer can request a refund if they receive damaged products, late deliveries or are dissatisfied with the products. The Company experiences less than 0.5% of all sales in the form of refunds.

Manufacturing

The Company engages with third-party bottling service providers. Through these relationships, the Company provides the concentrate, blending and batching instructions as well as quality guidance, carbonation requirement and settlement times for the bottling process. The bottling service providers extend various services and 30-day payment terms for all finished goods. Yerbaé has not formalized any partnerships or arrangements in connection with these services.

Competitive Conditions

The functional energy drink industry is highly competitive. The principal areas of competition are pricing, packaging, distribution channel penetration, development of new products and flavors, product positioning as well as promotion and marketing strategies. Yerbaé’s products compete with a wide range of drinks produced by a relatively large number of manufacturers, most of which have substantially greater financial, marketing and distribution resources and name recognition.

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Important factors affecting Yerbaé’s ability to compete successfully include the efficacy, taste and flavor of Yerbaé’s products, trade and customer promotions, rapid and effective development of new, unique cutting-edge products, attractive and different packaging, branded product advertising and pricing. The success of Yerbaé’s social media and other general marketing endeavors may impact Yerbaé’s business, financial condition, and results of operation. Yerbaé’s products compete with all liquid refreshments and with products of much larger and substantially better financed competitors, including the products of numerous nationally and internationally known producers, such as The Coca Cola Company, Dr. Pepper Snapple Group, PepsiCo, Inc., Nestle, Waters North America, Inc., Monster Energy and Red Bull. Yerbaé also competes with companies that are smaller or primarily local in operation. Yerbaé’s products also compete with private label brands such as those carried by supermarket chains, convenience store chains, drug store chains, mass merchants and club warehouses. New competitors continue to emerge, some of which target specific markets as well as the health and wellness space. This may require additional marketing expenditures on Yerbaé’s part to remain competitive.

Information about Raw Materials

Yerbaé’s principal raw materials include water, flavors, yerba mate, white tea, guarana, caffeine, and stevia. For packaging, the Company uses aluminum cans and cardboard boxes. Most of these ingredients are sourced from domestic suppliers, ensuring reliability and availability. However, yerba mate, white tea, and guarana are imported from international suppliers in Argentina and Brazil, reflecting Yerbaé’s commitment to high-quality ingredients. Yerbaé’s functional energy beverages are bottled by established third-party bottling service providers strategically located across the United States, with Pepsi Bottling Group, Inc. being a primary partner. This arrangement ensures efficient production and distribution of its products. Yerbaé believes that its diverse third-party co-packing arrangements and supply sources adequately meet its current production needs. By not relying on any single supplier and engaging all suppliers at will, the Company maintains flexibility in sourcing its raw materials, which allows Yerbaé to adapt to market changes and maintain consistent production and supply levels.

Major Customers

Yerbaé’s revenues are highly dependent on a limited number of customers and the loss of any one of the Company’s major customers could materially and adversely affect its growth and revenues. During the fiscal years ended December 31, 2023 and 2022, Yerbaé’s five largest customers contributed 95% and 80% of its revenues, respectively.

Proprietary Protection

Yerbaé owns domestic trademarks and other proprietary rights that are important to Yerbaé’s business, including Yerbaé’s main trademark, the Yerbaé® LOGO, which is a registered trademark in the United States. Depending upon the jurisdiction, trademarks are valid as long as they are used in the regular course of trade and/or their registrations are properly maintained. All of Yerbaé’s material trademarks are registered with the U.S. Patent and Trademark Office.

Yerbaé’s trademarks are as follows:

Trademark	Country	Date of Registration	Register	Registration Number	Expiration Date
	United States	February 13, 2018	Supplemental Register	5,403,553	February 13, 2028

	United States	November 7, 2017	Principal Register	5,328,481	November 7, 2027

	United States	December 20, 2019	Principal Register	7,286,651	December 20, 2029

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Pursuant to a trademark license agreement dated May 4, 2017 between the Non-GMO Project and Yerbaé LLC as the licensee, the Non-GMO Project has granted to Yerbaé LLC a non-exclusive, non-transferable, non-assignable, revocable license in the United States and Canada in and to certain of trademarks owned by the Non-GMO Project for use on or in relation to the products of Yerbaé LLC.

Business Cycles

Yerbaé’s business is not cyclical. Accordingly, the U.S. market, the sole market in which Yerbaé operates, generally does not see the same type of seasonal sales trend as other jurisdictions in North America. Yerbaé produces and sells energy drinks throughout the entire year.

Environmental Protection

As of the date of this filing, there are no financial and/or operational impacts in relation to environmental protection requirements on the capital expenditures, earnings and competitive position of Yerbaé.

Employees

As of the date of this filing, Yerbaé employs approximately 18 employees, all of which are full time, with the majority at its corporate headquarters in Scottsdale, Arizona.

ITEM 1A. RISK FACTORS

An investment in the securities of the Company is speculative and subject to risks and uncertainties. The occurrence of any one or more of these risks or uncertainties could have a material adverse effect on the value of any investment in the Company and the business, prospects, financial position, financial condition or operating results of the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial may also impair the Company’s business operations.

Risks Related to the Business of Yerbaé

The Company may have difficulty realizing consistent and meaningful revenues and achieving profitability.

Yerbaé’s ability to successfully develop its products and to realize consistent and meaningful revenues and to achieve profitability cannot be assured. For the Company to realize consistent, meaningful revenues and to achieve profitability, its products must receive broad market acceptance by consumers. Without this market acceptance, the Company will not be able to generate sufficient revenue to continue its business operations. If Yerbaé’s products are not widely accepted by the market, the business may fail.

Yerbaé’s ability to achieve and maintain profitability and positive cash flow is dependent upon the Company’s ability to generate revenues, manage operational and marketing costs and expenses, and compete successfully with its direct and indirect competitors. The Company anticipates operating losses in upcoming future periods. This will occur because there are expenses associated with the development, production, marketing, and sales of the Company’s products.

Yerbaé’s continued operating losses express substantial doubt about the Company’s ability to continue as a going concern.

The Company’s financial statements are prepared using generally accepted accounting principles in the U.S. applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. Yerbaé has not yet established an ongoing source of revenues sufficient to cover its operating costs and to allow the Company to continue as a going concern. As of December 31, 2023, the Company had an accumulated deficit of $34.5 million. Yerbaé’s ability to continue as a going concern is dependent on obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to significantly curtail or cease operations.

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Yerbaé management has concluded that its historical recurring losses from operations and negative cash flows from operations as well as its dependence on financings raise substantial doubt about the Company’s ability to continue as a going concern and the Company’s auditor has included an explanatory paragraph relating to Yerbaé’s ability to continue as a going concern in its audit report for the fiscal year ended December 31, 2023.

Yerbaé will need additional funds to continue producing, marketing, and distributing its products.

Yerbaé will have to spend additional funds to continue producing, marketing and distributing its products. If the Company cannot raise sufficient capital, it may have to curtail or cease operations. Accordingly, the Company will need additional funds to continue to produce its products for distribution in its target markets.

There is no guarantee that sufficient sale levels will be achieved.

There is no guarantee that the expenditure of money on distribution and marketing efforts will translate into sufficient sales to cover the Company’s expenses and result in profits. Consequently, there is a risk that investors may lose all of their investment.

Yerbaé’s development, marketing, and sales activities are limited by its size.

Because of Yerbaé’s relative size, the Company must limit its product development, marketing, and sales activities to the amount of capital it raises. As such, Yerbaé may not be able to complete its production and business development program in a manner that is as thorough as the Company would like. The Company may not ever generate sufficient revenues to cover its operating and expansion costs.

A failure to introduce new products or product extensions into new marketplaces successfully could prevent Yerbaé from achieving long-term profitability.

Yerbaé competes in an industry characterized by rapid changes in consumer preferences, so the Company’s ability to continue developing new products to satisfy our consumers’ changing preferences will determine its long-term success. A failure to introduce new products or product extensions into new marketplaces successfully could prevent the Company from achieving long-term profitability. In addition, customer preferences are also affected by factors other than taste, such as publicity and marketing campaigns. If the Company does not adjust to respond to these and other changes in customer preferences, Yerbaé’s sales may be adversely affected.

Yerbaé’s growth and profitability depends on the performance of third-party distributors and on the Company’s ongoing relationships with them.

Yerbaé’s distribution network is essential for the Company’s success and relies on the performance of various third-parties. This includes wholesalers, direct store delivery distributors, direct distribution channels, and e-commerce platforms. Any failure or inadequate performance by these distribution parties could impact the Company’s operations, profitability, and pose risks to any investment in the securities of the Company.

Yerbaé’s distribution model involves a diverse network of wholesalers, distributors, and retailers. Wholesalers purchase our products in bulk and distribute them to retailers or directly to consumers. Distributors handle direct store delivery distribution, ensuring Yerbaé’s products reach retail shelves efficiently. Additionally, the Company’s direct distribution channels and e-commerce platform enable it to reach customers directly.

There are several potential risks associated with these various arrangements:

Non-Performance – There is a risk that wholesalers, distributors, or retailers may refuse to carry or cease marketing Yerbaé’s products, disrupting the Company’s supply chain and sales channels.

Inadequate Performance – Third-parties may not fulfill their obligations effectively, such as failing to distribute to enough retailers or positioning Yerbaé’s products in unfavorable locations.

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Financial Instability – The financial health or market share of these third-parties may deteriorate, impacting Yerbaé’s distribution, marketing, and sales activities.

Relationship Management – Maintaining positive commercial relationships with wholesalers, distributors, and retailers is essential to ensure continued promotion and availability of Yerbaé’s products. Any strain or deterioration in these relationships could have adverse effects on the operations and profitability of the Company.

Overall, the performance of third-party distribution parties and Yerbaé’s relationships with them are crucial factors that could affect the business outcomes of the Company and returns for investors.

Yerbaé’s business is sensitive to public perception. If any product proves to be harmful to consumers or if scientific studies provide unfavorable findings regarding their safety or effectiveness of caffeinated beverages, then the Company’s image in the marketplace would be negatively impacted.

Yerbaé’s results of operations may be significantly affected by the public’s perception of the Company and similar companies. Accordingly, the business of the Company could be adversely affected if any of Yerbaé’s products or similar products distributed by other companies proves to be harmful to consumers or if scientific studies provide unfavorable findings regarding the safety or effectiveness of the Company’s products or any similar products. If Yerbaé’s products suffer from negative consumer perception, it is likely to adversely affect the Company’s business and results of operations.

Increases in the cost, disruption of supply or shortage of ingredients, other raw materials or packaging materials could harm the business of Yerbaé.

Yerbaé and its third-party bottlers will use water, flavors, yerba mate, white tea, caffeine and stevia and packaging materials for bottles such as aluminum and paper products. The prices for these ingredients, other raw materials and packaging materials fluctuate depending on market conditions. Substantial increases in the prices of the Company’s or its bottler’s ingredients, other raw materials and packaging materials, to the extent they cannot be recouped through increases in the prices of finished beverage products, could increase the operating costs of the Company and could reduce profitability.

Increases in the prices of Yerbaé’s finished products resulting from a higher cost of ingredients, other raw materials and packaging materials could affect the affordability of the Company’s products and reduce sales.

An increase in the cost, a sustained interruption in the supply, or a shortage of some of the ingredients used in the Company’s products, other raw materials, or packaging materials and containers that may be caused by a deterioration of Yerbaé’s or its third-party bottlers’ relationships with suppliers; by supplier quality and reliability issues; or by events such as natural disasters, power outages, labor strikes, political uncertainties or governmental instability, or the like, could negatively impact the Company’s net revenues and profits.

Yerbaé relies on third-parties to produce and bottle its products, which creates additional risk.

Yerbaé does not own or operate bottling or co-packing facilities used for the production of the various products in its portfolio. The Company relies on certain third-parties to ensure the quality, safety and integrity of Yerbaé’s products. If the third-parties that the Company engages to produce and bottle its products fail to meet Yerbaé’s demands or are found by government agencies to be out of compliance with applicable regulatory requirements, the supply of those products and the future profit margins of the Company could be adversely affected.

Yerbaé presently relies on a limited number of customers

Yerbaé’s business is highly dependent on a limited number of customers, which exposes the Company to significant risks related to revenue concentration. As such, a substantial portion of the Company’s sales is generated from a small number of key customers. Consequently, the loss of, or a significant reduction in orders from, any of these customers could materially and adversely affect Yerbaé’s financial condition, results of operations, and cash flows.

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Several factors could lead to a loss or reduction in orders from these key customers, including:

Customer Consolidation – Mergers or acquisitions among Yerbaé’s customers could reduce the number of purchasing entities, potentially leading to decreased demand for our products.

Changes in Customer Demand – Shifts in consumer preferences towards other beverages, new health trends, or changes in the Company’s customers’ business strategies could reduce the demand for Yerbaé products.

Competitive Pressures – Yerbaé’s customers may choose to source functional beverages from competitors, including new entrants with innovative products or larger companies with established brands, which could result in a loss of business.

Economic Downturns – Economic instability or downturns affecting the Company’s customers’ markets could lead to reduced orders, as consumers may cut back on discretionary spending, including premium beverages.

Contractual Relationships – Changes in or termination of any existing relationships, or failure to renew or replace any arrangement with Yerbaé customers on favorable terms, could negatively impact the Company’s revenue. This includes private label agreements or exclusive supply contracts with major retailers or distributors.

Yerbaé’s dependence on a limited number of customers may also limits its negotiating power and increase its vulnerability to adverse changes in pricing and contract terms. Additionally, this concentration risk could negatively impact Yerbaé’s ability to obtain favorable financing terms or secure new business opportunities.

To mitigate these risks, the Company is actively seeking to diversify its customer base and broaden its market reach. However, there can be no assurance that these efforts will be successful or that they will sufficiently offset the risks associated with Yerbaé’s current customer concentration. Failure to diversify Yerbaé’s customer base could result in a significant decline in financial performance.

Product contamination or tampering or issues or concerns with respect to product quality, safety and integrity could adversely affect Yerbaé’s business, reputation, financial condition or results of operations.

Product contamination or tampering, the failure to maintain high standards for product quality, safety and integrity, including with respect to raw materials and ingredients obtained from suppliers, or allegations (whether or not valid) of product quality issues, mislabeling, misbranding, spoilage, allergens, adulteration or contamination with respect to products in Yerbaé’s portfolio may reduce demand for such products, and cause production and delivery disruptions or increase costs, each of which could adversely affect the business, reputation, financial condition or results of operations of the Company. If any of the products in Yerbaé’s portfolio are mislabeled or become unfit for consumption or cause injury, illness or death, or if appropriate resources are not devoted to product quality and safety or to comply with changing food safety requirements, the Company could decide to, or be required to, recall products or withdraw from the marketplace and/or it may be subject to liability or government action, which could result in payment of damages or fines, cause certain products in the Company’s portfolio to be unavailable for a period of time, result in destruction of product inventory, or result in adverse publicity (whether or not valid), which could reduce consumer demand and brand equity. Moreover, even if allegations of product contamination or tampering or suggestions that Yerbaé’s products were not fit for consumption are meritless, the negative publicity surrounding assertions against the Company or its products or processes could adversely affect Yerbaé’s reputation or brand. The business of the Company could also be adversely affected if consumers lose confidence in product quality, safety and integrity generally, even if such loss of confidence is unrelated to products in Yerbaé’s portfolio. Any of the foregoing could adversely affect the business, reputation, financial condition or results of operations of the Company. In addition, if Yerbaé does not have adequate insurance, if it does not have enforceable indemnification from suppliers, bottlers, distributors or other third-parties or if indemnification is not available, the liability relating to such product claims or disruption as a result of recall efforts could materially adversely affect the business, financial condition or results of operations of the Company.

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Yerbaé will compete in an industry that is brand-conscious, so brand name recognition and acceptance of its products are critical to its success and significant marketing and advertising could be needed to achieve and sustain brand recognition.

Yerbaé’s business is substantially dependent upon awareness and market acceptance of its products and brands by its targeted consumers. Its business also depends on acceptance by independent distributors of the Yerbaé brand as one that has the potential to provide incremental sales growth rather than reduce distributors’ existing functional energy drinks. The development of brand awareness and market acceptance is likely to require significant marketing and advertising expenditures. There can be no assurance that Yerbaé will achieve and maintain satisfactory levels of acceptance by independent distributors and retail customers. Any failure of the Yerbaé brand to maintain or increase acceptance or market penetration would likely have a material adverse effect on business, financial condition and results of operations.

If Yerbaé is unable to successfully manage new product launches, its business and financial results could be adversely affected.

Due to the highly competitive nature of the global functional energy drink sector, Yerbaé expects and intends to continue to introduce new products and evolve existing products to better match consumer demand. The success of new and evolved products depends on several factors, including timely and successful development and consumer acceptance. Such endeavors may also involve significant risks and uncertainties, including distraction of management from current operations, greater than expected liabilities and expenses, inadequate return on capital, exposure to additional regulations and reliance on the performance of third-parties.

Alternative non-commercial beverages or processes could hurt Yerbaé’s business.

The availability of non-commercial beverages, such as tap water, and machines capable of producing naturally caffeinated, plant-based energy beverages at the consumer’s home could hurt Yerbaé’s business, market share, and profitability.

Water scarcity and poor quality could negatively impact Yerbaé’s production costs and capacity.

Water is an ingredient in the product. It is also a limited resource, facing unprecedented challenges from overexploitation, increasing pollution, poor management, and climate change. As demand for water continues to increase, as water becomes scarcer, and as the quality of available water deteriorates, Yerbaé may incur increasing production costs or face capacity constraints that could adversely affect its profitability or net operating revenues in the long run.

Climate change and natural disasters may affect Yerbaé’s business.

There is concern that a gradual increase in global average temperatures due to increased carbon dioxide and other greenhouse gases in the atmosphere could cause significant changes in weather patterns around the globe and an increase in the frequency and severity of natural disasters. Changing weather patterns could result in decreased agricultural productivity in certain regions, and/or outbreaks of diseases or other health issues, which may limit availability and/or increase the cost of certain ingredients used in Yerbaé’s products and could impact the food security of communities around the world. Increased frequency or duration of extreme weather conditions could also impair production capabilities, disrupt Yerbaé’s supply chain and/or impact demand for its products.

Natural disasters and extreme weather conditions, such as hurricanes, wildfires, earthquakes or floods, and outbreaks of diseases (such as the COVID-19 pandemic) or other health issues may affect Yerbaé’s operations and the operation of its supply chain, impact the operations of its distributors and unfavorably impact Yerbaé’s consumers’ ability to purchase its products. In addition, public expectations for reductions in greenhouse gas emissions could result in increased energy, transportation, and raw material costs, and may require Yerbaé to make additional investments in facilities and equipment. Changes in applicable laws, regulations, standards or practices related to greenhouse gas emissions, packaging and water scarcity, as well as initiatives by advocacy groups in favor of certain climate change-related laws, regulations, standards or practices, may result in increased compliance costs, capital expenditures and other financial obligations, which could affect Yerbaé’s business, financial condition and results of operations. Sales of Yerbaé’s products may also be influenced to some extent by weather conditions in the markets in which it operates. Yerbaé’s third-party co-packers use a number of key ingredients in the manufacturing of its products and powder packets that are derived from agricultural commodities. Increased demand for food products and decreased agricultural productivity in certain regions of the world as a result of changing weather patterns and other factors may limit the availability or increase the cost of such agricultural commodities and could impact the food security of communities around the world. Weather conditions may influence consumer demand for certain of Yerbaé’s products, which could have an effect on its operations, either positively or negatively.

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Because Yerbaé has a limited operating history, Yerbaé’s ability to fully and successfully develop the business is unknown.

Yerbaé has only recently begun producing and distributing energy beverages and does not have a significant operating history with which investors can evaluate Yerbaé’s business. Yerbaé’s ability to successfully develop its products, and to realize consistent, meaningful revenues and profit has not been established and cannot be assured. For Yerbaé to achieve success, the products must receive broad market acceptance by consumers. Without this market acceptance, Yerbaé will not be able to generate sufficient revenue to continue Yerbaé’s business operations. If Yerbaé’s products are not widely accepted by the market, the business may fail.

Dependence on personnel.

Due to the specialized nature of Yerbaé’s business, Yerbaé’s success depends on its ability to attract and retain qualified personnel and management. In particular, Yerbaé’s future success will depend in part on the continued services of its executive officers and other key employees. Competition for qualified personnel in the industry in which Yerbaé operates is intense. Yerbaé believes that there are only a limited number of people with the requisite skills to serve in many key positions and it is difficult to hire and retain these people. The loss of one or more of these key personnel may have a significant adverse effect on Yerbaé or its sales, operations and profits.

Conflicts of Interest.

Certain of the directors and officers of Yerbaé are also directors and officers of other companies. In addition, they may devote time to other outside business interests, so long as such activities do not materially or adversely interfere with their duties to Yerbaé. The interests of these persons could conflict with those of Yerbaé. Conflicts of interest, if any, will be subject to the procedures and remedies provided under applicable laws, including the requirements of the BCBCA. In particular, in the event that such a conflict of interest arises at a meeting of Yerbaé’s Board of Directors (the “Board”), a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms. In accordance with applicable laws, the directors of Yerbaé will be required to act honestly, in good faith and in the best interests of Yerbaé.

Yerbaé’s growth and profitability depends on the performance of third-parties and its relationship with them.

Yerbaé and its distribution network and its success depend on the performance of third-parties, such as third-party co-packers and distribution partners. Any non-performance or deficient performance by such parties may undermine Yerbaé’s operations, profitability, and result in total loss to your investment. To manufacture products, Yerbaé will rely on third-party co-packers. These third-party co-packers may not be able to fulfill Yerbaé’s demand, or such third-parties could begin to charge rates that make using their services cost inefficient. In such a case, Yerbaé’s business, financial condition, and results of operation would be adversely affected. To distribute product, Yerbaé will use a broker-distributor-retailer network whereby brokers represent products to distributors and retailers who will in turn sell product to consumers. The success of this network will depend on the performance of the brokers, distributors and retailers of this network. There is a risk that a broker, distributor, or retailer may refuse to or cease to market or carry Yerbaé’s products. There is a risk that the mentioned entities may not adequately perform their functions within the network by, without limitation, failing to distribute to sufficient retailers or positioning Yerbaé’s products in localities that may not be receptive to it. Furthermore, such third-parties’ financial position or market share may deteriorate, which could adversely affect Yerbaé’s distribution, marketing and sale activities. Yerbaé must maintain good commercial relationships with third-party brokers, distributors and retails so that they will promote and carry its product. Any adverse consequences resulting from the performance of third-parties or Yerbaé’s relationship with them could undermine Yerbaé’s operations, profitability and may result in total loss of your investment.

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Risks Related to Regulations Applicable to Yerbaé’s Industry

Changes in the caffeinated energy beverage business environment and retail landscape could adversely impact the Company’s financial results.

The caffeinated energy beverage business environment is rapidly evolving as a result of, among other things, changes in consumer preferences, including changes based on health and nutrition considerations and obesity concerns; shifting consumer tastes and needs; changes in consumer lifestyles; and competitive product and pricing pressures. In addition, the caffeinated energy beverage retail landscape is very dynamic and constantly evolving, not only in emerging and developing markets, where modern trade is growing at a faster pace than traditional trade outlets, but also in developed markets, where discounters and value stores, as well as the volume of transactions through e-commerce, are growing at a rapid pace. If Yerbaé is unable to successfully adapt to the rapidly changing environment and retail landscape, its share of sales, volume growth and overall financial results could be negatively affected.

Increase in the cost, disruption of supply or shortage of ingredients, other raw materials or packaging materials could harm Yerbaé’s business.

Yerbaé’s bottling partners will use water, yerba mate, guarana, white tea, stevia, flavoring and packaging materials for bottles such as aluminum, plastic and paper products. The prices for these ingredients, other raw materials and packaging materials fluctuate depending on market conditions. Substantial increases in the prices of Yerbaé’s or its bottling partners’ ingredients, other raw materials and packaging materials, to the extent they cannot be recouped through increases in the prices of finished beverage products, would increase Yerbaé’s operating costs and could reduce its profitability. Increases in the prices of Yerbaé’s finished products resulting from a higher cost of ingredients, other raw materials and packaging materials could affect the affordability of its products and reduce sales.

An increase in the cost, a sustained interruption in the supply, or a shortage of some of these ingredients, other raw materials, or packaging materials and containers that may be caused by a deterioration of Yerbaé’s or its bottling partners’ relationships with suppliers; by supplier quality and reliability issues; or by events such as natural disasters, power outages, labor strikes, political uncertainties or governmental instability, or the like, could negatively impact Yerbaé’s net revenues and profits.

Intense competition and increasing competition in the commercial beverage market could hurt Yerbaé’s business.

The commercial retail beverage industry, and in particular its functional caffeinated energy beverage segment is highly competitive. Market participants are of various sizes, with various market shares and geographical reach, some of whom have access to substantially more sources of capital.

Yerbaé will compete generally with all commercial beverages, including specialty beverages, such functional energy drinks. Yerbaé will compete indirectly with major international beverage companies including, but not limited to: the Coca Cola Company, Dr. Pepper Snapple Group, PepsiCo, Inc., Nestle, Waters North America, Inc., Hansen Natural Corp. and Red Bull. These companies have established market presence in the United States, and offer a variety of beverages that are substitutes to Yerbaé’s products. Yerbaé faces potential direct competition from such companies, because they have the financial resources, and access to manufacturing and distribution channels to rapidly enter the energy beverage market.

Yerbaé also competes with companies that are smaller or primarily local in operation as well as with private label brands such as those carried by supermarket chains, convenience store chains, drug store chains, mass merchants and club warehouses. These companies could bolster their position in the caffeinated plant-based energy beverage market through additional expenditure and promotion.

As a result of both direct and indirect competition, Yerbaé’s ability to successfully distribute, market and sell its products, and to gain sufficient market share in the United States to realize profits may be limited, greatly diminished, or totally diminished, which may lead to partial or total loss of your investments in Yerbaé.

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Changes in consumer product and shopping preferences may reduce demand for Yerbaé’s products.

The functional energy drink and supplement categories are subject to changing consumer preferences and shifts in consumer preferences may adversely affect Yerbaé. There is increasing awareness of and concern for health, wellness, and nutrition considerations, including concerns regarding caloric intake associated with sugar-sweetened drinks and the perceived undesirability of artificial ingredients. Yerbaé’s products do not contain the artificial preservatives often found in many energy drinks and sodas. Yerbaé has no artificial preservatives, aspartame or high fructose corn syrup and is very low in sodium. Yerbaé has sweetened line of products that are sweetened with stevia, a composite herb native to South America whose leaves are the source of a noncaloric sweetener. However, consumer preferences may shift away from the trend towards healthier options that Yerbaé has observed, and as such, there can be no assurance that Yerbaé’s current products and product lines will maintain their current levels of demand. There are also changes in demand for different packages, sizes, and configurations. This may reduce demand for Yerbaé’s products, which could reduce Yerbaé’s revenues and adversely affect Yerbaé’s results of operations.

Consumers are seeking greater variety in their functional energy drinks. Yerbaé’s success will depend, in part, upon its continued ability to develop and introduce different and innovative drinks and supplements that appeal to consumers. In order to retain and expand Yerbaé’s market share, Yerbaé must continue to develop and introduce different and innovative supplements and be competitive in the areas of efficacy, taste, quality, and price, although there can be no assurance of its ability to do so. There is no assurance that consumers will continue to purchase Yerbaé products in the future. Product lifecycles for some functional energy drink brands, products and/or packages may be limited to a few years before consumers’ preferences change. The functional energy drinks that Yerbaé currently markets are in varying stages of their product lifecycles, and there can be no assurance that such products will become or remain profitable for Yerbaé. Yerbaé may be unable to achieve volume growth through product and packaging initiatives. Yerbaé may also be unable to penetrate new markets.

Expansion of the naturally caffeinated, plant-based energy beverage market or sufficiency of consumer demand in that market for operations to be profitable are not guaranteed.

The naturally caffeinated, plant-based energy beverage market is an emerging market and there is no guarantee that this market will expand or that consumer demand will be sufficiently high to allow Yerbaé to successfully market, distribute and sell its products, or to successfully compete with current or future competition, all of which may result in total loss of your investment.

Health benefits of caffeinated energy beverages are not guaranteed or proven, rather it is perceived by consumers.

Health benefits of caffeinated energy beverages are not guaranteed and have not been proven. There is a perception that consuming naturally caffeinated, plant-based energy beverages have beneficial health effects. Consequently, negative changes in consumers’ perception of the benefits of such beverages or negative publicity surrounding them may result in loss of market share or potential market share and hence loss of your investment.

The U.S. Food and Drug Administration has not passed on the efficacy of Yerbaé’s products or the accuracy of any claim made related to its products. The FTC regulates advertising and may review the truthfulness of and substantiation for any claim Yerbaé makes related to its products.

Yerbaé’s advertising activities within the United States are subject to regulation by the United States Federal Trade Commission (“FTC”) under the Federal Trade Commission Act. In recent years, the FTC and state attorneys general have initiated numerous investigations of dietary and nutritional supplement companies and products. Any actions or investigations initiated against the Company by governmental authorities or private litigants could have a material adverse effect on Yerbaé’s business, financial condition, and results of operations.

The shifting regulatory environment through the various jurisdictions in which are products are sold necessitates building and maintaining robust systems to achieve and maintain compliance in multiple jurisdictions and increases the possibility that Yerbaé may violate one or more of the legal requirements. If its operations are found to be in violation of any applicable laws or regulations, Yerbaé may be subject to, without limitation, civil and criminal penalties, damages, fines, the curtailment or restructuring of its operations, injunctions, or product withdrawals, recalls or seizures, any of which could adversely affect its ability to operate its business, its financial condition and results of operations.

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Risks Related to Yerbaé’s Intellectual Property

Dependence on trademarks and proprietary rights.

Yerbaé’s success depends, in large part, on its ability to protect its brands and products and to defend its intellectual property rights. Yerbaé currently has registered both the name “Yerbaé” and Yerbaé’s frog logo as trademarks with the United States Patent and Trademark Office. Yerbaé cannot be sure that trademarks will be issued with respect to any future trademark applications or that its competitors will not challenge, invalidate or circumvent any existing or future trademarks issued to, or licensed by, Yerbaé. Additionally, Yerbaé’s products will be manufactured using proprietary blends of ingredients created by third-party suppliers and then supplied to co-packers. Although the third-parties in Yerbaé’s supply and manufacturing chain will execute confidentiality agreements, there can be no assurances that trade secrets, such as the proprietary ingredient blends, will not become known to competitors.

Yerbaé may face intellectual property infringement claims that could be time-consuming and costly to defend, and could result in loss of significant rights and the assessment of treble damages.

From time to time the Company may face intellectual property claims from third-parties. Some of these claims may lead to litigation. The outcome of any such litigation can never be guaranteed, and an adverse outcome could affect Yerbaé negatively. For example, were a third-party to succeed on an infringement claim against the Company, Yerbaé may be required to pay substantial damages (including up to treble damages if such infringement were found to be willful). In addition, the Company could face an injunction, barring it from conducting the allegedly infringing activity. The outcome of the litigation could require Yerbaé to enter into a license agreement which may not be under acceptable, commercially reasonable, or practical terms or the Company may be precluded from obtaining a license at all. It is also possible that an adverse finding of infringement against the Company may require Yerbaé to dedicate substantial resources and time in developing non-infringing alternatives, which may or may not be possible.

Finally, Yerbaé may initiate claims to assert or defend its intellectual property against third-parties. Any intellectual property litigation, irrespective of whether the Company is the plaintiff or the defendant, and regardless of the outcome, is expensive and time-consuming, and could divert management’s attention from Yerbaé’s business and negatively affect the operating results or financial condition of the Company.

Yerbaé may be subject to claims by third-parties asserting that its employees or the Company has misappropriated their intellectual property, or claiming ownership of what the Company regard as its own intellectual property.

Although Yerbaé tries to ensure that the Company, its employees, and independent contractors (suppliers/vendors/distributors) do not use the proprietary information or know-how of others in their work, Yerbaé may be subject to claims that the Company, its employees, or independent contractors (suppliers/vendors/distributors) have used or disclosed intellectual property in violation of others’ rights. These claims may cover a range of matters, such as challenges to Yerbaé’s trademarks, as well as claims that its employees or independent contractors are using trade secrets or other proprietary information of any such employee’s former employer or independent contractors. As a result, the Company may be forced to bring claims against third-parties, or defend claims brought against Yerbaé, to determine the ownership of what the Company regard as its intellectual property. If Yerbaé fails in prosecuting or defending any such claims, in addition to paying monetary damages, the Company may lose valuable intellectual property rights or personnel. Even if successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to management of the Company.

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Risks Related to Yerbaé’s Common Shares

Market price of Common Shares

The market price of the Common Shares may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond Yerbaé’s control. This volatility may affect the ability of holders of Common Shares to sell their securities at an advantageous price. Market price fluctuations in the Common Shares may be due to Yerbaé’s operating results failing to meet expectations of securities analysts or investors in any period, downward revision in securities analysts’ estimates, adverse changes in general market conditions or economic trends, acquisitions, dispositions or other material public announcements by Yerbaé or its competitors, along with a variety of additional factors. These broad market fluctuations may adversely affect the market price of the Common Shares.

Financial markets have historically at times experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of companies and have often been unrelated to the operating performance, underlying asset values or prospects of such companies. Accordingly, the market price of the Common Shares may decline even if Yerbaé’s operating results, underlying asset values or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. There can be no assurance that continuing fluctuations in price and volume will not occur. If such increased levels of volatility and market turmoil continue, Yerbaé’s operations could be adversely impacted and the trading price of the Common Shares may be materially adversely affected.

Additional Financing

The continued development of Yerbaé will require additional financing. There is no guarantee that Yerbaé will be able to achieve its business objectives, including with respect to the expansion of its product offerings and entering into new markets. Yerbaé intends to fund its business objectives by way of additional offerings of equity and/or debt financing as well as through anticipated positive cash flow from operations in the future. The failure to raise or procure such additional funds or the failure to achieve positive cash flow could result in the delay or indefinite postponement of current business objectives. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, will be on terms acceptable to the Company.

Given Yerbaé’s plans and expectations that additional capital and personnel will be needed, the Company may need to issue additional debt or equity securities. Yerbaé cannot predict the size of future sales and issuances of debt or equity securities or the effect, if any, that future sales and issuances of debt or equity securities will have on the market price of the Common Shares. Sales or issuances of a substantial number of equity securities, or the perception that such sales could occur, may adversely affect prevailing market prices for the Common Shares. With any additional sale or issuance of equity securities, investors will suffer dilution of their voting power and may experience dilution in Yerbaé’s earnings per share.

Liquidity

Shareholders may be unable to sell significant quantities of Common Shares into the public trading markets without a significant reduction in the price of their Common Shares, or at all. There can be no assurance that there will be sufficient liquidity of the Common Shares on the trading market, and that Yerbaé will continue to meet the listing requirements of the TSXV, OTCQX® or other public listing exchanges.

History of negative cash flows

Yerbaé has a history of negative cash flow from operating activities. To the extent that the Company has negative cash flow in future periods, Yerbaé may need to allocate a portion of the net proceeds from the sale of securities to fund such negative cash flow. There can be no assurance that additional capital or other types of financing will be available when need or that these financings will be on terms at least as favorable to Yerbaé as those previously obtained, or at all.

Yerbaé derives virtually all of its revenues from functional energy drinks, and competitive pressure in the functional energy drink category could adversely affect Yerbaé’s business and operating results.

Yerbaé’s focus is in the functional energy category, and its business is vulnerable to adverse changes impacting the fitness supplement category and business, which could adversely impact Yerbaé’s business and the trading price of its Common Shares.

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Virtually all of Yerbaé’s sales are derived from its functional energy beverage product lines. Any decrease in the sales of its functional energy drinks could significantly adversely affect Yerbaé’s future revenues and net income. Historically, Yerbaé have experienced substantial competition from new entrants in the functional energy drink category. The increasing number of competitive products and limited amount of shelf space, including in coolers, in retail stores may adversely impact Yerbaé’s ability to gain or maintain a share of sales in the marketplace. In addition, certain actions of competitors, including unsubstantiated and/or misleading claims, false advertising claims and tortious interference in Yerbaé’s business, as well as competitors selling misbranded products, could impact Yerbaé’s sales. Competitive pressures in the functional energy drink and supplement categories could impact Yerbaé’s revenues, cause price erosion and/or lower market share, any of which could have a material adverse effect on its business and results of operations.

Because Yerbaé does not intend to pay any cash dividends on its Common Shares in the near future, shareholders will not be able to receive a return on their Common Shares unless they sell them.

Yerbaé intends to retain any future earnings to finance the development and expansion of its business. Accordingly, the Company does not anticipate paying any cash dividends on the Common Shares in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the Board, and will depend upon, among other things, the results of operations, cash flows and financial condition, operating and capital requirements, and other factors as the Board considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend. Unless Yerbaé pays dividends, shareholders of the Company will not be able to receive a return on their Common Shares unless they sell them.

ITEM 2. FINANCIAL INFORMATION

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the related notes included elsewhere herein and in our consolidated financial statements.

In addition to our consolidated financial statements, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Overview

Yerbaé was founded by Todd Gibson and Karrie Gibson in 2016 to create plant-based energy drinks containing yerba mate, a South American herb and a natural source of caffeine. Yerbaé’s first beverage was launched in the first quarter of 2017.

Yerbaé is engaged in the development, marketing, sale, and distribution of plant-based energy beverages that do not contain calories, carbohydrates, or sugar. Yerbaé’s line of beverages are blended with non-GMO plant-based ingredients, and offer the benefits of yerba mate and white tea; sustainably sourced from Brazil and other growing regions in South America.

Yerbaé beverages are created to provide products targeted at consumers focused on health, wellness, and fitness and seeking healthier beverages as an alternative to existing energy drinks. The products are formulated to provide a more refreshing taste than coffee, with additional benefits to existing sodas and sparkling waters, along with healthier ingredients than traditional energy drinks. Yerbaé’s products complement a variety of healthy lifestyles, such as non-GMO, Keto, Vegan, Kosher, Paleo and gluten-free diets.

The accompanying consolidated financial statements have been prepared on a basis that assumes that the Company will continue as a going concern and that contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. The Company had an accumulated deficit of $37.3 and $34.5 million as of March 31, 2024 and December 31, 2023, respectively. Further, the Company had cash and cash equivalents of approximately $0.6 million and $1.0 million as of March 31, 2024 and December 31, 2023 , respectively. The Company’s primary focus in recent months has been and will continue to be supporting and manufacture of its products which requires capital and resources. The Company expects that its operating losses and negative cash flows will continue for the foreseeable future. Based on the Company’s currently available cash resources, current and forecasted level of operations, and forecasted cash flows for the12-month period subsequent to the date of issuance of these consolidated financial statements, the Company will require additional funding to continue to progress its operational obligations as they come due. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

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The Company’s ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due, and to generate profitable operations in the future. Management plans to provide for the Company’s capital requirements through financing, operations, or other transactions, including drawing the line of credit (see Note 9, Line of Credit).

Management’s discussion and analysis of financial condition and results of operations

Liquidity and Capital Resources

As of March 31, 2024 and December 31, 2023, the Company had a working capital surplus of $704,843 and $843,478, respectively. .The Company has incurred losses since inception and as of March 31, 2024, had an accumulated deficit of approximately $37.3 million.. The Company’s objective in managing its capital is to ensure that there is sufficient liquidity to finance and grow its operations, maximize the preservation of capital, provide adequate capital to fund its business objectives, and deliver competitive returns on invested capital. To fund its activities, the Company has primarily relied on private placement financings, lines of credit, and other forms of debt. The material debt financing transactions were as follows:

Notes Payable

During 2022, convertible notes payable were issued in the amount of $4,500,000 with a stated interest rate of 8.00%. The convertible notes were secured by substantially all the assets of the Company and were due on the earlier of 12 months from issue date or upon completion of a liquidation event as defined in the agreements. The notes were converted during February 2023 in connection with the Closing of the Transaction with Kona Bay and Yerbaé USA. The outstanding balance of the convertible notes as of both March 31, 2024 and December 31, 2023 was $0 . During 2023, the Company also paid off $650,000 of notes payable.

During 2023, convertible notes payable were issued in the amount of $3,802,000 with a stated interest rate of 6.00%. The convertible notes were unsecured and are due on April 30, 2025. The balance, net of debt discount, of the convertible notes as of March 31, 2024 and December 31, 2023 was $2,364,904 and $2,196,302, respectively.

During 2023, the Company entered into a short-term note payable with Amazon lending in the amount of $0.3 million. The note payable matures during December 2024, has an interest rate of 14.49% and is secured by the Company’s inventories. The balance of the note payable was $0.2 million as of March 31, 2024.

Line of Credit

On May 16, 2023, Yerbaé’s Delaware subsidiary, Yerbaé LLC, replaced its line of credit provider Ampla LLC (“Ampla”) and secured a new accounts receivable and inventory revolving line of credit of $2,500,000 (the “Debt Facility”) from Oxford Commercial Finance, a Michigan banking corporation. The Company can draw down funds as needed, and only pay interest on the amount borrowed. The Debt Facility is secured by a security interest in all assets of Yerbaé, including a first security interest in Yerbaé’s accounts receivable and inventory. The outstanding balance due to Oxford Commercial Finance was $0 at both March 31, 2024 and December 31, 2023..

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Going Concern

As discussed in Yerbaé’s consolidated financial statements, management believes that it is probable that the Company will be unable to meet its obligations as they come due within one year after the date that the financial statements are issued. Should the additional planned financings not occur as expected, management will implement alternative arrangements and such arrangements could have a potentially significant negative impact on the current net asset value of the Company. These alternatives include: (1) raising additional capital by means other than those planned through equity and/or debt financings; and/or (2) entering into new commercial relationships to help fund future expenses.

As a result of the Company’s recurring losses from operations, and the need for additional financing to fund its operating and capital requirements within one year after the date that the financial statements are issued, there is uncertainty regarding the Company’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt as to the Company’s ability to continue as a going concern.

Cash Flows

The following tables summarize the results of the Company’s cash flows for the below respective periods:

	For the Three Months Ended March 31,
	2024	2023
Net cash provided by (used in):
Operating activities	$(1,846,228)	$(2,934,064)
Investing activities	$(857)	$640,709
Financing activities	$1,479,476	$1,691,694
Change in cash	$(367,609)	$(601,661)

Operating Activities

Net cash used in operating activities was approximately $1.8 million for the three months ended March 31, 2024 and was comprised of the net loss of $2.8 million and was primarily offset by net non-cash items totaling $1.1 million, consisting primarily of $0.9 million in share-based compensation expense and $0.2 million in accretion expense. Changes in operating assets and liabilities was ($0.2 million), primarily consisting of a change in accounts receivable of $0.4 million, inventory of ($0.4 million) and accounts payable of ($0.3 million).

Net cash used in operating activities was $2.9 million for the three months ended March 31, 2023. The net loss for the three months ended March 31, 2023 was $8.9 million, which was offset primarily by net noncash items of $6.2 million, primarily consisting of performance shares granted upon consummation of the reverse takeover and share-based compensation of $0.1 million. Changes in operating assets and liabilities was ($0.3 million), primarily consisting of a change in accounts payable of ($0.5 million) and $0.2 million in accounts receivable.

Investing Activities

Net cash used in investing activities was $0 for the three months ended March 31, 2024 and net cash provided for the three months ended March 31, 2023 was $0.6 million. The $0.6 million amount for the three months ended March 31, 2023 was comprised primarily of $0.6 million of cash acquired as part of the reverse merger with Kona Bay.

Financing Activities

Net cash provided by financing activities was $1.5 million and $1.7 million for the three months ended March 31, 2024 and 2023, respectively. For the three months ended March 31, 2024, these amounts consisted of net proceeds from the exercise of warrants of $1.6 million and net payments on debt instruments and notes payable of $0.1 million. For the three months ended March 31, 2023, these amounts consisted of proceeds from issuance of common stock of $2.4 million, net payments on debt instruments and notes payable of ($0.8 million) and proceeds from notes payable from related party of $0.1 million.

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The following tables summarize the results of the Company’s cash flows for the below respective periods:

	Year Ended December 31,
	2023	2022
Net cash provided by (used in):
Operating activities	$(12,722,539)	$(6,057,434)
Investing activities	$737,654	$-
Financing activities	$12,104,548	$6,567,234
Change in cash	$119,663	$509,800

Operating Activities

Net cash used in operating activities was approximately $12.7 million for the year ended December 31, 2023 and was comprised of the net loss of $20.8 million and was primarily offset by net non-cash items totaling $9.3 million, consisting primarily of $6.1 million in Performance Share compensation expense, $2.7 million in share-based compensation expense and $0.4 million in accretion expense. Changes in operating assets and liabilities was ($1.2 million), primarily consisting of a change in accounts payable of ($1.1 million) and prepaid expenses of ($0.2 million).

Net cash used in operating activities was $6.1 million for the year ended December 31, 2022. The net loss for the year ended December 31, 2022 was $8.3 million, which was primarily offset by net noncash items of $1.9 million, primarily consisting of accretion of $1.2 million and stock-based compensation of $0.6 million. Changes in operating assets and liabilities was $0.4 million, primarily consisting of a $1.7 million change in accounts payable offset by accounts receivable of ($0.6 million), prepaid expenses ($0.5 million) and inventory of ($0.5 million).

Investing Activities

Net cash used in investing activities was $0.7 million and $0 for the years ended December 31, 2023 and 2022, respectively. The $0.7 million amount for the year ended December 31, 2023 was comprised primarily of $0.6 million of cash acquired as part of the Transaction with Kona Bay and Yerbaé USA and $0.1 million proceeds from the sale of equipment.

Financing Activities

Net cash provided by financing activities was $12.1 million and $6.6 million for the years ended December 31, 2023 and 2022, respectively. For the year ended December 31, 2023, these amounts consisted of net proceeds from the issuance of common shares of $8.4 million, warrant exercises of $1.2 million and proceeds from debt instruments of $6.9 million offset by payments on debt instruments of ($4.4 million). For the year ended December 31, 2022, these amounts consisted of net proceeds from the issuance of common shares of $1.0 million and proceeds from debt instruments of $7.7 million offset by the repayment of debt instruments of ($2.2 million).

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Results of Operations

Comparison of the three months ended March 31, 2024 and March 31, 2023

The following tables set forth the Company’s results of operations for the interim periods presented. The period-on-period comparison of financial results is not necessarily indicative of future results.

	For the Three Months Ended March 31,
	2024	2023

Revenues	$1,434,971	$3,386,907
Cost of sales	620,262	1,757,015
Gross profit	$814,709	$1,629,892

General and administrative	$2,892,274	$8,494,629
Sales, advertising and marketing	457,807	1,971,860
Total expenses	$3,350,081	$10,466,489

Net loss before other income (expense)	(2,535,372)	(8,836,597)

Interest expense	(258,337)	(46,185)

Net loss before income taxes	(2,793,709)	(8,882,782)
Income tax expense	-	-
Net loss and comprehensive loss	$(2,793,709)	$(8,882,782)

Basic and diluted loss per share	$(0.05)	$(0.20)

Basic and diluted weighted average shares outstanding	60,258,351	44,015,564

Revenues

During the first three months of 2024, the Company’s gross margins improved 10 percentage points to 56% in Q1 2024, from 48% compared to Q1 of 2023. The increase in gross profit margin was primarily driven by operational and manufacturing efficiencies due to the packaging transition from 16oz cans to 12oz sleek cans.

	For the Three Months Ended March 31,		Change
	2024	2023	$	%
Revenues	$1,434,971	$3,386,907	$(1,951,936)	-58%

During Q1 2023, Yerbaé reported sales of $3,386,907. In Q1 2024, sales had decreased to $1,434,971, marking a 58% decline. This drop can be attributed to several strategic decisions and market dynamics that the Company navigated during this period.

During Q1 2024 the Company initiated several key strategic changes that affected its revenues. The Company made the decision to shift from its 16oz can to the 12oz sleek can that the Company sees is gaining traction as the size of choice in its category. This strategic shift aligns with consumer consumption trends and the preferences of major retailers and their consumers such as Kroger and Target, who requested the smaller, more cost-effective 12oz format for the consumers they service. The package transition led to temporary sales disruptions as distributors and retailers depleted their existing stock of 16oz cans before ordering the new 12oz package. This is expected to take several months for the transition. While there is no ideal time to make such a major transition for the brand, the Company decided it was the best interests for future growth potential to make this switch. Although short term revenues into Q2 2024 will be affected, the Company believes that the consumer acceptance will remain high and that in a smaller more consumer friendly package, the Company may experience higher sales in same stores on a per unit basis.

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In addition, Yerbaé decided not to renew its relationship with Sam’s Club, which contributed the majority of the reduction in revenues. The decision was driven by the high costs associated with marketing and advertising, sampling and instore fees which ultimately made the partnership not economically viable for the Company to continue its investment with these retail locations.

Despite the overall sales decline, Yerbaé experienced a 48% growth in e-commerce sales in Q1 2024 compared to Q1 2023. The Company anticipates further growth in this channel with the introduction of the 12oz energy line, positioning it to compete effectively with other brands in the market that also offer 12oz beverages.

●	New Significant retail and distributor announcements during the period

○	During the first quarter, the Company was able to secure two of the most sought-after retailers in the USA Marketplace.
○	The Company announced that Kroger has agreed to distribute Yerbae’s new 12oz energy platform to over 1,000 Locations in division banners such as Fred Meyer, Smith’s, Fry’s, King Sooper, Mariano’s, Pick N Save and the additional Kroger banner divisions of Houston, Dallas, Cincinnati and Atlanta.
○	During this time, Target stores announced the intentions to stock Yerbae in 2nd Quarter in the Target innovation stores across the country.
○	To support the expansion of the retailers Yerbae will be entering an estimate 50+ new DSD distributors in various markets to service the incredible opportunity presented to Yerbae in Q1 of 2024. Several recent distributors announced such as Glazers of Texas, Grey Eagle in St. Louis, Eagle Rock in Denver and many more.

●	Launch of the first Co-Branded University NIL package

○	The Company in collaboration with Penn State University’s NIL service provider Happy Valley United created a co-branded product for sales and distribution in the Pennsylvania marketplace that is intended to appeal to the local consumers in support of Penn State University’s student athletes.

Yerbaé’s strategic decisions during Q1 2024, including ending the Sam’s Club partnership and transitioning to 12oz cans are decisions that management believes will put the Company in the best position for it to compete and positions the Company towards long-term growth and market alignment. While these moves caused a temporary decline in quarterly results, the Company is poised for future gains as it strengthens its retail and distributor presence and capitalizes on growing e-commerce opportunities. The Company expects these initiatives to begin yielding positive revenue impacts from Q3 2024 onwards. Additionally, Yerbaé will continue to offer its 16oz cans to cater to diverse consumer preferences.

Overall, these steps reflect Yerbaé’s commitment to adapting to market demands and optimizing its product offerings to drive sustainable growth in the future.

Cost of Sales

	For the three months ended March 31,		Change
	2024	2023	$	%
Cost of sales	$620,262	1,757,015	(1,136,753)	-65%

Cost of sales is primarily comprised of product materials, ingredient costs, bottling, inbound freight, and other related expenses. For the three months ended March 31, 2024, costs of sales decreased by $1.1 million, or 65%, as compared to the same period in 2023. The decrease in cost of sales was directly related to the decrease in sales during Q1 2024 and also as a result of the Company optimizing its supply chain and materials management, which resulted in increased gross profit percentage during the three months ended March 31, 2024, of 56.8% compared to 48.1% for the three months ended March 31, 2023.

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General and Administrative

	For the three months ended March 31,		Change
	2024	2023	$	%
General and administrative	$2,892,274	8,494,629	(5,602,355)	-66%

General and administrative expense included operational and administrative costs as detailed in the following table:

	For the Three Months Ended March 31,
	2024($)	2023($)
Share-based compensation	944,865	104,455
Performance shares	-	6,086,596
Outbound freight	424,150	758,600
Employee benefits	756,224	731,590
Professional fees	260,742	337,067
Office expenses	302,611	284,221
Other	203,682	192,100
Total general and administrative expenses	2,892,274	8,494,629

General and administrative expenses decreased to $2.9 million for the three months ended March 31, 2024, compared to $8.5 million for the three months ended March 31, 2023, representing a decrease of 66%. The decrease was primarily due to a decrease in stock-based expense related to Performance Shares granted upon consummation of the Transaction during the three months ended March 31, 2023, of $6.1 million, which was a one-time charge, and a decrease of outbound freight of $0.3 million, offset by an increase of share-based compensation expense of approximately $0.8 million as Yerbaé distributed its first full year stock-based compensation package.

Sales, Advertising and Marketing

	For the three months ended March 31,		Change
	2024	2023	$	%
Sales, advertising and marketing	457,807	1,971,860	(1,514,053)	-77%

Sales, advertising and marketing decreased to $0.46 million for the three months ended March 31, 2024, compared to $2.0 million for the comparable prior year period. Due to the transition from the 16 oz to 12 oz size and resulting reduced sales during Q1 2024, the Company managed its sales and advertising accordingly and focused is advertising and marketing efforts on its ecommerce businesses such as Amazon and others, where the 16oz products were still offered.

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Total Other Expense

	For the three months ended March 31,		Change
	2024	2023	$	%
Total other expense	258,337	46,185	212,152	459%

Interest expense increased to $0.26 million for the year ended March 31, 2024, compared to $0.05 during the prior comparable period. The increase was primarily related to an increase in accretion expense of $0.2 million related to the principal amount of $3,802,000 of convertible debentures issued after March 31, 2023.

Comparison of the fiscal years ended December 31, 2023 and December 31, 2022

The following tables set forth the Company’s results of operations for the fiscal years presented. The year-on-year comparison of financial results is not necessarily indicative of future results.

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Revenues

	For the Year Ended December 31,		Change
	2023	2022	$	%
Revenues	$12,016,378	$7,115,919	$4,900,459	69%

Yerbaé successfully grew its net revenue 69% for the year ended December 31, 2023. Revenue increased to $12.0 million for the year ended December 31, 2023, compared to $7.1 million for same period in 2022. This growth was mainly driven through same store sales increase as well as expansion of new stores during the period and the introduction and launch of new flavors such as Lemonade and Yuzu lime.

Cost of Sales

	For the Year Ended December 31,		Change
	2023	2022	$	%
Cost of sales	5,976,077	2,952,273	3,023,804	102%

Cost of sales is primarily comprised of product materials, ingredient costs, bottling, inbound freight, and other related expenses. Costs of sales increased to approximately $6.0 million for the year ended December 31, 2023, compared to $3.0 million for the comparative period in 2022. The increase in cost of goods sold was directly related to the large sales growth in 2023, as well as inflationary pressure on raw materials, and increased bottling fees.

General and Administrative

General and administrative expense included operational and administrative costs as detailed in the following table:

	For the Years Ended December 31,
	2023	2022
Share-based compensation	2,667,466	586,945
Performance shares (see Note 18)	6,086,596	-
Outbound freight	2,505,189	2,073,629
Employee benefits	2,858,062	2,507,338
Professional fees	3,185,400	735,270
Office expenses	1,150,530	843,387
Other	846,248	327,429
Total general and administrative expenses	$19,299,491	$7,073,998

During the year ended December 31, 2023, the Company completed a reverse takeover transaction and listing on the TSXV and saw significant operational and revenue growth. General and administrative expenses increased to $19.3 million for the year ended December 31, 2023. The increase was primarily due to an increase in share-based compensation expense of approximately $2.2 million, including RSUs, PSUs and stock options, approximately $6.1 million of Performance Shares issued in connection with the Transaction, an increase in outbound freight of approximately $0.4 million to support operational growth, an increase in professional fees of approximately $2.5 million mainly due to the Transaction, TSXV listing and financings completed during 2023, and an increase in employee benefits of approximately $0.4 million to support operational growth.

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Sales, Advertising and Marketing

	For the Year Ended December 31,		Change
	2023	2022	$	%
Sales, advertising and marketing	6,905,303	$4,013,614	2,891,689	72%

Sales, advertising and marketing increased to $6.9 million for the year ended December 31, 2023 compared to $4.0 million for the prior year period. The increase primarily related to increased advertising and marketing initiatives in 2023 to fuel sales growth. The Company also increased field marketing staff.

Total Other Expense

	For the Year Ended December 31,		Change
	2023	2022	$	%
Total other expense	659,546	1,395,736	736,190	53%

Total other expense decreased to $0.7 million for the year ended December 31, 2023 compared to $1.4 million during the prior year. The decrease was primarily related to a decrease in accretion expense by $0.8 million due to settlement of convertible notes upon consummation of the Transaction which caused the remaining debt discount of $1.2 million (at the time of the transaction) to be recorded as an offset to additional paid-in capital during 2023 as compared to the same period in 2022 including $1.2 million of accretion expense on the convertible notes. The Company also incurred higher interest expense during 2023 mainly related to the 2023 convertible notes.

Critical Accounting Estimates

Revenue Recognition

The Company is in the business of manufacturing plant-based beverages and derives its revenues from one primary source being product sales. Revenue from contracts with customers is recognized when control of the goods are transferred to the customer at an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods.

The Company recognizes revenue in accordance with the five-step model outlined in ASC 606-Revenue from Contracts with Customers. Specifically, the Company recognizes revenue from the sale of Yerbaé products to its customers by applying the following steps:

●	Step 1: Identify the contract(s) with a customer

●	Step 2: Identify the performance obligations in the contract

●	Step 3: Determine the transaction price

●	Step 4: Allocate the transaction price to the performance obligations in the contract

●	Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation

The Company typically satisfies its performance obligations at a point time upon the occurrence of delivery of the product to the customer. Further, payment is typically received within 60 days after product delivery and does not include a significant financing component. Also, the Company’s contracts with customers include variable consideration including customer rebates and quick pay discounts. The Company estimates variable consideration, which it does not consider to be constrained, using either the most likely amount or expected value methods depending on the type of variable consideration. The Company only provides refunds for products that are damaged during delivery to the customer. However, instances of refunds are rare and have not historically had a material impact on the Company’s results of operations. Finally, Yerbaé has made an accounting policy election to exclude from the measurement of the transaction price all taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction and collected by the entity from a customer.

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In addition to variable consideration, the Company also provides payments to certain customers for slotting fees. In accordance with the guidance in ASC 606-10-32, the Company determined that the payment is not in exchange for a distinct good or service and it is therefore recognized as a reduction to the transaction price. As the slotting fee payment covers the life of the contract with a customer, the initial payment is recognized as an asset and is amortized as a reduction to revenue on a rational and reasonable basis over the estimated life of the contract.

Costs to Obtain a Contract with a Customer

The Company does not recognize any assets related to either costs to obtain or fulfill a contract with a customer. We incur certain delivery costs prior to transferring control of Yerbaé product to its customers (i.e. outbound freight). In accordance with the guidance in ASC 606-10-25, those costs are recognized as a fulfillment cost as they are provided prior to transferring control of the product to the customer (i.e. akin to shipping and handling). The costs are classified in selling, general and administrative within our statement of operations and comprehensive loss.

Fair Value Measurement

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Yerbaé utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs based on quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets and liabilities in active markets, or quoted prices for identical assets and liabilities in markets that are not active.

Level 3: Unobservable inputs that reflect our own assumptions. While the Company does not have any financial instruments that are measured to fair value on a recurring or non-recurring basis, it does have financial instruments, such as cash, notes payable and the line of credit as of both December 31, 2023, and December 31, 2022. The fair value of the cash and the line of credit is equal to its carrying value due to the short-term nature and liquidity of the instrument. Similarly, the fair value of the notes payable, which are categorized as level 3 instruments, are also equal to their carrying value due to their recent issuance at interest rates that are prevalent in the market for a smaller company as of the reporting date.

Share-Based Compensation

The Company measures fair value of employee share-based compensation awards on the date of grant and allocates the related expense over the requisite service period. The fair value of restricted share units (each, a “RSU”) and performance share units (each, a “PSU”) is equal to the market price of the Common Shares on the date of grant. The fair value of stock options are measured using the Black-Scholes-Merton valuation model. The expected volatility is based on the implied volatilities for comparable companies and the expected life of the award is based on the simplified method. When awards include a performance condition that impacts the vesting of the award, the Company records compensation cost when it becomes probable that the performance condition will be met and the expense will be attributed over the explicit or implicit service period. The Company accounts for forfeitures as they occur. Any previously recognized expense related to the forfeited awards will be reversed during the period of forfeiture.

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Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Temporary differences arising between the tax basis of an asset or liability and its carrying amount on the consolidated statement of financial position are used to calculate future income tax assets and liabilities. This method also requires the recognition of deferred tax benefits, such as net operating loss carryforwards. Valuation allowances are recorded as appropriate to reduce deferred tax assets to the amount considered likely to be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income (losses) in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment of the change. A tax benefit from an uncertain tax position is recognized only if we believe it is more likely than not that the position will be sustained on its technical merits. If the recognition threshold for the tax position is met, only the portion of the tax benefit that we believe is greater than 50 percent likely to be realized is recorded.

Convertible Debt

To support its ongoing financing needs, the Company may issue debt with certain embedded options, such as a conversion option, and detachable warrants. In accounting for the convertible debt, the Company follows the guidance in ASC 815-15 to determine whether the embedded conversion option should be considered an embedded derivative. If Yerbaé determines that the conversion option should be considered an embedded derivative, it then assesses the guidance in ASC 815-40 to determine if the embedded derivative is considered indexed to the Company’s stock. If the embedded derivative is not considered indexed to the Company’s stock, Yerbaé would separate the embedded derivative from its debt host (based on its estimated fair value) and recognize it as a derivate liability to be re-measured to fair value at the end of each reporting period. For convertible debt issued during the fiscal year ended December 31, 2023 and December 31, 2022, Yerbaé determined that the embedded conversion option was indexed to the Company’s stock and should therefore not be bi-furcated from the debt host and recognized as a derivative liability.

Detachable Warrants

In addition to convertible debt, the Company may also issue detachable warrants in connection with future financings. In accounting for the warrants, the Company will first determine whether they are in the scope of ASC 480 and therefore whether they are to be recognized as a liability and re-measured to fair value at the end of each reporting period. If the warrants are not within the scope of ASC 480, the Company will then determine if they satisfy the derivative criteria outlined in ASC 815-10. If the warrants satisfy the criteria outlined in in the ASC subtopic, Yerbaé will then determine if they are indexed to the Company’s Common Shares. If the warrants are not considered indexed to the Company’s Common Shares, they will be recognized as a derivative liability and re-measured to fair value at the end of each reporting period. For warrants issued during either the year ended December 31, 2023 or December 31, 2022, the Company determined that they are indexed to the Company’s Common Shares and should therefore be classified in equity.

Allocation of Proceeds

In situations where the Company issues convertible debt with detachable warrants, Yerbaé determines the allocation of proceeds based on the guidance in ASC 470-20 (assuming the conversion option is not bi-furcated from the debt host and the warrants are equity classified). Specifically, the Company will allocate the proceeds between the convertible debt and detachable warrants based on their relative fair value. The portion allocated to the detachable warrants is then recognized as a debt discount and amortized to interest expense over the estimated life of the debt. If the debt is either paid down or converted to equity prior to its maturity date we will immediately recognize the remaining debt discount to interest expense.

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Recent Accounting Pronouncements

Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures- In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires a public entity to disclose significant segment expenses and other segment items on an annual and interim basis and provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that are currently required annually. Additionally, it requires a public entity to disclose the title and position of the Chief Operating Decision Maker (“CODM”). The ASU does not change how a public entity identifies its operating segments, aggregates them, or applies the quantitative thresholds to determine its reportable segments. The new standard is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. A public entity should apply the amendments in this ASU retrospectively to all prior periods presented in the financial statements. Yerbaé expects this ASU to only impact its disclosures with no impacts to the Company’s results of operations, cash flows and financial condition.

Income Taxes (Topic 740): Improvements to Income Tax Disclosures- In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which focuses on the rate reconciliation and income taxes paid. ASU No. 2023-09 requires a public business entity (“PBE”) to disclose, on an annual basis, a tabular rate reconciliation using both percentages and currency amounts, broken out into specified categories with certain reconciling items further broken out by nature and jurisdiction to the extent those items exceed a specified threshold. In addition, all entities are required to disclose income taxes paid, net of refunds received disaggregated by federal, state/local, and foreign and by jurisdiction if the amount is at least 5% of total income tax payments, net of refunds received. For PBEs, the new standard is effective for annual periods beginning after December 15, 2024, with early adoption permitted. An entity may apply the amendments in this ASU prospectively by providing the revised disclosures for the period ending December 31, 2025 and continuing to provide the pre-ASU disclosures for the prior periods, or may apply the amendments retrospectively by providing the revised disclosures for all period presented. Yerbaé expects this ASU to only impact its disclosures with no impacts to the Company’s results of operations, cash flows, and financial condition.

Quantitative and Qualitative Disclosures About Market Risk

Pursuant to Item 305(e) of Regulation S-K, the Company, as a SRC, is not required to provide information regarding quantitative and qualitative disclosures about market risk.

ITEM 3. PROPERTIES

Yerbaé currently maintains its executive offices at 18801 N. Thompson Peak Parkway, Scottsdale, Arizona 85255, Suite D-380, pursuant to an operating lease that expires in 2026. Yerbaé considers its current office space adequate to meet the Company’s ongoing needs.

The Company used third-party bottling service provides to produce its beverage products, which are produced on premises operated by the third-party bottling service provides.

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ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Pursuant to the requirements of Item 403 of Regulation S-K, the Company has provided the security ownership information of certain beneficial owners and management as of March 31, 2024 as follows:

Security Ownership of Certain Beneficial Owners

Title of Class (1)	Name and Address of Beneficial Owner (2)	Amount and nature of beneficial ownership (3)(1)	Percent of Class (4)(2)
Common Share	Todd Gibson(3) 18801 N. Thompson Peak Pkwy, Suite 380, Scottsdale, Arizona, 85255, USA	9,037,667	14.63%
Common Share	Karrie Gibson(4) 18801 N. Thompson Peak Pkwy, Suite 380, Scottsdale, Arizona, 85255, USA	8,976,525	14.53%
Common Share	Kevin Easler(5) 14850 N. Scottsdale Road, Suite 295, Scottsdale, Arizona, 85254, USA	7,679,126	12.43%
Common Share	Urs Meier(6) Aeulestrasse 6, 9490 Baduz, Princ. of Liechtenstein	6,114,946	9.90%
Common Share	Klutch Financial Corp.(7) 7325 Blenheim Street Vancouver, BC, V6N 1S2, Canada	6,114,946	9.90%
Common Share	Mae Suffron(8) 3200 - 650 West Georgia Street, Vancouver, BC, V6B 4P7, Canada	3,310,174	5.36%

(1)	Partially based on a registered list of shareholders of the Company dated April 17, 2024.
(2)	Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding for computing the percentage of the person holding such options, warrants or convertible securities but are not counted as outstanding for computing the percentage of any other person. Based on 61,767,132 Common Shares issued and outstanding as of March 31, 2024.
(3)	Consists of 489,130 Common Shares held directly, 8,487,396 Common Shares held indirectly through The Todd L. Gibson Trust, dated April 22, 2016, and 61,141 stock options exercisable within 60 days.
(4)	Consists of 434,782 Common Shares held directly, 8,487,396 Common Shares held indirectly through The Karrie L. Gibson Trust, dated April 22, 2016, and 54,347 stock options exercisable within 60 days.
(5)	Consists of 3,959,409 Common Shares held indirectly through Krey Investments LLC, a company controlled by Mr. Easler, and 3,719,717 Common Shares held indirectly through ZenCap Holdings YB, LLC, a company controlled by Mr. Easler.
(6)	Consists of 4,553,030 Common Shares held indirectly through Quintus Growth Fund (formerly Trillium Growth Opportunities Fund) (“Quintus GOF”), a company controlled by Mr. Meier, 1,967,117 Common Shares underlying 1,967,117 warrants issued to Quintus GOF that are exercisable within 60 days, subject to a 9.9% limitation on such exercise and 178,500 Common Shares underlying convertible notes in the principal amount of $250,000 and are convertible into Common Shares at a conversion price of $1.40 held by Quintus GOF that are exercisable within 60 days, subject to a 9.9% limitation on such exercise.
(7)	Consists of 4,772,820 Common Shares held indirectly through Klutch Financial Corp., a company controlled by Aaron Keay, 1,796,047 Common Shares underlying 1,796,047 warrants issued to Klutch that are exercisable within 60 days, subject to a 9.9% limitation on such exercise, and 178,500 Common Shares underlying convertible notes in the principal amount of $250,000 and are convertible into Common Shares at a conversion price of $1.40 held by Klutch that are exercisable within 60 days subject to a 9.9% limitation on such exercise.
(8)	Consists of 2,891,057 Common Shares held directly, 352,941 Common Shares held indirectly through BMO Nesbitt Burns TR Mae Suffron, and 66,176 Common Shares underlying 66,176 warrants issued to BMO Nesbitt Burns TR Mae Suffron that are exercisable within 60 days, subject to a 9.9% limitation on such exercise.

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Security Ownership of Management

Title of Class	Name of Beneficial Owner	Amount and nature of beneficial ownership		Percent of Class(1)
Common Share	Todd Gibson, CEO and Director	9,037,667	(2)	14.63%
Common Share	Karrie Gibson, COO, Interim CFO and Director	8,976,525	(3)	14.53%
Common Share	Seth Smith, VP of Sales	866,301	(4)	1.40%
Common Share	Rose Zanic, Director	108,695		*
Common Share	Andrew Dratt, Director	188,443		*
Common Share	Carl Sweat, Former Director	169,983		*
Common Share	Maruf Raza, Director	107,114	(5)	*
Common Share	Renata Kubicek, Corporate Secretary	-		*
Common Share	Directors and Current Executive Officers as a group (8 people)	19,454,728		31.50%
Common Share	Ron Schmitz, Former CEO and Director	90,171		* %
Common Share	Former Executive Officers as a group	90,171		*

*	Director or officer beneficially owns <1% of the outstanding Common Shares.
(1)	Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding for computing the percentage of the person holding such options, warrants or convertible securities but are not counted as outstanding for computing the percentage of any other person. Based on 61,767,132 Common Shares issued and outstanding as of March 31, 2024.
(2)	Consists of 489,130 Common Shares held directly, 8,487,396 Common Shares held indirectly through The Todd L. Gibson Trust, dated April 22, 2016, and 61,141 stock options exercisable within 60 days.
(3)	Consists of 434,782 Common Shares held directly, 8,487,396 Common Shares held indirectly through The Karrie L. Gibson Trust, dated April 22, 2016, and 54,347 stock options exercisable within 60 days.
(4)	Consists of 268,191 Common Shares held directly and 598,110 stock options exercisable within 60 days.
(5)	Consists of 35,700 Common Shares underlying 35,700 warrants issued to Mr. Raza, that are exercisable within 60 days, subject to a 9.9% limitation on such exercise, 35,714 Common Shares underlying 35,714 RSUs (as defined below) awarded to Mr. Raza, that vest within 60 days and 35,700 Common Shares underlying convertible notes in the principal amount of $50,000 and are convertible into Common Shares at a conversion price of $1.40 held by Mr. Raza, that are exercisable within 60 days subject to a 9.9% limitation on such exercise.

Changes in Control

As described in Item 403(c) of Regulation S-K, Yerbaé is not aware of any arrangements which may at a subsequent date result in a change of control of the Company.

ITEM 5. DIRECTORS AND OFFICERS

The directors and officers of the Company are as follows:

Name	Age	Position(s)	Business Experience During the Past Five Years
Todd Gibson(1)	47	CEO and Director	CEO and Director of Yerbaé
Karrie Gibson(1)	51	COO, Interim CFO and Director	COO, Interim CFO and Director of Yerbaé
Seth Smith	36	Vice President of Sales	Vice President of Sales of Yerbaé
Renata Kubicek	50	Corporate Secretary	Corporate Secretary of Yerbaé and Trillion Energy International Inc. and Consultant
Rose Zanic	57	Director	Director of Yerbaé, President of RCF Advisors Ltd. and Corporate Finance Consultant
Andrew Dratt	52	Director	Director of Yerbaé, Chief Commercial Officer of Imbibe
Maruf Raza	48	Director	Director of Yerbaé and Senior Vice President of Assurance in the Toronto office of MNP LLP

(1)	Mr. and Mrs. Gibson are married.

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Business Experience

Todd Gibson – Mr. Gibson is an accomplished beverage industry entrepreneur with over 24 years of experience as an innovator, business builder, and sales leader. Mr. Gibson is regarded as an execution leader in the beverage industry. Mr. Gibson was distribution manager at Hansen’s Energy, better known as Monster Energy, who sold the first energy drinks in the U.S. marketplace. Mr. Gibson served in various roles at South Beach Beverage Company (SoBe) prior to the sale of the brand to Pepsi Co. After the sale of SoBe to Pepsi Co., Mr. Gibson served as EVP of Sales at Fuze and Nos Beverage company. During his tenure, from 2001 to 2007, Fuze and Nos Energy brands were listed and sold to Coca Cola. After guiding Fuze and Nos Beverage company to a successful sale to the Coca Cola Company, from 2007 to 2010, Mr. Gibson assumed the role of Division VP and General Manager for the Still Beverage group, a newly formed organization within Coca Cola. In this role, Mr. Gibson’s responsibilities included distributor, marketing and retailer relations. Additionally, he led the sales and field marketing teams to provide thought leadership, brand marketing and P&L responsibilities for a significant portfolio, within Coca Cola, exceeding $1.5 Billion in revenue for the company. He managed a team of over 500 field managers and 112 distribution partners. Following the sale of his beverage businesses and his time at Coca Cola, Mr. Gibson joined Vintage Tech Recyclers in 2010, a private company founded by Karrie Gibson in 2005, and served as the Executive VP of Sales and Marketing and a member of Vintage Tech Recyclers’ board of directors until 2015.

Karrie Gibson – Ms. Gibson is an award-winning entrepreneur with over fifteen years of experience as founder and CEO of Vintage Tech Recyclers, a private company. Vintage Tech Recyclers was an award-winning, certified woman-owned asset recovery and electronics recycling firm that services were offered nationwide. The company became the third largest electronic recycling company in the U.S. by the time Ms. Gibson sold the company in 2015. As CEO, from 2005 to 2015, she built and led a talented and dedicated team of over 300 employees, successfully wrote and won seven grants to fund the business, served as an advisor and lobbied for new e-scrap legislation in several states, created over 1,000 government hosted consumer collection sites, implemented a full service fleet, managed 1,000’s of staged trailers, chosen by the Federal Environmental Protection Agency to host the launch of the new Sustainable Material Management Electronics Challenge at Vintage Tech Recyclers’ HQ, recycled over one billion pounds of materials, and became an expert in the e-scrap recycling industry creating a positive impact for the team and the environment. Ms. Gibson previously served as Vice Chairman of the Board and Member of the Executive Committee- The BBB of Chicago, from 2010 to 2018, and served as a member of the board of Vintage Tech Recyclers, VTKK LLC, Illinois Recycling Association from 2019 to 2013, and The Habitat for Humanity of Illinois from 2010 to 2012.

Renata Kubicek – Ms. Kubicek is the current Corporate Secretary of Trillion Energy International Inc., a Canadian Securities Exchange listed oil and gas producing company with multiple assets throughout Turkey and Bulgaria. She has over 30 years’ experience in the corporate and securities industry and has worked at several boutique law firms specializing in corporate securities. Ms. Kubicek has extensive knowledge and expertise in corporate governance continuous disclosure requirements and stock exchange compliance. She is the founder and principal of ArtemisWest Corporate Services Inc., a corporate services company based in Burnaby, British Columbia.

Seth Smith – Mr. Smith delivers a proven track record of very high level, entrepreneurial leadership having led several start-up organizations to acquisition within the last eight years. His tactical approach to relationship building has paved incredible sales growth, and brand development over the course of his prior 14 year sales career. His experience in combining both sales and operations with his incredible ability to provide a partnership approach to all customer interactions makes him the ideal leader to continue Yerbaé’s growth. Mr. Smith current holds the position of Vice President of Sales Yerbaé after spending more than a decade in global reclaimed IT Distribution within organizations such as Vintage Tech Recyclers and Diamond Assets, both of which were acquired during his tenure. Since 2018, Mr. Smith has achieved some of the most notable authorizations within the industry, including Albertsons, Sprouts, Publix and 7-Eleven. With extensive knowledge of business operations, retail programming, distribution management and field execution, Mr. Smith has a unique ability to merge all components into a best in class, service minded sales leader that will continue pioneering heavy expansion plans for years to come.

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Over the course of his career, Mr. Smith has demonstrated an incredible record of success in developing companies and brands from launch to final acquisition, creating sales procedures and plans, building collaborative working relationships and creating a culture of personnel, inspired to win, learn and grow. His adaptive, open minded and customer first leadership has helped him build some of the most powerful relationships within the beverage industry and will continue his rigorous strategy in building Yerbaé to become a household brand. He will be responsible for connecting both marketing and sales programs, deployment of sales and executional plans nationally, and the continued retail development and distribution expansions.

Rose Zanic – Ms. Zanic has over 25 years’ experience in the capital markets. She is self-employed as president of RCF Advisors Ltd., a private company that provides corporate finance consulting services to public and private companies. From January 1997 until July 2016, Ms. Zanic worked with Wolverton Securities Ltd., where she was Senior Vice President, Corporate Finance in charge of the firm’s corporate finance and syndication department. She is currently a director or officer of several public companies. Ms. Zanic holds a Chartered Professional Accountant designation from the Chartered Professional Accountants of British Columbia. Since September 2016, Ms. Zanic has been a member of the TSXV’s Vancouver Local Advisory Committee.

Andrew Dratt – Mr. Dratt is an experienced food industry executive and leader of commercial and technical teams, with a proven track record of building teams, designing go-to-market strategies, identifying and exploiting meaningful points of differentiation, and growing the businesses he’s worked for. From 2010 to present, Mr. Dratt has served as Chief Commercial Officer of Imbibe, a private industry-leading beverage development company in Chicago. For the last 2 years, Mr. Dratt has served as an Operating Partner for Shore Capital Partners, a Chicago-based private equity firm. He also sits on the board of directors for Old World Spice, and is the lead independent director for BevSource, both Shore Capital portfolio companies. Mr. Dratt has an MBA in management – earned in French – from Ecole Superieure de Commerce de Paris while working for Slim Fast in Paris, and has an undergraduate degree in Economics and Business French from the University of Illinois. Mr. Dratt is a frequent speaker at food industry events, including Supply Side West, Research Chefs Association, Beverage Forum, and the Prepared Foods New Products Conference.

Maruf Raza – Mr. Raza is the Senior Vice President of Assurance in the Toronto office of MNP LLP. Mr. Raza serves as an advisor to public companies, and private companies planning on going public through direct initial public offerings or reverse mergers. Regarded as a thought leader on International Financial Accounting Standards (“IFRS”), Mr. Raza has conducted technical research on IFRS and U.S. accounting standards, including being part of the CPA Canada’s IFRS Discussion Group and various committees at the Ontario Securities Commission. Mr. Raza has worked in many countries around the globe and specializes in helping finance these companies in Canada, either through public or private transactions. Mr. Raza has extensive experience working with clients in the technology, mining and gaming sectors. He is also involved with investment funds and exempt market dealers. Mr. Raza is a graduate of Ryerson University and earned his Chartered Professional Accountant and Chartered Accountant designations in 2001. Mr. Raza currently serves on the PDAC-CPA Canada joint Mining Task Force in addition to serving as a director to a Toronto Stock Exchange and TSXV listed companies.

Involvement in Certain Legal Proceedings

N/A

ITEM 6. EXECUTIVE COMPENSATION

The following discussion and analysis of compensation arrangements should be read with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on the Company’s current plans and expectations regarding future compensation programs. The actual compensation programs that Yerbaé adopts may differ materially from the programs summarized in this discussion.

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Summary Compensation Table

The particulars of compensation paid to the following persons:

(a)	all individuals serving as the Company’s principal executive officers during the year ended December 31, 2023;

(b)	each of the Company’s two most highly compensated executive officers who were serving as executive officers at the end of the year ended December 31, 2023; and

(c)	up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as the Company’s executive officer at December 31, 2023,

who the Company will collectively refer to as the named executive officers, for all services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 2023 and 2022 are set out in the following summary compensation table:

Name and principal position	Salary ($)	Bonus ($)	Stock Award ($)(1)	Option Award ($) (2)	None Qualified Incentive plan compensation ($)	Non Qualified deferred compensation plan ($)	All other Compensation ($)	Total ($)

Todd Gibson, CEO	$225,000	$81,000	$694,564	$223,177	-	-	$18,000	$1,242,342
	$100,000	$40,000	-	-	-	-	$18,000	$158,000
Karrie Gibson, COO	$200,000	$72,000	$617,390	$198,913	-	-	$26,500	$1,114,803
	$100,000	$40,000	-	-	-	-	$26,500	$166,500
Seth Smith, VP of Sales	$200,000	$45,000	$193,043	$193,043	-	-	$17,500	$609,890
	$180,000	$45,000	-	-	-	-	$17,500	$242,500
Ron Schmitz, Former CEO and Director (3)	$21,255	-	-	-	-	-	-	$21,255
	$38,924	-	-	-	-	-	-	$38,924

(1)	The value of the Company’s stock awards was computed in accordance with FASB ASC Topic 718.
(2)	The value of the Company’s option awards was computed in accordance with FASB ASC Topic 718.
(3)	Mr. Schmitz resigned from his positions as CEO and a director of the Company on February 8, 2023.

Narrative Disclosure to Summary Compensation Table

Base Salary

Each executive officer is entitled to a fixed annual salary based on their respective employment agreements and are not entitled to compensation for overtime. All executive officer positions are considered “at-will” and either the officer or the Company may terminate employment at any time, with or without cause and with or without notice.

Todd Gibson

On December 21, 2023, the Company entered into an employment agreement with Todd Gibson, the CEO and a director of Yerbaé, pursuant to which, as of the effective date of January 1, 2024, the Company agreed to employ Mr. Gibson and Mr. Gibson agreed to perform such duties as are regularly and customarily performed by CEO of a corporation, and any other duties consistent with Mr. Gibson’s positions with the Company. Pursuant to the terms of the employment agreement, the Company agreed to pay Mr. Gibson $350,000, commencing on the effective date. Mr. Gibson is also eligible for a 40% annual bonus which will be evaluated based on performance and company sales goals set out in the employment agreement.

On March 10, 2023, the Company granted 244,565 stock options and awarded 244,565 restricted share units (each, a “RSU”) and 244,565 performance share units (each, a “PSU”) to Mr. Gibson. Each stock option is exercisable at an exercise price of $1.16 per Common Share until March 10, 2030 and vest as to: (i) 25% 15 months after date of grant, (ii) 25% 18 months following date of grant, (iii) 25% 21 months following date of grant and (iv) 25% 24 months following date of grant. Each RSU vests after 12 months from the date of award. Each PSU vests contingent upon and at the time the Company reaches $12,500,000 in net sales for the fiscal year 2023 and 12 months from the date of award.

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On December 29, 2023, the Company awarded, effective January 1, 2024, 888,888 RSUs and 388,888 PSUs to Mr. Gibson. Each RSU vests after 12 months from the date of award. Each PSU vests contingent upon and at the time the Company reaches $18,500,000 in net sales and raises at least $10,000,000 in funds to support working capital needs, subject to at least12 months having lapsed from the date of award.

On April 1, 2024, the Company awarded 186,666 RSUs to Mr. Gibson. Each RSU vests after 12 months from the date of award.

Karrie Gibson

On December 21, 2023, the Company entered into an employment agreement with Karrie Gibson, the COO and a director of Yerbaé, pursuant to which, as of the effective date of January 1, 2024, the Company agreed to employ Ms. Gibson and Ms. Gibson agreed to perform such duties as are regularly and customarily performed by COO of a corporation, and any other duties consistent with Ms. Gibson’s positions with the Company. Pursuant to the terms of the employment agreement, the Company agreed to pay Ms. Gibson $275,000, commencing on the effective date. Ms. Gibson is also eligible for a 40% annual bonus which will be evaluated based on performance and company sales goals set out in the employment agreement.

On March 10, 2023, the Company granted 217,391 stock options and awarded 217,391 RSUs and 217,391 PSUs to Ms. Gibson. Each stock option is exercisable at an exercise price of $1.16 per Common Share until March 10, 2030 and vest as to: (i) 25% 15 months after date of grant, (ii) 25% 18 months following date of grant, (iii) 25% 21 months following date of grant and (iv) 25% 24 months following date of grant. Each RSU vests after 12 months from the date of award. Each PSU vests contingent upon and at the time the Company reaches $12,500,000 in net sales for the fiscal year 2023 and 12 months from the date of award.

On December 29, 2023, the Company awarded, effective January 1, 2024, 722,222 RSUs and 305,555 PSUs to Ms. Gibson. Each RSU vests after 12 months from the date of award. Each PSU vests contingent upon and at the time the Company reaches $18,500,000 in net sales and raises at least $10,000,000 in funds to support working capital needs, subject to at least12 months having lapsed from the date of award.

On April 1, 2024, the Company awarded 186,666 RSUs to Ms. Gibson. Each RSU vests after 12 months from the date of award.

Seth Smith

On December 21, 2023, the Company entered into an employment agreement with Seth Smith, the Vice President of Sales of Yerbaé, pursuant to which, as of the effective date of January 1, 2024, the Company agreed to employ Mr. Smith and Mr. Smith agreed to perform such duties as are regularly and customarily performed by a Vice President of Sales of a corporation, and any other duties consistent with Mr. Smith’s position with the Company. Pursuant to the terms of the employment agreement, the Company agreed to pay Mr. Smith $210,000, commencing on the effective date. Mr. Gibson is also eligible for a 25% annual bonus which will be evaluated based on performance and company sales goals set out in the employment agreement.

On March 10, 2023, the Company granted 217,391 stock options and awarded 108,695 PSUs to Mr. Smith. Each stock option is exercisable at an exercise price of $1.16 per Common Share until March 10, 2030 and vest as to: (i) 25% 15 months after date of grant, (ii) 25% 18 months following date of grant, (iii) 25% 21 months following date of grant and (iv) 25% 24 months following date of grant. Each PSU vests contingent upon and at the time the Company reaches $12,500,000 in net sales for the fiscal year 2023 and 12 months from the date of award.

On December 29, 2023, the Company granted, effective January 1, 2024, 218,750 stock options and awarded 116,666 PSUs to Mr. Smith. Each stock option is exercisable at an exercise price of $0.96 per Common Share until January 1, 2031 and vest as to: (i) 25% 15 months after date of grant, (ii) 25% 18 months following date of grant, (iii) 25% 21 months following date of grant and (iv) 25% 24 months following date of grant. Each PSU vests contingent upon and at the time the Company reaches $18,500,000 in net sales and raises at least $10,000,000 in funds to support working capital needs, subject to at least12 months having lapsed from the date of award.

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On April 1, 2024, the Company awarded 133,333 PSUs to Mr. Smith. Each PSU vests after 12 months from the date of award, provided Mr. Smith is tenured by the Company at such time.

Cash Performance Bonus

Each executive officer is entitled to a performance bonus ranging anywhere from 25%-40% of their base salary which is evaluated based on company performance and sales goals.

Equity Bonus

Each executive officer is entitled to stock options, RSUs, PSUs, and deferred share units calculated as a percentage of their base salary as well as upon the achievement of certain Company milestones, as applicable.

Other Compensation

In addition to a base salary and cash and equity bonuses, executive officers are also entitled to other perks including a vehicle stipend, health insurance and participation in 401K plan.

Outstanding Equity Awards

	Option Awards					Stock Awards
Name	Number of Securities underlying unexercised options (#) exercisable	Number of Securities underlying unexercised options (#) unexercisable	Equity Incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)(1)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Todd Gibson		244,565	-	$1.16	March 10, 2030	489,130	694,564.60	-	-
Karrie Gibson		217,391	-	$1.16	March 10, 2030	434,782	617,390.44	-	-
Seth Smith	239,244	217,391	-	$0.63-$1.16	July 10, 2027-March 10, 2030	108,695	154,346.90	-	-

(1)	Calculated by multiplying the closing market price of the Common Shares as at December 31, 2023 by the number of shares or units of shares or the amount of equity incentive plan awards, respectively.

Additional narrative disclosure

The Company offers a 401(k) plan to all of its eligible full-time employees. All eligible full-time employees are able to participate in the plan from their first day of employment. Further, the Company provides a 100% match on up to 4% of an employee’s compensation with immediate vesting.

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Compensation of Directors

The particulars of compensation paid to the Company’s directors who are not named executive officers for the fiscal year ended December 31, 2023 are set out in the following director compensation table:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Award ($) (2)	Non Equity Incentive Plan Compensation ($)	Nonqualified Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Andrew Dratt, Director (3)	-	$154,347	-	-	-	-	$154,347
Rose Zanic, Director (4)	-	$154,347	-	-	-	-	$154,347
Maruf Raza, Director (5)	-	$58,928	-	-	-	-	$58,928
Carl Sweat, Former Director (6)	-	$154,347	-	-	-	-	$154,347
Scott Davis, former Director (7)	$373	-	-	-	-	-	$373
Gurdeep Phachu, former Director (8)	$373	-	-	-	-	-	$373

(1)	The value of the Company’s stock awards was computed in accordance with FASB ASC Topic 718.
(2)	The value of the Company’s option awards was computed in accordance with FASB ASC Topic 718.
(3)	On March 10, 2023, the Company awarded 108,695 RSUs to Mr. Dratt. Each RSU vests after 12 months from the date of award. On April 1, 2024, the Company awarded 186,666 RSUs to Mr. Dratt. Each RSU vests after 12 months from the date of award.
(4)	On March 10, 2023, the Company awarded 108,695 RSUs to Ms. Zanic. Each RSU vests after 12 months from the date of award. On April 1, 2024, the Company awarded 206,666 RSUs to Ms. Zanic. Each RSU vests after 12 months from the date of award.
(5)	Mr. Raza was appointed as a director of the Company on March 25, 2024.
(6)	On March 10, 2023, the Company awarded 108,695 RSUs to Mr. Sweat. Each RSU vests after 12 months from the date of award. On December 29, 2023, the Company granted, effective January 1, 2024, 234,375 stock options and awarded 125,000 PSUs to Mr. Sweat. Each stock option is exercisable at an exercise price of $0.96 per Common Share until January 1, 2031 and vest as to: (i) 25% 15 months after date of grant, (ii) 25% 18 months following date of grant, (iii) 25% 21 months following date of grant and (iv) 25% 24 months following date of grant. Each PSU vests contingent upon and at the time the Company reaches $18,500,000 in net sales and raises at least $10,000,000 in funds to support working capital needs, subject to at least12 months having lapsed from the date of award. Mr. Sweat resigned as a director of the Company effective March 25, 2024. Upon Mr. Sweat’s resignation, an aggregate of 234,375 stock options and awarded 125,000 PSU immediately terminated in accordance with their terms and terms of the Company’s Equity Incentive Plan.
(7)	Mr. Davis resigned as a Director of the Company on February 8, 2023 in connection with the closing of the Transaction.
(8)	Ms. Phachu resigned as a Director of the Company on February 8, 2023 in connection with the closing of the Transaction.

Each of the above noted directors of the Company have entered into a director services agreement with the Company, pursuant to which the Company agreed to retain each director and each director has agreed to perform such duties as are regularly and customarily performed by a director of a corporation, in exchange for the grant of RSUs. Each directors’ individual compensation is noted in the table. The term of each director services agreement commences as of its effective date and continues until such time as the director ceases to be a director of the Company for any reason whatsoever.

Compensation Committee Interlocks and Insider Participation

The Company is not required to provide information regarding compensation committee and interlocks and insider participation pursuant to the exemption for SRCs included in Item 407(g)(1)(ii) of Regulation S-K.

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ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

During 2023, the Company entered into a loan agreement with Todd Gibson, CEO for $100,000. The loan was fully paid down during the year. No interest was paid to Mr. Gibson in connection with the loan.

Director Independence

Yerbaé’s Board currently consists of five members, three of whom are independent: Rose Zanic, Andrew Dratt and Maruf Razaf. Although Yerbaé is not currently seeking to list the Company’s securities on a national securities exchange in the U.S., the Board has undertaken a review of the independence of each of its directors based on the definition of independence under the rules of the NASDAQ (5600 Series). Based on information provided by each director concerning his or her background, employment, and affiliations, the Board has determined that a majority of the Company’s directors are “independent” as that term is defined under NASDAQ rules.

The Company currently has both an audit committee (the “Audit Committee”) and compensation committee. Ms. Gibson is a member of both committees and would not be considered independent (as that term has been defined by NASDAQ independence rules). Yerbaé does not currently have a nomination committee. All other members of the Audit Committee and compensation committee are considered independent based on the relevant NASDAQ independence rules (Rule 5600 Series).

ITEM 8. LEGAL PROCEEDINGS

The Company is not currently involved in any legal proceedings.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

Market Information

The Company’s Common Shares are currently trading in the United States on OTCQX® Best Market operated by the OTC Markets Group Inc. under the symbol “YERBF”. In addition, the Company’s Common Shares are also currently trading on the TSXV under the trading symbol “YERB.U”. Any market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Holders

As of April 17, 2024, there were approximately 1,303 holders of record of Yerbaé’s Common Shares.

Rule 144

Approximately 36,355,890 of Yerbaé’s issued and outstanding Common Shares are eligible for sale pursuant to Rule 144 under the United States Securities Act of 1933 (the “1933Act”), as amended.

Dividends

The Company has no intention of paying cash dividends in the future.

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Securities authorized for issuance under equity compensation plans

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding) securities reflected in column in (a))
Equity compensation plans approved by security holders	1,421,925	$1.08	2,452,544
Equity compensation plans not approved by security holders	-	-	-
Total	1,421,925	$1.08	2,452,544

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

Recent sales of unregistered securities

In the prior three years, Yerbaé has issued and sold the securities described below without registering the securities under the 1933 Act. The Company believes that each of the following issuances was exempt from registration under the 1933 Act in reliance on Regulation S promulgated under the 1933 Act regarding sales by an issuer in offshore transactions, Regulation D under the 1933 Act, Rule 701 under the 1933 Act or pursuant to Section 4(a)(2) of the 1933 Act regarding transactions not involving a public offering.

●	On January 20, 2021, Kona Bay (now renamed Yerbaé Brands Corp.) issued 12,000,000 units at a price of CAD$0.05 per unit for gross aggregate proceeds of CAD$600,000. Each unit consists of one Common Share and one share purchase warrant, and each warrant entitles the holder to purchase one additional Common Share at an exercise price of CAD$0.055 until January 20, 2024.

●	On February 22, 2022, Kona Bay (now renamed Yerbaé Brands Corp.) issued 29,535 Common Shares at a price of CAD$0.68 per Common Share for gross aggregate proceeds of CAD$20,000.

●	On July 26, 2022, Kona Bay (now renamed Yerbaé Brands Corp.) issued 1,175,000 Common Shares pursuant to the exercise of 1,175,000 share purchase warrants at a price of CAD$0.05 per Common Share for gross aggregate proceeds of CAD$58,750 and 750,000 Common Shares pursuant to the exercise of 750,000 share purchase warrants at a price of CAD$0.055 per Common Share for gross aggregate proceeds of CAD$41,250.

●	Throughout September 2022, Kona Bay (now renamed Yerbaé Brands Corp.) issued 726,650 Common Shares at an average price of CAD$1.23 per Common Share for gross aggregate proceeds of CAD$893,533.

●	On February 27, 2023, the Company issued an aggregate of 116,377 Common Shares pursuant to the exercise of 116,377 share purchase warrants for gross aggregate proceeds of $77,973.

●	On March 10, 2023, the Company granted 1,460,395 stock options to certain directors, officers, consultants, and employees, with each option, once vested, exercisable into one Common Sharre at a price of $1.16 until March 10, 2030. The options will vest as to: 25% 15 months following the date of grant; (ii) 25% 18 months following the date of grant; (iii) 25% 21 months following the date of grant; and (iv) 25% 24 months following the date of grant.

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●	On March 10, 2023, the Company awarded 808,041 RSUs to certain directors and officers that vested on March 10, 2024, with each RSU representing the right to receive one Common Share.

●	On March 10, 2023, the Company awarded 783,693 PSUs to certain directors, officers, and employees that were to vest upon and at the time the Company reaches $12,500,000 in net sales for 2023 and 12 months from the date of award, with each PSU representing the right to receive one Common Share.

●	On April 13, 2023, the Company issued 1,650 debenture units (each, a “Debenture Unit”) at a price of $1,000 per Debenture Unit, for gross aggregate proceeds of $1,650,000. Each Debenture Unit consisted of: (i) $1,000 principal amount in unsecured convertible debenture (each, a “Debenture”); and (ii) 714 share purchase warrants. Each Debenture Unit consisted of: (i) one (1) convertible debenture (each, a “Debenture”) in the principal amount of $1,000; and (ii) 714 share purchase warrants. The Debentures mature on April 30, 2025 (the “Maturity Date”), and bear interest at a rate of 6.0% per annum, payable on the earlier of the Maturity Date or the date of conversion of the Debentures. The interest will be payable in Common Shares to be determined at the Market Price (as that term is defined in the Policies of the TSXV). The principal amount of the Debentures will be convertible at the holder’s option into Common Shares at any time prior to the close of business on the earlier of: (i) the last business day immediately preceding the Maturity Date, and (ii) the date fixed for redemption in the case of a change of control, at a conversion price of $1.40 per Common Share, subject to adjustment in certain customary events. Each warrant entitles the holder thereof to acquire one Common Share at a price per Common Share of $1.70 at any time prior to the Maturity Date, subject to an acceleration right whereby, if, in the event the Common Shares have a daily volume weighted average trading price on the TSXV (or such other recognized North American securities exchange) of $3.00 or greater per Common Share for any ten (10) consecutive trading day period at any time after the date that is four (4) months following the issuance of the warrants, Yerbaé may accelerate the expiry of the warrants by giving notice to the holders by disseminating a news release advising of the acceleration) and, in such case, the warrants will be deemed to have expired on the day which is thirty (30) days after the date of such notice. Beacon Securities Limited acted as lead agent for the private placement, along with Echelon Wealth Partners Inc. and Roth Canada Inc. as agents.

●	On April 13, 2023, the Company issued 57,500 share purchase warrants to certain finders in connection with the private placement of the Debenture Units, with each warrant exercisable into one Common Share at an exercise price of $1.40 until April 13, 2025.

●	On May 5, 2023, the Company issued 2,152 Debenture Units for gross aggregate proceeds of $2,152,000. Beacon Securities Limited acted as lead agent for the private placement, along with Echelon Wealth Partners Inc. and Roth Canada Inc. as agents.

●	On May 5, 2023, the Company also issued 107,600 share purchase warrants to certain finders in connection with the private placement of the Debenture Units, with each warrant exercisable into one Common Share at an exercise price of $1.40 until May 5, 2025.

●	On May 31, 2023, the Company awarded 135,714 RSUs that vest on May 31, 2024, with each RSU, once vested, representing the right to receive one Common Share.

●	On May 31, 2023, the Company granted 100,000 stock options, with each option exercisable into one Common Share at an exercise price of $1.55 until May 31, 2023. The options vested on the date of grant.

●	On June 23, 2023, the Company granted 13,587 stock options to an employee of the Company, which each option, once vested, exercisable into one Common Share at the exercise price of $1.49 until June 30, 2030 and vest as to: (i) 25% 15 months following the date of grant; (ii) 25% 18 months following the date of grant; (iii) 25% 21 months following the date of grant; and (iv) 25% 24 months following the date of grant.

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●	On July 21, 2023, the Company issued 11,363 Common Shares at a price of $2.20 per Common Share pursuant to a consulting agreement with FORCE Family Office, Inc.

●	On July 21, 2023, the Company issued an aggregate 421,052 Common Shares in relation to the exercise of an aggregate of 421,052 share purchase warrants at a price per Common Share of $0.95 for aggregate gross proceeds of $399,999.40.

●	On August 4, 2023, the Company issued 673,916 Common Shares in relation to the exercise of an aggregate of 673,916 share purchase warrants at a price per Common Share of $0.95 for aggregate gross proceeds of $640,220.20.

●	On August 18, 2023, the Company issued 2,219,629 units at a price of $1.83 per unit for aggregate gross proceeds of $4,061,921.07. Each unit consisted of one Common Share and one share purchase warrant, with each warrant entitling the holder thereof to acquire one additional Common Share at a price of $2.15 until August 18, 2025.

●	On August 31, 2023, the Company issued 225,329 units at a price of $2.48 per unit for aggregate gross proceeds of $557,953.59. Each unit consisted of one Common Share and one share purchase warrant, with each warrant entitling the holder thereof to acquire one additional Common Share at a price per Common Share of $2.91 until August 31, 2025.

●	On September 12, 2023, the Company issued an aggregate of 145,688 Common Shares, with 142,000 Common Shares issued at a price of $1.40 per Common Share upon the conversion of certain convertible debentures with a principal amount of $200,000 and 2,888 Common Shares issued in connection with the conversion of accrued interest thereon at a price of $1.73 per Common Share.

●	On September 18, 2023, the Company issued 175,000 stock options to certain consultants of the Company, which each option, once vested, exercisable into one Common Share at an exercise price of $2.01 until September 18, 2030 and vest as to (i) 25% 15 months following the date of grant; (ii) 25% 18 months following the date of grant; (iii) 25% 21 months following the date of grant; and (iv) 25% 24 months following the date of grant.

●	On September 18, 2023, the Company awarded 248,756 PSUs to a consultant of the Company that vest upon and at the time of completion of 12 consecutive months of consulting services rendered by the individual to the Company from the date of grant, with each PSU representing the right to receive one Common Share.

●	On September 20, 2023, the Company issued 36,357 Common Shares, with 35,700 issued at a price of $1.40 per Common Share upon the conversion of outstanding debentures with a principal amount of $50,000 and 657 Common Shares issued in connection with conversion of accrued interest thereon at a price of $2.00 per Common Share.

●	On September 27, 2023, the Company issued 20,000 Common Shares pursuant to the conversion of 20,000 share purchase warrants at a price of $1.40 per Common Share, for gross aggregate proceeds of $28,000.

●	On September 29, 2023, the Company issued 40,078 Common Shares, with 39,270 Common Shares issued at a price of $1.40 per Common Share upon the conversion of certain convertible debentures with a principal amount of $55,000 and 808 Common Shares issued in connection with the conversion of accrued interest thereon at a price of $1.89 per Common Share.

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●	On October 3, 2023, the Company issued 69,251 Common Shares, with 67,830 Common Shares issued at a price of $1.40 per Common Share upon the conversion of certain convertible debentures with a principal amount of $95,000 and issued 1,421 Common Shares in connection with the conversion of accrued interest thereon at a price of $1.90 per Common Share.

●	On October 5, 2023, the Company issued 20,000 Common Shares upon the exercise of 20,000 share purchase warrants at a price of $1.70 per share for aggregate gross proceeds of $34,000.

●	On October 25, 2023, the Company issued 73,180 Common Shares, with 71,400 Common Shares issued at a price of $1.40 per Common Share upon the conversion of certain convertible debentures with a principal amount of $100,000 and issued 1,780 Common Shares in connection with the conversion of accrued interest thereon at a price of $1.80 per Common Share.

●	On October 31, 2023, the Company granted an aggregate of 11,905 stock options to purchase Common Shares to an employee of the Company, with each option, once vested, being exercisable into one Common Share at a price of $1.43 per Common Share until October 31, 2030 and vest as to (i) 25% 15 months following the date of grant; (ii) 25% 18 months following the date of grant; (iii) 25% 21 months following the date of grant; and (iv) 25% 24 months following the date of grant.

●	On November 8, 2023, the Company issued an aggregate of 18,346 Common Shares, with 17,850 Common Shares issued at a price of $1.40 per Common Share upon the conversion of certain convertible debentures with a principal amount of $25,000 and issued 496 Common Shares in connection with the conversion of accrued interest thereon at a price of $1.80 per Common Share.

●	On November 16, 2023, the Company issued 159,496 Common Shares upon the exercise of 159,496 share purchase warrants at a price of $0.95 per Common Share for aggregate gross proceeds of $151,521.

●	On November 24, 2023, the Company issued 66,489 Common Shares at a deemed price of $1.88 per Common Share pursuant to the terms of a consulting agreement with FORCE Family Office, Inc.

●	On December 7, 2023, the Company issued 1,003,468 special warrants (each, a “Special Warrant”) at a price of $1.50 per Special Warrant, for total gross aggregate proceeds of $1,505,202. Each Special Warrant entitles its holder to receive, upon automatic exercise, one unit, each comprised of one Common Share and one share purchase warrant, subject to adjustment in certain circumstances, at no additional cost. Each Special Warrant was automatically exercised on behalf of, and without any required action on the part of the holder thereof, on the automatic exercise date that is the earlier of: (a) the date that is four months and a day following the closing date of the offering, and (b) the third business day after (i) a receipt is issued for a final short form prospectus by the securities regulatory authorities in each of the qualifying jurisdictions; or (ii) a receipt is issued for a final base shelf prospectus by the securities regulatory authorities in each of the qualifying jurisdictions and a prospectus supplement is filed in each of the qualifying jurisdictions, each qualifying the distribution of the Common Shares and warrants underlying the units by a specified deadline. As the automatic exercise date did not occur on or before the specified deadline, the holders of Special Warrants were entitled to the rights under the penalty provisions and, in connection therewith, were to receive 1.1 units upon automatic exercise of each Special Warrant without further payment on the part of the holder. Accordingly, 100,346 additional Common Shares and 100,346 additional share purchase warrants became issuable pursuant to the penalty provision. The Company paid cash agents’ commissions of $15,055.

●	On December 7, 2023, in connection with the Special Warrant financing, the Company issued 16,916 share purchase warrants and 16,916 Common Shares to certain finders. Each warrant is exercisable into one Common Share at a price of S$1.50 until December 7, 2026.

●	On December 7, 2023, the Company issued 14,706 Common Shares and 41,659 share purchase warrants at a price of $1.50 to Raymond James Ltd. and Echelon Wealth Partners Inc., each as co-lead agents and joint bookrunners, and Beacon Securities Limited and Roth Capital Partners, LLC, with each warrant exercisable into one Common Share until December 7, 2026.

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●	On January 1, 2024, the Company granted an aggregate of 609,375 stock options to purchase Common Shares to certain directors, officers, and employees of the Company, with each option, once vested, being exercisable into one Common Share at a price of $0.96 until January 1, 2031 and vest as to (i) 25% 15 months following the date of grant; (ii) 25% 18 months following the date of grant; (iii) 25% 21 months following the date of grant; and (iv) 25% 24 months following the date of grant.

●	On January 1, 2024, the Company awarded an aggregate of 1,666,665 RSUs to certain directors and officers, that will vest on January 1, 2025, with each RSU, once vested, representing the right to receive one Common Share.

●	On January 1, 2024, the Company awarded an aggregate of 1,069,441 PSUs to certain directors, officers, and employees, with each PSU to vest upon and the time the Company reaches $18,500,000 in net sales and raises at least $10,000,000 in funds to support working capital needs, subject to at least12 months having lapsed from the date of award, with each PSU, once vested, representing the right to receive one Common Share.

●	On January 16, 2024, the Company issued 835,000 Common Shares to one eligible warrant holder (the “Eligible Holder”) who participated in the Company’s warrant exercise incentive program and exercised an aggregate of 835,000 share purchase warrants for aggregate proceeds of $1,002,000. To induce the early exercise of the warrants, the Company issued an aggregate of 835,000 share purchase warrants (each, an “Incentive Warrant”) to the Eligible Holder. Each Incentive Warrants is exercisable into the same number of Common Shares at an exercise price of $1.50 until December 14, 2025, subject to an acceleration provision.

●	On January 22, 2024, the Company issued 263,157 Common Shares upon the exercise of 263,157 share purchase warrants at an exercise price of $0.95 per Common Share for gross aggregate proceeds of $249,999.15.

●	On January 30, 2024, the Company issued 352,941 Common Shares upon the exercise of 352,941 share purchase warrants at an exercise price of $0.85 per Common Share for gross aggregate proceeds of $299,999.85.

●	On March 12, 2024, the Company issued an aggregate of 1,493,906 Common Shares at a deemed issue price of $0.74 pursuant to the vesting of certain PSUs and RSUs.

●	On April 1, 2024, the Company granted an aggregate 376,100 stock option to certain employees of the Company, with each option, once vested, being exercisable into one Common Share at a price of $0.52 until April 1, 2031 and vest as to (i) 25% 15 months following the date of grant; (ii) 25% 18 months following the date of grant; (iii) 25% 21 months following the date of grant; and (iv) 25% 24 months following the date of grant.

●	On April 1, 2024, the Company awarded an aggregate of 891,664 RSUs to certain directors and officers, with each RSU to vest on April 1, 2025 and once vested, each RSU representing the right to receive one Common Share.

●	On April 1, 2024, the Company awarded an aggregate of 346,666 PSUs to certain officers and employees, with each PSU to vest on April 1, 2024, provided the individual is still tenured by the Company at such time, and with each PSU, once vested, representing the right to receive one Common Share.

●	On April 8, 2024, the Company issued 1,103,811 Common Shares and 1,103,811 share purchase warrants pursuant to the exercise of certain Special Warrants issued in connection with the Special Warrant financing that closed on December 7, 2023. Each warrant is exercisable into one Common Share at a price of $1.75 until December 7, 2025.

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ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The following is a brief summary of certain general terms and provisions of the Common Shares of Yerbaé being registered on this Form 10. The summary does not purport to be complete and is indicative only.

General

Yerbaé’s authorized share structure consists of an unlimited number of Common Shares without par value and 100,000,000 preferred shares without par value. The rights, privileges and restrictions on the Common Shares and Preferred Shares are contained in the articles of the Company.

Common Shares

The holders of the Common Shares are entitled to receive notice of and to attend and vote at all meetings of the shareholders of the Company and each Common Share shall confer the right to one vote in person or by proxy at all meetings of the shareholders of the Company. The holders of the Common Shares, subject to the prior rights, if any, of any other class of shares of the Company, are entitled to receive such dividends in any financial year as the Board may by resolution determine. In the event of the liquidation, dissolution or winding-up of Yerbaé, whether voluntary or involuntary, the holders of the Common Shares are entitled to receive, subject to the prior rights, if any, of the holders of any other class of shares of the Company, the remaining property and assets of the Company. The Common Shares are not subject to call or assessment rights, redemption rights, rights regarding purchase for cancellation or surrender, or any pre-emptive or conversion rights.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company is subject to the provisions of Part 5, Division 5 of the BCBCA. Under Section 160 of the BCBCA, the Company may, subject to Section 163 of the BCBCA:

(a)	indemnify an individual who:

(i)	is or was a director or officer of the Company;
(ii)	is or was a director or officer of another corporation at a time when such corporation is or was an affiliate of the Company; or
(iii)	at the Company’s request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, including, subject to certain limited exceptions, the heirs and personal or other legal representatives of. that individual (collectively, an “eligible party”), against all eligible penalties, defined below, to which the eligible party is or may be liable; and

(b)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

(i)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding,
(ii)	“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation (A) is or may be joined as a party, or (B) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding,
(iii)	“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding, and
(iv)	“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

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Under Section 161 of the BCBCA, and subject to Section 163 of the BCBCA, the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the BCBCA, and subject to Section 163 of the BCBCA, the Company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that the Company must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the BCBCA, the eligible party will repay the amounts advanced.

Under Section 163 of the BCBCA, the Company must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160(b), 161 or 162 of the BCBCA, as the case may be, if any of the following circumstances apply:

(a)	if the indemnity or payment is made under an agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Company was prohibited from giving the indemnity or paying the expenses by the Company’s Articles;
(b)	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Company is prohibited from giving the indemnity or paying the expenses by the Company’s Articles;
(c)	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Company or the associated corporation, as the case may be; or
(d)	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the Company or by or on behalf of an associated corporation, the Company must not either indemnify the eligible party under Section 160(a) of the BCBCA against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the BCBCA, as the case may be, in respect of the proceeding.

Under Section 164 of the BCBCA, and despite any other provision of Part 5, Division 5 of the BCBCA and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the BCBCA, on application of the Company or an eligible party, the court may do one or more of the following:

(a)	order the Company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;
(b)	order the Company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;
(c)	order the enforcement of, or any payment under, an agreement of indemnification entered into by the Company;
(d)	order the Company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 165 of the BCBCA; or
(e)	make any other order the court considers appropriate.

Section 165 of the BCBCA provides that the Company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation.

Under Article 21.2 of the Company’s Articles, and subject to the BCBCA, the Company must indemnify a director, officer, former director, former officer or alternative director of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and it must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with the Company on the terms of the indemnity in the Company’s Articles.

Under Article 21.3 of the Company’s Articles, the Company must pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding but the Company must first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the BCBCA, the eligible party will repay the amounts advanced.

Under Article 21.5 of the Company’s Articles, the failure of a director, alternate director or officer of the Company to comply with the BCBCA or the Company’s Articles does not invalidate any indemnity to which he or she is entitled.

Under Article 21.6 of the Company’s Articles, the Company may purchase and maintain insurance against any liability incurred by any director, officer, employee or agent or person who holds or held such equivalent position, for the benefit of any person (or his or her heirs or legal personal representatives) who: (1) is or was a director, officer, employee or agent of the Company; (2) at the request of the Company, is or was a director, officer, employee or agent of another corporation at a time when the corporation is or was an affiliate of the Company; (3) at the request of the Company, is or was a director, officer, employee or agent of a corporation or a partnership, trust, joint venture or other unincorporated entity; (d) at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity.

The Company has an insurance policy covering its directors and officers, within the limits and subject to the limitations of the policy, with respect to certain liabilities arising out of claims based on acts or omissions in their capacities as directors or officers.

51

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

52

Report of Independent Registered Public Accounting Firm

To the Shareholders and Directors of Yerbaé Brands Corp.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Yerbaé Brands Corp. (the “Company”) as of December 31, 2023, and 2022 and related consolidated statements of operations and comprehensive loss, changes in shareholders’ deficiency, and cash flows for the years ended December 31, 2023, and 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and 2022 and the results of its operations and its cash flows for the years ended December 31, 2023, and 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2023.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Professional Accountants

April 22, 2024

F-1

YERBAÉ BRANDS CORP.

CONSOLIDATED BALANCE SHEETS

(In United States dollars, except share data)

The accompanying notes are an integral part of these consolidated financial statements.

F-2

YERBAÉ BRANDS CORP.

STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(In United States dollars, except share data)

The accompanying notes are an integral part of these consolidated financial statements.

F-3

YERBAÉ BRANDS CORP.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ DEFICIENCY

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

(In United States dollars, except share data)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

YERBAÉ BRANDS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In United States dollars)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

NOTE 1 - NATURE AND DESCRIPTION OF BUSINESS

Yerbaé Brands Corp. (“Yerbaé” and, together with its subsidiary, the “Company”. “we”, or “us”) is a corporation existing under the Business Corporations Act (British Columbia) (“BCBCA”). Yerbaé’s principal subsidiaries are Yerbaé Brands Co. (“Yerbaé USA”) and Yerbaé LLC of which Yerbaé owns 100% interests in. Yerbaé is a beverage manufacturer focusing on the development and distribution of plant-based energy drinks and seltzers.

On May 19, 2022, Yerbaé (formerly Kona Bay Technologies Inc. (“Kona Bay”)) entered into a definitive arrangement agreement and plan of merger, as amended on August 31, 2022 and February 8, 2023, with Yerbaé USA, Kona Bay Technologies (Delaware) Inc. (“Merger Sub”), a wholly-owned Delaware subsidiary of the Company, 1362283 B.C. Ltd. (“FinCo”), a wholly-owned British Columbia subsidiary of Kona Bay, Todd Gibson and Karrie Gibson, pursuant to which Kona Bay proposed to complete a business combination with Yerbaé USA via the acquisition of all of the issued and outstanding securities of Yerbaé USA from the securityholders (collectively, the “Original Yerbaé Securityholders”) of Yerbaé USA (the “Transaction”). The Transaction was subject to the approval of the TSX Venture Exchange (“TSXV”) and constituted a reverse takeover of Kona Bay by Yerbaé USA as defined in TSXV Policy 5.2 – Change of Business and Reverse Takeovers.

On February 8, 2023, Yerbaé completed the Transaction with Yerbaé USA by way of a reverse merger conducted pursuant to: (i) the provisions of the Delaware General Corporations Law (“DGCL”) in which Merger Sub merged with and into Yerbaé USA, and (ii) a plan of arrangement conducted pursuant to the provisions of the BCBCA, which resulted in the amalgamation of Kona Bay with FinCo. In connection with the closing of the Transaction, Yerbaé (formerly, Kona Bay Technologies Inc.) consolidated its issued and outstanding common shares (each, a “Common Share”) on the basis of 5.8 pre-consolidation Common Shares for every one post-consolidation Common Share and changed its name from “Kona Bay Technologies Inc.” to “Yerbaé Brands Corp.”, details of the reverse takeover Transaction is fully described in Note 4 to the consolidated financial statements.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), and include Yerbaé and its subsidiaries and include the accounts of all majority owned subsidiaries over which the Company exercises control and, when applicable, entities in which the Company has a controlling financial interest. All intercompany balances and transactions have been eliminated in consolidation. The Company had the following wholly-owned consolidated subsidiaries as of December 31, 2023:

Subsidiary	Date of Incorporation	Jurisdiction of Incorporation	Ownership Percentage	Direct or Indirect Ownership
Yerbaé Brands Co.	August 21, 2020	Delaware	100%	Direct
Yerbaé LLC(1)	May 18, 2016	Delaware	100%	Indirect

(1)	Yerbaé LLC is a wholly-owned subsidiary of Yerbaé Brands Co.

Going Concern

Yerbaé’s evaluation of its ability to continue as a going concern requires it to evaluate its future sources and uses of cash sufficient to fund its currently expected operations in conducting business activities one year from the date its consolidated financial statements are issued. Yerbaé evaluates the probability associated with each source and use of cash resources in making its going concern determination.

As discussed in Yerbaé’s consolidated financial statements, management believes that it is probable that the Company will be unable to meet its obligations as they come due within one year after the date that the financial statements are issued. Should the additional planned financings not occur as expected, management will implement alternative arrangements and such arrangements could have a potentially significant negative impact on the current net asset value of the Company. These alternatives include: (1) raising additional capital by means other than those planned through equity and/or debt financings; and/or (2) entering into new commercial relationships to help fund future expenses.

F-6

As a result of the Company’s recurring losses from operations, and the need for additional financing to fund its operating and capital requirements within one year after the date that the financial statements are issued, there is uncertainty regarding the Company’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt as to the Company’s ability to continue as a going concern.

Management Estimates

The preparation of consolidated financial statements in accordance with U.S. GAAP requires the use of estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates are based on historical experience and various other assumptions that management believes to be reasonable under the circumstances, including the potential future effects of macroeconomic trends and events, such as inflation and interest rate levels; supply chain disruptions; uncertainty from potential recessionary effects; climate-related matters; market, industry and regulatory factors, including permitting issues; global events, such as the ongoing military conflicts in Ukraine and Palestine; and public health matters. These estimates form the basis for making judgments about the Company’s operating results and the carrying values of assets and liabilities that are not readily apparent from other sources. While management believes that such estimates are reasonable when considered in conjunction with the Company’s consolidated financial position and results of operations taken as a whole, actual results could differ materially from these estimates.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

The Company recognizes revenue in accordance with the five-step model outlined in ASC 606-Revenue from Contracts with Customers. Specifically, the Company recognizes revenue from the sale of Yerbaé product to its customers by applying the following steps:

1.	Identify the contract(s) with a customer
2.	Identify the performance obligations in the contract
3.	Determine the transaction price
4.	Allocate the transaction price to the performance obligations in the contract
5.	Recognize revenue when (or as) the entity satisfies a performance obligation

Refer to Note 3 to the consolidated financial statements for additional information regarding the Company’s recognition, measurement and disclosure of its contracts with customers.

Income Taxes

Income taxes are accounted for using the asset and liability method in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 740, Income Taxes (“ASC 740”), which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent it believes these assets will more-likely-than-not be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. In the event the Company was to determine that it would be able to realize its deferred income tax assets in the future in excess of its net recorded amount, the Company would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

F-7

Cash and Cash Equivalents

Cash in the statement of financial position are comprised of cash at banks and on hand and short-term highly liquid deposits with a maturity date of three months or less, that are readily convertible to a known amount of cash and subject to an insignificant risk of changes in value. For the purposes of the statement of cash flows, cash and cash equivalents consist of cash and short-term deposits. At certain times, the amount of cash equivalents at any one institution may exceed the federally insured prescribed limits; however, no losses have been incurred to date.

Accounts Receivable

Accounts receivables, net of the allowance for doubtful accounts, represent their estimated net realizable value, which approximates fair value. Provisions for doubtful accounts are recorded based on historical collection experience and the age of the receivables. Receivables are written off when they are deemed uncollectible.

Inventory

Inventory is valued at the lower of cost or net realizable value with cost determined on a first-in/first-out basis. The cost of inventory includes material and manufacturing costs. Inventoriable costs are expensed to cost of goods sold on the Consolidated Statement of Operations and Comprehensive Loss in the same period as finished products are sold. The amount of any write-down of inventory to net realizable value and all losses of inventory are recognized as an expense in the period when the write-down or loss.

Leases

In the ordinary course of business, the Company enters into agreements that provide financing for equipment and for other warehouse facility and vehicle needs. The Company reviews all agreements to determine if a leasing arrangement exists. When a leasing arrangement is identified, a determination is made at inception as to whether the lease is an operating or a finance lease. A lease exists when a contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. In determining whether a lease exists, the Company considers whether a contract provides both the right to obtain substantially all of the economic benefits from the use of an asset and the right to direct the use of the asset. Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the present value of the minimum future lease payments over the expected term of the lease. The Company’s lease assets are primarily concentrated in vehicles, machinery and equipment.

Leases with an initial term of 12 months or less are classified as short-term leases and are not recognized in the consolidated balance sheets unless the lease contains a purchase option that is reasonably certain to be exercised, or unless it is reasonably certain that the equipment will be leased for greater than 12 months. The volume of lease activity for leases with an initial term of 12 months or less varies depending upon the number of ongoing projects at a given time, as well as the location and type of equipment required in connection with those projects. Lease payments for short-term leases are recognized on a straight-line basis over the lease term, and primarily relate to equipment used on construction projects, for which the rentals are based on daily, weekly or monthly rental rates, and typically contain termination for convenience provisions. Lease determinations are reassessed in the event of a change in lease terms. The Company has a limited number of sublease, equipment and other leasing arrangements, which are not considered material to the consolidated financial statements.

Long-Lived Assets

Management regularly reviews property and equipment and other long-lived assets for possible impairment. This review occurs annually, or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If there is an indication of impairment, management then prepares an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. The fair value is estimated using the present value of the future cash flows discounted at a rate commensurate with management’s estimates of the business risks. Preparation of estimated expected future cash flows is inherently subjective and is based on management’s best estimate of assumptions concerning expected future conditions. No impairments were recognized during either the year ended December 31, 2023 or December 31, 2022.

F-8

Fair Value Measurement

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs based on quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets and liabilities in active markets, or quoted prices for identical assets and liabilities in markets that are not active.

Level 3: Unobservable inputs that reflect the Company’s own assumptions. While the Company does not have any financial instruments that are measured to fair value on a recurring or non-recurring basis, it does have financial instruments, such as cash, notes payable, and the line of credit as of both December 31, 2023, and December 31, 2022. The fair value of the cash and line of credit is equal to their carrying value due to the short-term nature and liquidity of the instruments. Similarly, the fair value of the notes payable, which are categorized as level 3 instruments, are also equal to their carrying value due to their recent issuance at interest rates that are prevalent in the market for a smaller company as of the reporting date.

Sales, Advertising and Marketing

The Company supports its products with advertising to build brand awareness of the Company’s various products in addition to other marketing programs executed by the Company’s contract marketing teams. Advertising costs for the years ended December 31, 2023 and 2022 were approximately $6.9 million and $4.0 million, respectively.

Deferred Financing Costs

In accordance with the guidance in SAB Topic 5.A, the Company defers specific incremental costs directly attributable to proposed or actual offerings and will subsequently charge the deferred costs against the gross proceeds of the offering. Deferred costs of an aborted offering are not deferred and charged against the proceeds of a subsequent offering.

Share-Based Compensation

The Company measures fair value of employee stock-based compensation awards on the date of grant and allocates the related expense over the requisite service period. Further, the Company also grants non-employee options in exchange for certain goods and services. Similar to employee options, non-employee options are measured at fair value as of the grant date and are recognized when the goods or services or obtained. The fair value of restricted share units and performance share units is equal to the market price of the Company’s common share on the date of grant.

The fair value of stock options are measured using the Black-Scholes-Merton valuation model. The expected volatility is based on the implied volatilities for comparable companies and the expected life of the award is based on the simplified method.

When awards include a performance condition that impacts the vesting of the award, the Company records compensation cost when it becomes probable that the performance condition will be met and the expense will be attributed over the explicit or implicit service period. The Company accounts for forfeitures as they occur. Any previously recognized expense related to the forfeited awards will be reversed during the period of forfeiture.

F-9

When awards include a performance condition that impacts the vesting of the award, the Company records compensation cost when it becomes probable that the performance condition will be met and the expense will be attributed over the explicit or implicit service period. The Company accounts for forfeitures as they occur. Any previously recognized expense related to the forfeited awards will be reversed during the period of forfeiture.

Segment Reporting

The Company’s operating segments are reported in a manner consistent with internal reporting provided to the chief operating decision-maker. The chief operating decision-maker, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as the Chief Executive Officer (“CEO”). In addition to requiring certain information about operating segments, ASC 280 also requires that entities report certain information about their products and services, the geographic areas in which they operate, and their major customers.

Currently, the Company conducts its business within a single operating segment. Further, the Company does not have any long-lived assets located outside of the United States.

Complex Financial Instruments

Convertible Debt

To support its ongoing financing needs, the Company may issue debt with certain embedded options, such as a conversion option, and detachable warrants. In accounting for the convertible debt, the Company follows the guidance in ASC 815-15 to determine whether the embedded conversion option should be considered an embedded derivative. If Yerbaé determines that the conversion option should be considered an embedded derivative, it then assesses the guidance in ASC 815-40 to determine if the embedded derivative is considered indexed to the Company’s stock. If the embedded derivative is not considered indexed to the Company’s stock, Yerbaé would separate the embedded derivative from its debt host (based on its estimated fair value) and recognize it as a derivate liability to be re-measured to fair value at the end of each reporting period. For convertible debt issued during the fiscal year ended December 31, 2023 and December 31, 2022, Yerbaé determined that the embedded conversion option was indexed to the Company’s stock and should therefore not be bi-furcated from the debt host and recognized as a derivative liability.

Detachable Warrants

In addition to convertible debt, the Company may also issue detachable warrants in connection with future financings. In accounting for the warrants, the Company will first determine whether they are in the scope of ASC 480 and therefore whether they are to be recognized as a liability and re-measured to fair value at the end of each reporting period. If the warrants are not within the scope of ASC 480, the Company will then determine if they satisfy the derivative criteria outlined in ASC 815-10. If the warrants satisfy the criteria outlined in in the ASC subtopic, Yerbaé will then determine if they are indexed to the Company’s Common Shares. If the warrants are not considered indexed to the Company’s Common Shares, they will be recognized as a derivative liability and re-measured to fair value at the end of each reporting period. For warrants issued during either the year ended December 31, 2023 or December 31, 2022, the Company determined that they are indexed to the Company’s Common Shares and should therefore be classified in equity.

Allocation of Proceeds

In situations where the Company issues convertible debt with detachable warrants, Yerbaé determines the allocation of proceeds based on the guidance in ASC 470-20 (assuming the conversion option is not bi-furcated from the debt host and the warrants are equity classified). Specifically, the Company allocates the proceeds between the convertible debt and detachable warrants based on their relative fair value. The portion allocated to the detachable warrants is then recognized as a debt discount and amortized to interest expense over the estimated life of the debt. If the debt is either paid down or converted to equity prior to its maturity date the Company will immediately recognize the remaining debt discount to interest expense.

F-10

Recent Accounting Pronouncements

Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures-In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires a public entity to disclose significant segment expenses and other segment items on an annual and interim basis and provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that are currently required annually. Additionally, it requires a public entity to disclose the title and position of the Chief Operating Decision Maker (“CODM”). The ASU does not change how a public entity identifies its operating segments, aggregates them, or applies the quantitative thresholds to determine its reportable segments. The new standard is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. A public entity should apply the amendments in this ASU retrospectively to all prior periods presented in the financial statements. Yerbaé expects this ASU to only impact its disclosures with no impacts to the Company’s results of operations, cash flows and financial condition.

Income Taxes (Topic 740): Improvements to Income Tax Disclosures-In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which focuses on the rate reconciliation and income taxes paid. ASU No. 2023-09 requires a public business entity (“PBE”) to disclose, on an annual basis, a tabular rate reconciliation using both percentages and currency amounts, broken out into specified categories with certain reconciling items further broken out by nature and jurisdiction to the extent those items exceed a specified threshold. In addition, all entities are required to disclose income taxes paid, net of refunds received disaggregated by federal, state/local, and foreign and by jurisdiction if the amount is at least 5% of total income tax payments, net of refunds received. For PBEs, the new standard is effective for annual periods beginning after December 15, 2024, with early adoption permitted. An entity may apply the amendments in this ASU prospectively by providing the revised disclosures for the period ending December 31, 2025 and continuing to provide the pre-ASU disclosures for the prior periods, or may apply the amendments retrospectively by providing the revised disclosures for all period presented. Yerbaé expects this ASU to only impact its disclosures with no impacts to the Company’s results of operations, cash flows, and financial condition.

NOTE 3 - REVENUE FROM CONTRACTS WITH CUSTOMERS

The Company is in the business of manufacturing plant-based beverages and derives its revenues from one primary source-product sales. Revenue from contracts with customers is recognized when control of the goods are transferred to the customer at an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods.

The Company recognizes revenue in accordance with the five-step model outlined in ASC 606-Revenue from Contracts with Customers. Specifically, the Company recognizes revenue from the sale of Yerbaé product to the customers by applying the following steps:

1.	Identify the contract(s) with a customer
2.	Identify the performance obligations in the contract
3.	Determine the transaction price
4.	Allocate the transaction price to the performance obligations in the contract
5.	Recognize revenue when (or as) the entity satisfies a performance obligation

The Company’s contracts with customers contain a single performance obligation consisting of providing Yerbaé energy drinks. As it pertains to the single performance obligation, the Company does not recognize any contract assets or contract liabilities as it: (1) does not have a right to consideration in exchange for goods or services that the entity has transferred to a customer when the right is conditioned on something other than the passage of ; or (2) receive payment prior to performing.

F-11

The Company typically satisfies its performance obligations at a point time upon the occurrence of delivery of the product to the customer. Further, payment is typically received within 60 days after product delivery and does not include a significant financing component. Also, the Company’s contracts with customers include variable consideration including customer rebates and quick pay discounts. The Company estimates variable consideration, which it does not consider to be constrained, using either the most likely amount or expected value methods depending on the type of variable consideration. The Company only provides refunds for products that are damaged during delivery to the customer. However, instances of refunds are rare and have not historically had a material impact on the Company’s results of operations. Finally, Yerbaé has made an accounting policy election to exclude from the measurement of the transaction price all taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction and collected by the entity from a customer.

In addition to variable consideration, the Company also provides payments to certain customers for slotting fees. In accordance with the guidance in ASC 606-10-32, the Company determined that the payment is not in exchange for a distinct good or service and it is therefore recognized as a reduction to the transaction price. As the slotting fee payment covers the life of the contract with a customer, the initial payment is recognized as an asset and is amortized as a reduction to revenue on a rational and reasonable basis over the estimated life of the contract.

Costs to Obtain a Contract with a Customer

The Company does not recognize any assets related to either costs to obtain or fulfill a contract with a customer. We incur certain delivery costs prior to transferring control of Yerbaé product to the customers (i.e. outbound freight). In accordance with the guidance in ASC 606-10-25, those costs are recognized as a fulfillment cost as they are provided prior to transferring control of the Yerbaé product to the customer (i.e. akin to shipping and handling). Further, the costs are classified in general and administrative within the consolidated statement of operations and comprehensive loss.

Customer Concentration

Revenues from two customers represented $7,069,600 or 59% of total revenues and $1,338,081 or 11% of total revenues for the year ended December 31, 2023. In addition, revenues from two customers represented $1,325,581 or 19% of total revenues and $920,959 or 13% of total revenues for the year ended December 31, 2022.

NOTE 4 - REVERSE RECAPITALIZATION

On February 8, 2023, Yerbaé completed the Transaction with Yerbaé USA by way of a reverse merger conducted pursuant to: (i) the provisions of the Delaware General Corporations Law (“DGCL”) in which Merger Sub merged with and into Yerbaé USA, and (ii) a plan of arrangement conducted pursuant to the provisions of the BCBCA, which resulted in the amalgamation of Kona Bay with FinCo. In connection with the Closing, Yerbaé (formerly, Kona Bay Technologies Inc.) consolidated its issued and outstanding common shares (each, a “Common Share”) on the basis of 5.8 pre-consolidation Common Shares for every one post-consolidation Common Share and changed its name from “Kona Bay Technologies Inc.” to “Yerbaé Brands Corp.”. In accounting for the Transaction, the Company determined that Kona Bay was a shell company (as that term has been defined in Rule 405 of the United States Securities Act of 1933) as prior to the merger they had no operations and assets consisting solely of cash and cash equivalents. Thus, pursuant to section 12100 of the United States Securities and Exchange Commission’s (“SEC”) financial reporting manual, the Company concluded that: (1) the Transaction should be accounted for as “a reverse takeover equivalent to the issuance of Common Shares by the Company for the net monetary assets of Kona Bay”; and (2) the Company should be considered the accounting acquirer/legal acquiree in the Transaction. As the Company concluded that Yerbaé USA was the accounting acquirer/legal acquiree in the transaction, the historical results of the combined company (prior the merger) represent the historical results of Yerbaé USA.

The recognition and measurement for the acquisition of Kona Bay, was analogized to the guidance in ASC 805-40 Reverse Acquisitions which requires that the accounting acquirer measure the fair value of the consideration transferred based on the number of common shares the legal target would have had to issue in order to retain a specified ownership in the combined Company (the “deemed issuance”). Yerbaé intended to retain and 85% ownership interest in the combined company, and therefore, based on 30.2 million Common Shares outstanding immediately prior to the merger, would have had to issue approximately 5.3 million Common Shares to the owners of the legal parent (to retain an 85% ownership). In addition, based on an equity financing by the Company which occurred immediately before the transaction, the Company determined that the common shares had a fair value of $1.23 per Common Share. This resulted in the determination of the fair value of the consideration transferred in the transaction was approximately $6.5 million (5.2 million shares x $1.23 per Common Share) and that of the $6.5 million transferred approximately $0.6 million should be allocated to the cash acquired from Kona Bay (i.e., the “net assets” acquired) and the remaining $5.9 million should be recognized as a charge to equity as follows:

Allocation Table
($ in millions)
Fair value of consideration paid	$6.5
Net assets acquired (cash)	$(0.6)
Charge to additional paid in capital	$5.9

F-12

In addition the Company presented the acquisition of Kona Bay as a “recapitalization” line item in our statement of changes in shareholders equity reflecting: (1) the number of Kona Bay’s outstanding common shares immediately prior to the transaction; and (2) the approximately $6.5 million in fair value of consideration transferred (calculated pursuant to the paragraph above). Further, while the guidance in ASC 805-40 also requires a revision to historical equity (of the combined company) to reflect the legal capital of the legal acquirer, the Company concluded that this was not required in our scenario as the conversion ratio, which reflects the number of common shares issued by the legal acquirer to effectuate the transaction compared to the number of common shares in the capital of Yerbaé outstanding immediately prior to the transaction, was 1:1.

NOTE 5 - INVENTORY

Inventory consist of the following for the fiscal years presented:

	December 31,
	2023	2022

Raw material	$54,954	$55,462
Finished goods	908,433	867,601
Reserve for shrinkage	(1,099)	(1,109)
TOTAL	$962,288	$921,954

NOTE 6 – PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and consist only of vehicles. Depreciation is computed on a straight-line method over an estimated useful life of the asset of five years.

Property & Equipment

December 31, 2022
Vehicles, gross	$253,454
Vehicles, accumulated depreciation	(62,254)
Vehicles, net	$191,200

December 31, 2023
Vehicles, gross	$109,915
Vehicles, accumulated depreciation	(49,462)
Vehicles, net	$60,453

Depreciation expense totaled $34,579 and $50,691 for the years ended December 31, 2023 and 2022, respectively. During the year ended December 31, 2023, the Company disposed of equipment with a book value of $96,167 for proceeds of $96,944, and gain of $777 recorded within the consolidated statement of operations and comprehensive loss.

F-13

NOTE 7 – ACCRUED EXPENSES

Accrued expenses and other current liabilities consist of the following for the fiscal years presented:

	December 31,
	2023	2022

Accrued employee bonuses	$358,154	$301,674
Accrued credit card expenses	259,144	295,038
Accrued interest	133,353	46,895
Other current liabilities	89,775	10,850
TOTAL	$840,426	$654,457

NOTE 8 – LEASES

The Company entered into an office lease during December 2022, which it uses in its day-to-day operations. The Company recognizes operating lease expense on a straight-line basis over the lease term.

Management determines if an arrangement is a lease at contract inception. Lease and non-lease components are accounted for as a single component for all leases. Operating lease right-of-use (“ROU”) assets and liabilities are recognized at the lease commencement date based on the present value of the future lease payments over the expected lease term, which includes optional renewal periods if the Company determines it is reasonably certain that the option will be exercised.

As the Company’s leases do not provide an implicit rate, the discount rate used in the present value calculation represents our incremental borrowing rate determined using information available at the commencement date. Operating lease expense is included as a component of selling, general and administrative expenses in the statements of operations. For the years ended December 31, 2023, and 2022, the Company recorded operating lease expense of $116,322 and $9,694, respectively, which is included in selling, general and administrative expenses in the consolidated statements of operations and comprehensive loss. Cash payments on lease liabilities during the years ended December 31, 2023 and 2022 totaled $77,881 and $0, respectively. At December 31, 2023 and 2022, weighted-average remaining lease term and discount rate were as follows:

	December 31,
	2023	2022
Weighted-average remaining lease term	2.06 years	3.06 years
Weighted-average discount rate	8.6%	8.6%

The following is a maturity analysis of the annual undiscounted cash flows reconciled to the carrying value of the operating lease liabilities as of December 31, 2023:

Years Ended December 31,
2024	$136,562
2025	139,807
2026	23,797
Less imputed interest	(27,400)
Remaining operating lease liability -December 31, 2023	$272,767

F-14

NOTE 9 – LINE OF CREDIT

On May 16, 2023, Yerbaé’s Delaware subsidiary, Yerbaé LLC, replaced its line of credit provider Ampla LLC (“Ampla”) and secured a new accounts receivable and inventory revolving line of credit of $2,500,000 from Oxford Commercial Finance, a Michigan banking corporation. The Company can draw down funds as needed, and only pay interest on the amount borrowed. The debt facility is secured by a security interest in all assets of Yerbaé, including a first security interest in Yerbaé’s accounts receivable and inventory. The outstanding balance due to Oxford Commercial Finance was $0 at December 31, 2023 and the outstanding balance due to Ampla was $879,555 at December 31, 2022.

NOTE 10 – NOTES PAYABLE

Notes payable consisted of the following at the fiscal years presented:

	December 31,
	2023	2022

Note payable to the Small Business Administration, secured by all assets of the Company, due October 2050, payable in monthly principal and interest payments of $731. Interest on the note is at 3.75%. The first monthly installment was due in October 2022 and the note was paid in full during 2022.	$-	$150,000
Notes payable due in a lump payment at maturity, including interest at 8%, due February 8, 2023. The notes are secured by certain assets of the Company. The note was paid in full on February 15, 2023.	-	$500,000
Notes payable to two investors in the amount of $4,500,000 in total were issued throughout 2022. The loans accrued interest at 8.00%. All accrued interest was waived on conversion of the notes. The notes were secured by substantially all the assets of the Company and were due on the earlier of 12 months from issue date or upon completion of a liquidation event as defined in the agreements. These notes also contained certain conversion rights as described in the agreement. There are two conversion options: (a) automatic conversion upon liquidation event; and (b) upon maturity of the notes. On February 8, 2023, all the notes converted into common shares of the Company. (See ‘2022 Convertible Notes’)	$-	$3,257,051
Short term note payable due to Amazon Lending originated December 26, 2023 maturing December 26, 2024 at an interest rate of 14.49%, secured by inventories.	$317,000	$-
Notes payable in monthly installments ranging from $543 to $652, including interest ranging from 2.90% to 5.49%, due October 2026. The notes are secured by vehicles.	$60,914	$184,229
Notes payable to multiple investors in the amount of $3,802,000 in total. The loans accrue interest at 6.00%. The notes are unsecured and are due 24 months from issue date. These notes also contain certain conversion rights. There are two conversion options: (a) automatic conversion upon Change in Control event; and (b) upon maturity of the notes. (See ‘2023 Convertible Notes’)	$2,196,302	$-
Subtotal	2,574,216	4,091,280
Less current maturities	-340,178	-3,810,084
TOTAL	$2,234,038	$281,196

F-15

2022 Convertible Notes

During 2022, convertible notes payable to two investors in the amount of $4,500,000 in total were issued. The notes accrued interest at 8.00%. All accrued interest was waived on conversion of the notes. The notes were secured by substantially all the assets of the Company and were due on the earlier of 12 months from issue date or upon completion of a liquidation event as defined in the agreements. These notes also contained certain conversion rights as described in the agreement. There are two conversion options: (a) automatic conversion upon liquidation event; and (b) upon maturity of the notes. On February 8, 2023, all the notes converted into common shares of the Company in connection with the Closing of the Transaction.

Pursuant to ASC 815-40, the conversion option was considered indexed to the Company’s stock and was therefore not bi-furcated from the debt host and separately recognized as a derivative liability. In addition, the notes payable were also issued with detachable share purchase warrants. Similar to the conversion option, the detachable warrants were considered indexed to the Company’s stock in accordance with ASC 815-40 and were therefore equity classified. The relative fair value of the warrants was recognized as a debt discount to be amortized to interest expense over the life of the notes payable. During February 2023, in conjunction with the merger transaction, the principal amount of the notes was converted into Common Shares and the remaining debt discount of $1,242,949 (stemming from the purchase warrants) was recorded as an offset to additional paid in capital.

2023 Convertible Notes

On April 13, 2023, Yerbaé closed the first tranche (the “First Tranche”) of its brokered debenture unit (each, a “Debenture Unit”) offering which consisted of 1,650 Debenture Units for gross proceeds of $1,650,000. On May 5, 2023, Yerbaé closed the second tranche (the “Second Tranche”) pursuant to which it issued an additional 2,152 Debenture Units for gross proceeds of $2,152,000, and for aggregate gross proceeds, together with the closing of the First Tranche, of $3,802,000.

Each Debenture Unit consisted of: (i) one (1) convertible debenture (each, a “Debenture”) in the principal amount of $1,000; and (ii) 714 share purchase warrants. The Debentures mature on April 30, 2025 (the “Maturity Date”), and bear interest at a rate of 6.0% per annum, payable on the earlier of the Maturity Date or the date of conversion of the Debentures. The interest will be payable in Common Shares to be determined at the Market Price (as that term is defined in the Policies of the TSXV). The principal amount of the Debentures will be convertible at the holder’s option into Common Shares at any time prior to the close of business on the earlier of: (i) the last business day immediately preceding the Maturity Date, and (ii) the date fixed for redemption in the case of a change of control, at a conversion price of $1.40 per Common Share, subject to adjustment in certain customary events. Each warrant entitles the holder thereof to acquire one Common Share at a price per Common Share of $1.70 at any time prior to the Maturity Date, subject to an acceleration right whereby, if, in the event the Common Shares have a daily volume weighted average trading price on the TSXV (or such other recognized North American securities exchange) of $3.00 or greater per Common Share for any ten (10) consecutive trading day period at any time after the date that is four (4) months following the issuance of the warrants, Yerbaé may accelerate the expiry of the warrants by giving notice to the holders by disseminating a news release advising of the acceleration) and, in such case, the warrants will be deemed to have expired on the day which is thirty (30) days after the date of such notice.

In accounting for the Debentures, the Company concluded the conversion option should not be bi-furcated from the debt host as it was considered indexed to the Company’s stock in accordance with ASC 815-40. Further, the Company also concluded that the detachable warrants should be classified in equity as they: (1) were not within the scope of ASC 480-10; and (2) should be considered indexed to the Company’s Common Shares. In accordance with ASC 470-20, the Company recognized both the Debentures and detachable warrants at their relative fair values. This resulted in the recognition of a debt discount that is being amortized to interest expense over the life of the Debenture Units. During the year ended December 31, 2023, the Company recorded accretion expense of $373,956. Further, during the year ended December 31, 2023, $525,000 in principal and $14,606 in accrued interest was converted into an aggregate of 385,432 Common Shares. The remaining unamortized debt discount balance as of December 31, 2023 was $1,080,698.

F-16

Future principal maturities of notes payable at December 31, 2023 were as follows:

2024	$340,178
2025	2,219,480
2026	14,558
2027	-
2028	-
Thereafter	-
TOTAL	$2,574,216

NOTE 11 – SHARE CAPITAL

Yerbaé is authorized to issue an unlimited number of Common Shares without par value and 100,000,000 preferred shares (each, a “Preferred Share”) without par value.

	As of December 31,
Issued and outstanding	2023	2022
Common shares(1)	58,822,126	30,217,566
Preferred shares	-	-
Warrants(2)	14,805,080	5,950,268
Stock options(3)	2,141,526	1,052,669
RSUs(4)	938,206	-
PSUs(5)	934,623	-
Fully-diluted share total	77,641,561	37,220,503

(1)	The outstanding Common Shares total is inclusive of the 8,000,000 Performance Shares.
(2)	The weighted average strike price of outstanding share purchase warrants is $1.44.
(3)	The weighted average strike price of outstanding stock options is $1.10.
(4)	The RSUs vest after 12 months. 802,492 vest in March 2024. The remaining 135,714 vest in May 2024.
(5)	During the year ended December 31, 2023, the Company granted an aggregate of 1,032,449 PSU’s of which 97,826 were forfeited during the period. 685,867 of the PSUs vest contingent upon and at the time the Company reaches $12,500,000 in net sales for 2023. 248,756 vest contingent upon and at the time of completion of 12 consecutive months of consulting services ending September 2024.

For the year ended December 31, 2022, the Company had the following transactions:

●	In February 2022, Kona Bay (now renamed Yerbaé Brands Corp.) issued 29,535 Common Shares at a price of CAD$0.68 per Common Share for gross aggregate proceeds of CAD$20,000.

●	Throughout September 2022, Kona Bay (now renamed Yerbaé Brands Corp.) issued 726,650 Common Shares at an average price of CAD$1.23 per Common Share for gross aggregate proceeds of CAD$893,533.

●	On September 30, 2022, the Company issued 107,752 Common Shares at an average price of CAD$1.28 per Common Share for gross aggregate proceeds of CAD$137,923.

F-17

For the year ended December 31, 2023, the Company had the following transactions:

On May 19, 2022, Yerbaé (formerly Kona Bay) entered into the Arrangement Agreement with Yerbaé USA, Merger Sub, FinCo, Todd Gibson and Karrie Gibson, with respect to the Transaction. On February 8, 2023, Yerbae completed its Transaction with Yerbaé USA by way of a reverse takeover. conducted pursuant to: (i) the provisions of the DGCL in which Merger Sub merged with and into Yerbaé USA, and (ii) a plan of arrangement conducted pursuant to the provisions of the BCBCA. In connection with the Closing, Yerbaé (formerly, Kona Bay) consolidated its outstanding Common Shares on the basis of 5.8 pre-consolidation Common Shares for every one post-consolidation Common Share prior to the completion of the Amalgamation and changed its name from “Kona Bay Technologies Inc.” to “Yerbaé Brands Corp.”. Total Common Shares issued relating to the reverse takeover that were issued to former Kona Bay shareholders was 8,239,215 Common Shares with a fair value of $7,526,000.

At the time of Closing, an aggregate of 54,493,953 Common Shares were issued and outstanding of which: 35,848,290 Common Shares were issued to the former Yerbaé shareholders (inclusive of an aggregate of 5,631,276 Common Shares issued to former holders of an aggregate of $4,500,000 in convertible promissory notes of Yerbaé USA converted immediately prior to closing of the Transaction), 8,000,000 performance Common Shares (each, a “Performance Share”) were issued with a fair value of $11,360,000 of which $2,433,404 was recognized as a reduction of equity related to the current financing proceeds received and $2,840,000 has been included as deferred offering costs initially, and as of December 31, 2023, the deferred offering costs balance was Nil. The Performance Shares are held in escrow and are to be released upon the completion of certain performance-based incentives related to the listing of the Common Shares on the TSX Venture Exchange (“TSXV”), future equity financings, and certain trailing gross revenue targets, and 2,015,163 Shares were issued to former holders of subscription receipts of FinCo issuable in connection to a concurrent financing of $2,433,404 to the Transaction.

In addition, the 1,087,752 options to purchase shares of common stock (each, a “Yerbaé USA Share”) of Yerbaé USA which were outstanding immediately prior to closing of the Transaction were cancelled and the holders thereof were granted an aggregate of 1,087,752 options to purchase Common Shares (each, an “Option”), 1,754,464 warrants to purchase Yerbaé USA Shares which were outstanding immediately prior to Closing were cancelled and the holders thereof were granted an aggregate of 1,754,464 replacement warrants of Yerbaé, and 2,015,163 warrants to purchase shares of FinCo which were outstanding immediately prior to closing of the Transaction were cancelled and the holders thereof were granted an aggregate of 2,015,163 replacement warrants. 5,631,276 warrants were also issued as part of the conversion of the $4,500,000 convertible promissory notes.

In connection with the closing of the Transaction, the parties paid customary advisory fees to an eligible arm’s length third party finder (the “Finder”), in consideration for the Finder’s services in facilitating the identification, negotiation and implementation of the Transaction which consisted of the issuance of 507,662 Common Shares with a fair value of $720,880, as well as a cash payment of $200,000.

On July 17 2023, Yerbaé announced a non-brokered private placement of units (each, a “Unit”) of the Company at a price of $1.83 per Unit for aggregate gross proceeds of up to $5,000,000 (the “Offering”), with each Unit consisting of one Common Share and one warrant entitling the holder thereof to acquire one additional Common Share at a price per warrant share of $2.15 for a period of 24 months from the date of issuance. On August 18, 2023, Yerbaé closed the initial tranche of the Offering which consisted of the issuance by the Company of 2,219,629 Units for aggregate gross proceeds of $4,061,921. In connection with the closing of the initial tranche, the Company paid eligible finders cash fees of $33,243. On August 31, 2023, Yerbaé closed the second tranche of the Offering which consisted of the issuance by the Company of 225,329 Units for aggregate gross proceeds of $412,352.

Yerbae entered into an agreement, as amended on June 19, 2023 (the “FORCE Family Agreement”) with FORCE Family Office Inc. (“FORCE”). Under the terms of the FORCE agreement, FORCE will provide certain business development and corporate strategies services to enhance the Company’s growth and market positioning. In consideration for the services to be provided by FORCE, the Company agreed to pay FORCE an aggregate consulting fee of $150,000 payable in Common Shares as to $25,000 in Common Shares on the date that is one month from the date of execution of the FORCE agreement at a deemed price per Common Share equal to the prevailing market price of the Common Shares on the date of such payment and $125,000 in Common Shares on the date of expiration of the six month term at a deemed price per Common Share equal to the prevailing market price of the Common Shares on the date of such payment. Accordingly, on July 21, 2023 the Company issued 11,363 Common Shares to FORCE at a deemed price of $2.20 per Common Share in satisfaction of the initial $25,000 payment.

On November 16, 2023, Yerbaé issued 159,496 Common Shares upon the exercise of 159,496 warrants. On November 24, 2023, Yerbaé issued 66,489 Common Shares at a deemed price of US$1.88 per Common Share to FORCE pursuant to the terms of the FORCE Family Agreement.

F-18

On December 29, 2023, Yerbaé granted, effective January 1, 2024, an aggregate of 531,250 Options, 1,666,665 RSUs and 1,002,775 PSUs. Each Option, once vested, is exercisable into one Common Share at a price of $0.96 per Common Share for a period of 7 years. Each RSU representing the right to receive, once vested twelve (12) months from the date of grant, in accordance with corresponding the RSU award agreements, one Common Share. Each PSU representing the right to receive, once vested, in accordance with the correspondence PSU award agreements and achievement of the performance criteria, one Common Share.

During the year ended December 31, 2023, $525,000 in principal amount of Debentures and $14,606 in accrued interest was converted into an aggregate of 375,000 Common Shares. The principal amount was converted using a Common Share price of $1.40 and the accrued interest was converted using a weighted average Common Share price of $1.81.

During the year ending December 31, 2023, the Company received proceeds of $1,040,212 in relation to the exercise of an aggregate of 1,094,968 Warrants at $0.95 per Common Share resulting in the issuance of 1,094,968 Common Shares. At December 31, 2023, there were 58,822,126 common shares issued and outstanding.

Performance Shares

During the year ended December 31, 2023, the Company issued 5 million Performance Shares to the CEO and COO upon consummation of the Transaction. These Performance Shares were to be held in escrow and released upon the completion of certain performance-based incentives related to the listing of the Common Shares on the TSXV, future equity financings, and certain trailing gross revenue targets. An aggregate of 2.5 million of these Performance Shares were released from escrow upon certain performance criteria being met during the year ended December 31, 2023.

During the year ended December 31, 2023, the Company issued 3 million Performance Shares to an non-related party in connection with the Transaction. One million of these Performance Shares were to be released upon completion of the Transaction. The remaining 2 million Performance Shares were subject to escrow until completion, within twelve months of the Listing Date, by the Parent of a financing of a minimum aggregate of $7,000,000 (excluding the proceeds from the Concurrent Financing) at a valuation of the Company equal to a minimum of $50,000,000. These performance criteria were met during the year ended December 31, 2023.

NOTE 12 - EMPLOYEE SHARE-BASED PAYMENT ARRANGEMENTS

Equity Appreciation Rights Plan

During 2018, the Company entered into an Equity Appreciation Rights Plan with certain employees. Under the plan, individuals earned compensation based on the excess of the current fair market values per share of the Company over the fair market values per share of the Company in the year the rights were awarded. These fair value estimates have been based on an agreed upon Company valuation model, as detailed in the Equity Appreciation Rights Plan. Effective July 1, 2022, the Company converted the equity appreciation rights plan into a stock option plan. All existing options in the equity appreciation rights plan were transferred into the stock option plan. In connection with the Closing of the Transaction, all rights and stock options granted under the Equity Appreciation Rights Plan were cancelled and replaced by corresponding securities under the Company’s Equity Incentive Plan (the “Plan”).

Equity Incentive Plan

The Plan is a rolling plan for stock options and a fixed 10% plan for performance-based awards like restricted share units (each, a “RSU”), performance share units (each, a “PSU”), and deferred share unit (collectively with the RSUs and PSUs, the “Performance-Based Awards”), such that the aggregate number of common shares that: (i) may be issued upon the exercise or settlement of options granted under the Plan, shall not exceed 10% of the Company’s issued and outstanding common shares from time to time, and (ii) may be issued in respect of Performance-Based Awards shall not exceed 5,455,121. Under the Plan, settled or terminated common shares shall be available for subsequent grants under the Plan and the number of awards available to grant increases as the number of issued and outstanding common shares increases.

F-19

The following table summarizes the activity for stock options granted under the Plan for the fiscal years presented:

Share-based compensation expense related to stock options recorded for the year ended December 31, 2023 and 2022 was $800,418 and $502,551, respectively, and is recorded in general and administrative on the statement of operations and comprehensive loss.

The following table summarizes the activity for RSUs and PSUs granted under the Plan for our most recent fiscal year:

Share-based compensation expense recorded for the year ended December 31, 2023 and 2022 was $1,867,003 and Nil, respectively, and is recorded in general and administrative on the statement of operations and comprehensive loss.

The fair value of issued RSUs and PSUs are based on the fair value of the underlying shares as of the grant date. Further, we determine the fair value of granted options using the Black-Scholes-Merton valuation model with the following inputs:

Risk-Free Interest Rate	3.99%
Expected Term	5 Years
Expected Volatility	75.34%

F-20

The following table summarizes the activity for performance shares granted under the Plan for our most recent fiscal year:

During the year ended December 31, 2023, 5 million Performance Shares were granted to the CEO and COO in connection with the Transaction. The grant included certain performance conditions which had not yet been met as of December 31, 2023. These shares are issued and outstanding and held in escrow until the performance conditions are met. Total expense related to this grant was $6.1 million for the year ended December 31, 2023 and is recorded in general and administrative on the statement of operations and comprehensive loss.

During the year ended December 31, 2023, 3 million Performance Shares were granted to a party for services provided in connection with the Transaction. This grant included certain performance conditions which were met during 2023 and therefore the shares were issued to the party and are outstanding, resulting in an amount of $3.7 million include as an offset to additional paid-in capital.

NOTE 13 - WARRANTS

At December 31, 2023, the Company had outstanding share purchase warrants to purchase 14,805,080 Common Shares at prices ranging from $0.85 to $2.15 per Common Share. The warrants expire at various dates through February 8, 2026. At December 31, 2023, Yerbaé had an aggregate of 14,805,080 Common Shares reserved for the due exercise of the outstanding warrants.

As discussed, management uses the Black-Scholes-Merton valuation model to determine the fair value of the issued warrants. In using the Black-Scholes-Merton option pricing model, management has determined that the warrants have a weighted average value ranging from $0.12 to $0.96 per warrant.

The assumptions used in the calculated fair value of warrants are as follows:

Risk-free interest rate	3.99%
Expected life in years at date of issuance	2-5 years
Expected volatility	75.34%

The following table summarizes the activity for warrants for the fiscal years presented:

F-21

NOTE 14 – LOSS PER SHARE

Basic loss per share is calculated by dividing the net loss by the weighted average number of Common Shares issued during the years ended December 31, 2023 and 2022. The following table reflects the loss and share data used in the basic loss per share calculations:

	For the Year Ended December 31,
	2023	2022

Net loss	$(20,824,039)	$(8,319,702)
Basic and diluted weighted average number of Common Shares in issue	53,850,285	29,693,146
Basic and diluted loss per share	$(0.39)	$(0.28)

Diluted loss per share did not include the effect of outstanding stock options, PSUs, RSUs, performance shares, warrants and convertible debentures as the effect would be anti-dilutive. The Company excluded the following securities from its computation of diluted shares outstanding, as their effect would have been anti-dilutive:

	Years Ended December 31,
	2023	2022
Restricted stock units outstanding	938,206	-
Performance share units outstanding	934,623	-
Performance shares outstanding	5,000,000	-
Stock options outstanding	2,141,526	1,052,665
Warrants outstanding	14,805,080	5,950,268

NOTE 15 – RELATED PARTIES

On January 30, 2023, the Company entered into a loan agreement with a director of the Company. An aggregate of $100,000 was advanced by the related party pursuant to the loan agreement. The loan was fully repaid during 2023.

NOTE 16 - INCOME TAXES

The Company did not recognize any current or deferred taxes for either its year ended December 31, 2023 or December 31, 2022 as follows:

December 31,
	2023	2022
Current (expense) benefit:
United States federal	-	-
State	-	-
Total current (expense) benefit	-	-
Deferred (expense) benefit:
United States federal	-	-
State	-	-
Total deferred (expense) benefit	-	-
Total income tax (expense) benefit	$-	$-

F-22

Income tax expense attributable to income before income taxes differs from the amounts computed by applying the combined federal and state tax rate of 25.8% to pre-tax income as a result of the following:

	December 31,
	2023	2022
Income Tax (provision) benefit at the federal statutory rate of 21%	$(4,373,048)	$(1,747,137)
State income (tax) benefit, net of federal taxes	(994,205)	(397,209)
True up deferred opening balances Federal	585	(941,854)
Interest expense	73,609	36,995
Accretion interest	96,385	59,974
Officer life insurance	-	78,531
True up deferred opening balances	-	(204,163)
Update for other differences	27,863	(64,676)
Change in valuation allowance	5,168,811	3,179,539
	$-	$-

Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Current income taxes are based on the year’s income taxable for federal and state income tax reporting purposes. Total tax provision differs from the statutory tax rates applied to income before provision for income taxes due principally to amounts that are not taxable and expenses charged which are not tax deductible.

The net deferred tax assets in the accompanying statement of financial position as of December 31, 2023 and 2022 included the following components:

	December 31,
	2023	2022

Net deferred tax asset	$8,348,350	$3,179,539
Valuation allowance	(8,348,350)	(3,179,539)
Net deferred tax asset	-	-

F-23

The deferred tax asset as of December 31, 2023 and 2022 was comprised of the tax effect of cumulative temporary differences as follows:

After weighing all available evidence for the periods ended December 31, 2023 and 2022, the Company has recorded a full valuation allowance against the net deferred tax assets. In addition, the Company had available at December 31, 2023 and 2022 unused operating loss carryforwards of $23,922,378 and $6,660,697, respectively, which can be carried forward indefinitely and may provide future tax benefits.

The Company continuously monitors its current and prior filing positions in order to determine if any unrecognized tax positions should be recorded. The analysis involves considerable judgement and is based on the best information available. For the periods ended December 31, 2023 and 2022, the Company is not aware of any positions which require an uncertain tax position liability.

NOTE 17 - COST OF GOODS SOLD

Cost of goods sold is primarily comprised of materials, including in-bound freight, and rent related to the Company’s manufacturing facilities. The breakdown for the items within costs of sales was the following for the fiscal years presented:

	For the Years Ended December 31,
	2023	2022

Materials	$5,832,752	$2,732,495
Warehouse rent (non-lease)	143,325	219,778
Cost of goods sold	$5,976,077	$2,952,273

F-24

NOTE 18 - GENERAL AND ADMINISTRATIVE

General and administrative consisted of the following expenses during the fiscal years presented:

	For the Years Ended December 31,
	2023	2022
Share-based compensation	2,667,466	586,945
Performance shares granted in connection with the Transaction	6,086,596	-
Outbound freight	2,505,189	2,073,629
Employee benefits	2,858,062	2,507,338
Professional fees	3,185,400	735,270
Office expenses	1,150,530	843,387
Other	846,248	327,429
Total general and administrative expenses	$19,299,491	$7,073,998

Share-based compensation expenses relate to share grants in the form of RSUs, PSUs and stock options. Performance Shares were granted in connection with the successful consummation of the Transaction. See Note 12 for further information.

NOTE 19 – MARKET RISK

Credit Risk

Credit risk is the risk that a counter party will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Company is exposed to credit risk from its operating activities (primarily accounts receivable) and from its financing activities, including deposits with banks and financial institutions. The Company places its cash with high quality credit institutions. From time to time, the Company maintains cash balances at certain institutions in excess of the Federal Deposit Insurance Corporation (“FDIC”) limit. As of December 31, 2023 and 2022, the Company had cash balances that exceeded the FDIC limit with four financial institutions. Management believes that the risk of loss is not significant and has not experienced any losses in such accounts.

Interest Rate Fluctuation Risk

We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of December 31, 2022, we did not have any cash equivalents.

The primary objective of our investment activities is to preserve principal while maximizing income without significantly increasing risk. Because we only hold cash and, our portfolio’s fair value is insensitive to interest rate changes. In future periods, we will continue to evaluate our investment policy in order to ensure that we continue to meet our overall objectives. A hypothetical 100 basis point increase or decrease in interest rates would not have a material effect on our financial results.

Price Risk

In the normal course of business our financial position is routinely subject to a variety of risks. The principal market risks (i.e., the risk of loss arising from adverse changes in market rates and prices) to which we are exposed are fluctuations in commodity and other input prices affecting the costs of our raw materials (including, but not limited to, increases in the costs of aluminum cans, as well as certain sweeteners), fluctuations in energy and fuel prices, as well as limitations in the availability of aluminum cans and certain other raw materials and packaging materials. We generally do not use hedging agreements or alternative instruments to manage the risks associated with securing sufficient ingredients or raw materials. We are also subject to market risks with respect to the cost of commodities and other inputs because our ability to recover increased costs through higher pricing is limited by the competitive environment in which we operate.

We do not use derivative financial instruments to protect ourselves from fluctuations in interest rates and, except for aluminum, generally do not hedge against fluctuations in commodity prices.

F-25

Capital Management

The Company’s policy is to maintain a strong capital base so as to maintain investor and creditor confidence and to sustain future development of the business. The capital structure of the Company consists of the aggregate of short-term and long-term debt (including convertible debt) additional capital and deficit.

The Company manages its capital structure and makes adjustments to it in light of economic conditions and externally imposed capital requirements. The Company, upon approval from its Board of Directors, will make changes to its capital structure as deemed appropriate under the specific circumstances. The current objectives are to safeguard the Company’s ability to continue as a going concern, provide financial capacity and flexibility to meet its strategic objectives and provide an adequate return to unitholders commensurate with the level of risk.

There were no changes in the Company’s approach to capital management during the year.

NOTE 20 - COMMITMENTS & CONTINGENCIES

Litigation

During the ordinary course of the Company’s business, it is subject to various claims and litigation. Management believes that the outcome of such claims or litigation will not have a material adverse effect on the Company’s financial position, results of operations or cash flow.

Commitments

The Company has unconditional purchase obligations for certain raw materials, such as ingredients and bottles. However, none of the contracts related to the purchase obligations are entered into for a period greater than one year.

NOTE 21 - SUBSEQUENT EVENTS

In accordance with the guidance in ASC 855 Subsequent Events, the Company evaluated subsequent events through the date the financial statements were issued.

Effective January 1, 2024, the Company granted an aggregate of 609,375 Options, 1,666,665 RSUs and 1,069,441 PSUs. Each Option, once vested, is exercisable into one common share at a price of $0.96 per common share for a period of 7 years and vest as to: (i) 25% 15 months following the date of grant; (ii) 25% 18 months following the date of grant; (iii) 25% 21 months following the date of grant; and (iv) 25% 24 months following the date of grant. Each RSU representing the right to receive, once vested twelve (12) months from the date of grant, in accordance with corresponding the RSU award agreements, one common share. Each PSU representing the right to receive, once vested, in accordance with the correspondence PSU award agreements and achievement of the performance criteria, one common share.

On January 16, 2024, the Company issued, in connection with the exercised by one eligible warrant holder (the “Eligible Holder”) who participated in the Company’s warrant exercise incentive program and exercised an aggregate of 835,000 Warrants for aggregate proceeds to the Company of $1,002,000, and aggregate of 835,000 warrants (each, an “Incentive Warrant”) to the Eligible Holder. The Incentive Warrants are exercisable into the same number of common shares of the Company at an exercise price of $1.50 per common share until December 14, 2025, subject to an acceleration provision whereby, if for any thirty (30) consecutive trading days (the “Premium Trading Days”) following the repricing the closing price of the common shares exceeds $2.50 per common share, the Incentive Warrants’ expiry date will be accelerated such that holders will have thirty (30) calendar days to exercise the Incentive Warrants (if they have not first expired in the normal course) (the “Acceleration Clause”). The activation of the Acceleration Clause will be announced by press release and the 30-day period will commence no later than seven (7) days after the last Premium Trading Day.

On April 1, 2024, the Company granted an aggregate of 376,100 Options to purchase up to 376,100 common shares as well as the award of an aggregate of 891,664 RSUs and 346,666 PSUs. The Options are exercisable for a period of 7 years from the date of grant at a price of $0.52 per common share and vest as to: (i) 25% 15 months following the date of grant; (ii) 25% 18 months following the date of grant; (iii) 25% 21 months following the date of grant; and (iv) 25% 24 months following the date of grant. Each RSU represents the right to receive, once vested, one common share in the capital of the Company. The RSUs vest 12 months from the date of the RSU Award. Each PSU represents the right to receive, once vested and the requisite performance criteria is met, one common share in the capital of the Company.

F-26

YERBAÉ BRANDS CORP.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In United States dollars, except share data)

	March 31,	December 31,
	2024	2023
CURRENT ASSETS
Cash	$609,764	$977,373
Accounts receivable	592,302	1,020,056
Inventory	1,317,056	962,288
Prepaid expenses	624,604	721,432
Other current assets	150,000	150,000
Total current assets	$3,293,726	$3,831,149

NONCURRENT ASSETS
Property, plant and equipment, net	55,815	60,453
Right of use asset	188,454	210,208
Total noncurrent assets	$244,269	$270,661

Total assets	$3,537,995	$4,101,810

CURRENT LIABILITIES
Accounts payable	$1,365,340	$1,689,407
Accrued expenses	829,855	840,426
Notes payable, current portion	272,663	340,178
Lease liability, current portion	121,025	117,660
Total current liabilities	$2,588,883	$2,987,671

NONCURRENT LIABILITIES
Notes payable, non-current portion	2,397,652	2,234,038
Lease liability, non-current portion	123,331	155,107
Total noncurrent liabilities	$2,520,983	$2,389,145

Total liabilities	$5,109,866	$5,376,816

EQUITY
Preferred shares - 100,000,000 authorized, zero issued and outstanding as of both March 31, 2024 and December 31, 2023	$-	$-
Common shares - without par value, 61,767,132 and 58,822,126 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively.	-	-
Additional paid-in capital	35,709,475	33,212,631
Accumulated deficit	(37,281,346)	(34,487,637)
Total deficiency	$(1,571,871)	$(1,275,006)

Total Liabilities & shareholders’ deficiency	$3,537,995	$4,101,810

The accompanying notes are an integral part of these consolidated financial statements.

F-27

YERBAÉ BRANDS CORP.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In United States dollars, except share data)

	For the Three Months Ended March 31,
	2024	2023

Revenues	$1,434,971	$3,386,907
Cost of sales	620,262	1,757,015
Gross profit	$814,709	$1,629,892

General and administrative	$2,892,274	$8,494,629
Sales, advertising and marketing	457,807	1,971,860
Total expenses	$3,350,081	$10,466,489

Net loss before other income (expense)	(2,535,372)	(8,836,597)

Interest expense	(258,337)	(46,185)

Net loss before income taxes	(2,793,709)	(8,882,782)
Income tax expense	-	-
Net loss and comprehensive loss	$(2,793,709)	$(8,882,782)

Basic and diluted loss per share	$(0.05)	$(0.20)

Basic and diluted weighted average shares outstanding	60,258,351	44,015,564

The accompanying notes are an integral part of these consolidated financial statements.

F-28

F-29

**YERBAÉ BRANDS CORP.**

**UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS**

**(In United States dollars)**

| | For the Three Months Ended March 31, | |
|---|---|---|
| | 2024 | 2023 |
| Cash flows from operating activities: | | |
| Net loss | $ (2,793,709) | $ (8,882,782) |
| Adjustment to reconcile net loss to net cash used in operating activities: | | |
| Share-based compensation | 944,865 | 104,455 |
| Performance shares granted upon consummation of RTO | - | 6,086,096 |
| Depreciation and amortization | 5,495 | 12,673 |
| Lease expense | (4,992) | 29,081 |
| Accretion expense | 168,602 | - |
| Change in operating assets and liabilities: | | |
| Accounts receivable | 427,754 | 240,460 |
| Inventory | (354,768) | (87,391) |
| Prepaid expenses | 96,828 | 77,227 |
| Accounts payable | (325,732) | (478,255) |
| Accrued interest | 49,020 | (44,306) |
| Accrued expenses | (59,591) | 8,678 |
| Net cash used in operating activities | (1,846,228) | (2,934,064) |
| | | |
| Cash flows from investing activities: | | |
| Proceeds from the sale of equipment | (857) | - |
| Recapitalization | - | 640,709 |
| Net cash flows provided by (used in) investing activities: | (857) | 640,709 |
| | | |
| Cash flows from financing activities: | | |
| Proceeds from debt instruments and notes payable | 262,077 | 901,169 |
| Payments on debt instruments and notes payable | (334,580) | (1,742,677) |
| Warrants exercised | 1,551,979 | - |
| Proceeds from notes payable | - | 100,000 |
| Proceeds from issuance of common stock and warrants | - | 2,433,202 |
| Net cash flows provided by (used in) financing activities: | 1,479,476 | 1,691,694 |
| | | |
| Net change in cash | (367,609) | (601,661) |
| Cash, beginning of period | 977,373 | 857,710 |
| Cash, end of period | $ 609,764 | $ 256,049 |
| | | |
| Supplemental disclosure of cash flow information | | |
| Cash paid for interest | $ (46,185) | $ (89,685) |
| Conversion of notes payable to common stock | $ - | $ 4,528,094 |
| Reverse takeover transaction | $ - | $ (569,115) |

F-30

NOTE 1 - NATURE AND DESCRIPTION OF BUSINESS

Yerbaé Brands Corp. (“Yerbaé” and, together with its subsidiary, the “Company”. “we”, or “us”) is a corporation existing under the Business Corporations Act (British Columbia) (“BCBCA”). Yerbaé’s principal subsidiaries are Yerbaé Brands Co. (“Yerbaé USA”) and Yerbaé LLC of which Yerbaé owns 100% interests in. Yerbaé is a beverage manufacturer focusing on the development and distribution of plant-based energy drinks and seltzers.

On May 19, 2022, Yerbaé (formerly Kona Bay Technologies Inc. (“Kona Bay”)) entered into a definitive arrangement agreement and plan of merger, as amended on August 31, 2022 and February 8, 2023, with Yerbaé USA, Kona Bay Technologies (Delaware) Inc. (“Merger Sub”), a wholly-owned Delaware subsidiary of the Company, 1362283 B.C. Ltd. (“FinCo”), a wholly-owned British Columbia subsidiary of Kona Bay, Todd Gibson and Karrie Gibson, pursuant to which Kona Bay proposed to complete a business combination with Yerbaé USA via the acquisition of all of the issued and outstanding securities of Yerbaé USA from the securityholders (collectively, the “Original Yerbaé Securityholders”) of Yerbaé USA (the “Transaction”). The Transaction was subject to the approval of the TSX Venture Exchange (“TSXV”) and constituted a reverse takeover of Kona Bay by Yerbaé USA as defined in TSXV Policy 5.2 – Change of Business and Reverse Takeovers.

On February 8, 2023, Yerbaé completed the Transaction with Yerbaé USA by way of a reverse merger conducted pursuant to: (i) the provisions of the Delaware General Corporations Law (“DGCL”) in which Merger Sub merged with and into Yerbaé USA, and (ii) a plan of arrangement conducted pursuant to the provisions of the BCBCA, which resulted in the amalgamation of Kona Bay with FinCo. In connection with the closing of the Transaction, Yerbaé (formerly, Kona Bay Technologies Inc.) consolidated its issued and outstanding common shares (each, a “Common Share”) on the basis of 5.8 pre-consolidation Common Shares for every one post-consolidation Common Share and changed its name from “Kona Bay Technologies Inc.” to “Yerbaé Brands Corp.”

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and include Yerbaé and its subsidiaries and include the accounts of all majority owned subsidiaries over which the Company exercises control and, when applicable, entities in which the Company has a controlling financial interest. All intercompany balances and transactions have been eliminated in consolidation. The Company had the following wholly-owned consolidated subsidiaries as of March 31, 2024:

Subsidiary	Date of Incorporation	Jurisdiction of Incorporation	Ownership Percentage	Direct or Indirect Ownership
Yerbaé Brands Co.	August 21, 2020	Delaware	100%	Direct
Yerbaé LLC(1)	May 18, 2016	Delaware	100%	Indirect

(2)	Yerbaé LLC is a wholly-owned subsidiary of Yerbaé Brands Co.

These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s latest consolidated annual financial statements for the period ended December 31, 2023. In general, disclosure provided in these unaudited condensed consolidated financial statements does not repeat the disclosure provided in the Company’s most recent audited consolidated annual financial statements. However, these unaudited condensed consolidated financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented.

Going Concern

Yerbaé’s evaluation of its ability to continue as a going concern requires it to evaluate its future sources and uses of cash sufficient to fund its currently expected operations in conducting business activities one year from the date its unaudited condensed consolidated financial statements are issued. Yerbaé evaluates the probability associated with each source and use of cash resources in making its going concern determination.

F-31

Management believes that it is probable that the Company will be unable to meet its obligations as they come due within one year after the date that the unaudited condensed consolidated financial statements are issued. Should the additional planned financings not occur as expected, management will implement alternative arrangements and such arrangements could have a potentially significant negative impact on the current net asset value of the Company. These alternatives include: (1) raising additional capital by means other than those planned through equity and/or debt financings; and/or (2) entering into new commercial relationships to help fund future expenses.

As a result of the Company’s recurring losses from operations, and the need for additional financing to fund its operating and capital requirements within one year after the date that the financial statements are issued, there is uncertainty regarding the Company’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt as to the Company’s ability to continue as a going concern.

Management Estimates

The preparation of the unaudited condensed consolidated financial statements in accordance with U.S. GAAP requires the use of estimates and assumptions that affect the amounts reported in the unaudited condensed consolidated financial statements and accompanying notes. These estimates are based on historical experience and various other assumptions that management believes to be reasonable under the circumstances, including the potential future effects of macroeconomic trends and events, such as inflation and interest rate levels; supply chain disruptions; uncertainty from potential recessionary effects; climate-related matters; market, industry and regulatory factors, including permitting issues; global events, such as the ongoing military conflicts in Ukraine and Palestine; and public health matters. These estimates form the basis for making judgments about the Company’s operating results and the carrying values of assets and liabilities that are not readily apparent from other sources. While management believes that such estimates are reasonable when considered in conjunction with the Company’s unaudited condensed consolidated financial position and results of operations taken as a whole, actual results could differ from these estimates.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

The Company recognizes revenue in accordance with the five-step model outlined in ASC 606-Revenue from Contracts with Customers. Specifically, the Company recognizes revenue from the sale of Yerbaé product to its customers by applying the following steps:

1.	Identify the contract(s) with a customer
2.	Identify the performance obligations in the contract
3.	Determine the transaction price
4.	Allocate the transaction price to the performance obligations in the contract
5.	Recognize revenue when (or as) the entity satisfies a performance obligation

Refer to Note 3 to the unaudited condensed consolidated financial statements for additional information regarding the Company’s recognition, measurement and disclosure of its contracts with customers.

Income Taxes

Income taxes are accounted for using the asset and liability method in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 740, Income Taxes (“ASC 740”), which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the unaudited condensed consolidated statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

F-32

The Company records net deferred tax assets to the extent it believes these assets will more-likely-than-not be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. In the event the Company was to determine that it would be able to realize its deferred income tax assets in the future in excess of its net recorded amount, the Company would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

Cash and Cash Equivalents

Cash in the unaudited condensed consolidated statement of financial position are comprised of cash at banks and on hand and short-term highly liquid deposits with a maturity date of three months or less, that are readily convertible to a known amount of cash and subject to an insignificant risk of changes in value. For the purposes of the statement of cash flows, cash and cash equivalents consist of cash and short-term deposits. At certain times, the amount of cash equivalents at any one institution may exceed the federally insured prescribed limits; however, no losses have been incurred to date.

Accounts Receivable

Accounts receivables, net of the allowance for doubtful accounts, represent their estimated net realizable value, which approximates fair value. Provisions for doubtful accounts are recorded based on historical collection experience and the age of the receivables. Receivables are written off when they are deemed uncollectible.

Inventory

Inventory is valued at the lower of cost or net realizable value with cost determined on a first-in/first-out basis. The cost of inventory includes material and manufacturing costs. Inventoriable costs are expensed to cost of goods sold on the Consolidated Statement of Operations and Comprehensive Loss in the same period as finished products are sold. The amount of any write-down of inventory to net realizable value and all losses of inventory are recognized as an expense in the period when the write-down or loss. No write downs were recognized during the interim reporting period ended March 31, 2024 or March 31, 2023. Further, we establish a reserve related to shrinkage. The reserve is adjusted at the end of each reporting period as needed.

Leases

In the ordinary course of business, the Company enters into agreements that provide financing for equipment and for other warehouse facility and vehicle needs. The Company reviews all agreements to determine if a leasing arrangement exists. When a leasing arrangement is identified, a determination is made at inception as to whether the lease is an operating or a finance lease. A lease exists when a contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. In determining whether a lease exists, the Company considers whether a contract provides both the right to obtain substantially all of the economic benefits from the use of an asset and the right to direct the use of the asset. Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the present value of the minimum future lease payments over the expected term of the lease. The Company’s lease assets are primarily concentrated in vehicles, machinery and equipment.

Leases with an initial term of 12 months or less are classified as short-term leases and are not recognized in the consolidated balance sheets unless the lease contains a purchase option that is reasonably certain to be exercised, or unless it is reasonably certain that the equipment will be leased for greater than 12 months. The volume of lease activity for leases with an initial term of 12 months or less varies depending upon the number of ongoing projects at a given time, as well as the location and type of equipment required in connection with those projects. Lease payments for short-term leases are recognized on a straight-line basis over the lease term, and primarily relate to equipment used on construction projects, for which the rentals are based on daily, weekly or monthly rental rates, and typically contain termination for convenience provisions. Lease determinations are reassessed in the event of a change in lease terms. The Company has a limited number of sublease, equipment and other leasing arrangements, which are not considered material to the unaudited condensed consolidated financial statements.

F-33

Long-Lived Assets

Management regularly reviews property and equipment and other long-lived assets for possible impairment. This review occurs annually, or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If there is an indication of impairment, management then prepares an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. The fair value is estimated using the present value of the future cash flows discounted at a rate commensurate with management’s estimates of the business risks. Preparation of estimated expected future cash flows is inherently subjective and is based on management’s best estimate of assumptions concerning expected future conditions. No impairments were recognized during the three months ended March 31, 2024 or March 31, 2023.

Fair Value Measurement

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs based on quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets and liabilities in active markets, or quoted prices for identical assets and liabilities in markets that are not active.

Level 3: Unobservable inputs that reflect the Company’s own assumptions. While the Company does not have any financial instruments that are measured to fair value on a recurring or non-recurring basis, it does have financial instruments, such as cash, notes payable, and the line of credit as of both December 31, 2023, and December 31, 2022. The fair value of the cash and line of credit is equal to their carrying value due to the short-term nature and liquidity of the instruments. Similarly, the fair value of the notes payable, which are categorized as level 3 instruments, are also equal to their carrying value due to their recent issuance at interest rates that are prevalent in the market for a smaller company as of the reporting date.

The Company’s financial instruments as of March 31, 2024 included cash, accounts receivables, accounts payable and notes payable. The stated amounts of cash, accounts receivables and accounts payable represent fair value due to the short-term nature of the instruments. Further, the stated amount of the notes payable, which are classified as level 3 instruments, also represent fair value due the notes being issued at currently prevailing market rates.

Sales, Advertising and Marketing

The Company supports its products with advertising to build brand awareness of the Company’s various products in addition to other marketing programs executed by the Company’s contract marketing teams. Advertising costs for the three months ended March 31, 2024 and March 31, 2023 were approximately $0.5 million and $2.0 million, respectively.

Share-Based Compensation

The Company determines the fair value of employee stock-based compensation awards on the date of grant and recognizes the related expense over the requisite service period. Further, the Company also grants non-employee options in exchange for certain goods and services received. Similar to employee options, non-employee options are measured at fair value as of the grant date and are recognized when the goods or services or obtained.

F-34

The fair value of restricted share units and performance share units is equal to the market price of the Company’s common share on the date of grant. The fair value of stock options are determined using the Black-Scholes-Merton valuation model. The expected volatility is based on the implied volatilities for comparable companies and the expected life of the award is determined using the simplified method.

When awards include a performance condition that impacts the vesting of the award, the Company records compensation cost when it becomes probable that the performance condition will be met and the expense will be attributed over the explicit or implicit service period. The Company accounts for forfeitures as they occur. Any previously recognized expense related to the forfeited awards will be reversed during the period of forfeiture.

The Company will account for the effects of a modification, which is defined as a change in the terms or conditions of a share-based payment award, in accordance with the guidance in 718-10-35. Specifically, a modification of the terms or conditions of an equity award is treated as an exchange of the original award for a new award.

Segment Reporting

The Company’s operating segments are reported in a manner consistent with internal reporting provided to the chief operating decision-maker. The chief operating decision-maker, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as the Chief Executive Officer (“CEO”). In addition to requiring certain information about operating segments, ASC 280 also requires that entities report certain information about their products and services, the geographic areas in which they operate, and their major customers Currently, the Company conducts its business within a single operating segment. Further, the Company does not have any long-lived assets located outside of the United States.

Complex Financial Instruments

Convertible Debt

To support its ongoing financing needs, the Company may issue convertible debt with detachable warrants. In accounting for the convertible debt, the Company follows the guidance in ASC 815-15 to determine whether the embedded conversion option should be considered an embedded derivative. If Yerbaé determines that the conversion option should be considered an embedded derivative, it then assesses the guidance in ASC 815-40 to determine if the embedded derivative is considered indexed to the Company’s stock. If the embedded derivative is not considered indexed to the Company’s stock, Yerbaé would separate the embedded derivative from its debt host (based on its estimated fair value) and recognize it as a derivate liability to be re-measured to fair value at the end of each reporting period.

Detachable Warrants

In addition to convertible debt, the Company may also issue detachable warrants in connection with certain financings. In accounting for the warrants, the Company will first determine whether they are in the scope of ASC 480 and therefore whether they are to be recognized as a liability and re-measured to fair value at the end of each reporting period. If the warrants are not within the scope of ASC 480, the Company will then determine if they are indexed to the Company’s own stock. If the warrants are not considered indexed to the Company’s Common Shares, they will be recognized as a liability and re-measured to fair value at the end of each reporting period.

Allocation of Proceeds

In situations where the Company issues convertible debt with detachable warrants, Yerbaé determines the allocation of proceeds based on the guidance in ASC 470-20 (assuming the conversion option is not bi-furcated from the debt host and the warrants are equity classified). Specifically, the Company allocates the proceeds between the convertible debt and detachable warrants based on their relative fair value. The portion allocated to the detachable warrants is then recognized as a debt discount and amortized to interest expense over the estimated life of the debt. If the debt is either paid down or converted to equity prior to its maturity date the Company will immediately recognize the remaining debt discount to interest expense.

F-35

Recent Accounting Pronouncements

Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures-In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires a public entity to disclose significant segment expenses and other segment items on an annual and interim basis and provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that are currently required annually. Additionally, it requires a public entity to disclose the title and position of the Chief Operating Decision Maker (“CODM”). The ASU does not change how a public entity identifies its operating segments, aggregates them, or applies the quantitative thresholds to determine its reportable segments. The new standard is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. A public entity should apply the amendments in this ASU retrospectively to all prior periods presented in the financial statements. Yerbaé expects this ASU to only impact its disclosures with no impacts to the Company’s results of operations, cash flows and financial condition.

Income Taxes (Topic 740): Improvements to Income Tax Disclosures-In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which focuses on the rate reconciliation and income taxes paid. ASU No. 2023-09 requires a public business entity (“PBE”) to disclose, on an annual basis, a tabular rate reconciliation using both percentages and currency amounts, broken out into specified categories with certain reconciling items further broken out by nature and jurisdiction to the extent those items exceed a specified threshold. In addition, all entities are required to disclose income taxes paid, net of refunds received disaggregated by federal, state/local, and foreign and by jurisdiction if the amount is at least 5% of total income tax payments, net of refunds received. For PBEs, the new standard is effective for annual periods beginning after December 15, 2024, with early adoption permitted. An entity may apply the amendments in this ASU prospectively by providing the revised disclosures for the period ending December 31, 2025 and continuing to provide the pre-ASU disclosures for the prior periods, or may apply the amendments retrospectively by providing the revised disclosures for all period presented. Yerbaé expects this ASU to only impact its disclosures with no impacts to the Company’s results of operations, cash flows, and financial condition.

NOTE 3 - REVENUE FROM CONTRACTS WITH CUSTOMERS

The Company is in the business of manufacturing plant-based beverages and derives its revenues from one primary source-product sales. Revenue from contracts with customers is recognized when control of the goods are transferred to the customer at an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods.

The Company recognizes revenue in accordance with the five-step model outlined in ASC 606-Revenue from Contracts with Customers. Specifically, the Company recognizes revenue from the sale of Yerbaé product to our customers by applying the following steps:

1.	Identify the contract(s) with a customer
2.	Identify the performance obligations in the contract
3.	Determine the transaction price
4.	Allocate the transaction price to the performance obligations in the contract
5.	Recognize revenue when (or as) the entity satisfies a performance obligation

The Company’s contracts with customers contain a single performance obligation consisting of providing Yerbaé energy drinks. As it pertains to the single performance obligation, the Company does not recognize any contract assets or contract liabilities as it does not: (1) have a right to consideration in exchange for goods or services that the entity has transferred to a customer when the right is conditioned on something other than the passage of or (2) receive payment prior to performing.

The Company typically satisfies its performance obligations at a point time upon the occurrence of delivery of the product to the customer. Further, payment is typically received within 60 days after product delivery and does not include a significant financing component.

F-36

The Company’s contracts with customers include variable consideration including customer rebates and quick pay discounts. The Company estimates variable consideration, which it does not consider to be constrained, using either the most likely amount or expected value methods depending on the type of variable consideration.

The Company only provides refunds for products that are damaged during delivery to the customer. However, instances of refunds are rare and have not historically had a material impact on the Company’s results of operations. Finally, Yerbaé has made an accounting policy election to exclude from the measurement of the transaction price all taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction and collected by the entity from a customer.

In addition to variable consideration, the Company also provides payments to certain customers for slotting fees. In accordance with the guidance in ASC 606-10-32, the Company determined that the payment is not in exchange for a distinct good or service and it is therefore recognized as a reduction to the transaction price. As the slotting fee payment covers the life of the contract with a customer, the initial payment is recognized as an asset and is amortized as a reduction to revenue on a rational and reasonable basis over the estimated life of the contract.

Costs to Obtain a Contract with a Customer

The Company does not recognize any assets related to either costs to obtain or fulfill a contract with a customer. We incur certain delivery costs prior to transferring control of Yerbaé product to our customers (i.e. outbound freight). In accordance with the guidance in ASC 606-10-25, those costs are recognized as a fulfillment cost as they are provided prior to transferring control of the Yerbaé product to our customer (i.e. akin to shipping and handling). Further, the costs are classified in general and administrative within the consolidated statement of operations and comprehensive loss.

NOTE 4 - REVERSE RECAPITALIZATION

On February 8, 2023, Yerbaé completed the Transaction with Yerbaé USA by way of a reverse merger conducted pursuant to: (i) the provisions of the Delaware General Corporations Law (“DGCL”) in which Merger Sub merged with and into Yerbaé USA, and (ii) a plan of arrangement conducted pursuant to the provisions of the BCBCA, which resulted in the amalgamation of Kona Bay with FinCo. In connection with the Closing, Yerbaé (formerly, Kona Bay Technologies Inc.) consolidated its issued and outstanding common shares (each, a “Common Share”) on the basis of 5.8 pre-consolidation Common Shares for every one post-consolidation Common Share and changed its name from “Kona Bay Technologies Inc.” to “Yerbaé Brands Corp.”. In accounting for the Transaction, the Company determined that Kona Bay was a shell company (as that term has been defined in Rule 405 of the United States Securities Act of 1933) as prior to the merger they had no operations and assets consisting solely of cash and cash equivalents. Thus, pursuant to section 12100 of the United States Securities and Exchange Commission’s (“SEC”) financial reporting manual, the Company concluded that: (1) the Transaction should be accounted for as “a reverse takeover equivalent to the issuance of Common Shares by the Company for the net monetary assets of Kona Bay”; and (2) the Company should be considered the accounting acquirer/legal acquiree in the Transaction. As the Company concluded that Yerbaé USA was the accounting acquirer/legal acquiree in the transaction, the historical results of the combined company (prior the merger) represent the historical results of Yerbaé USA.

The recognition and measurement for the acquisition of Kona Bay, was analogized to the guidance in ASC 805-40 Reverse Acquisitions which requires that the accounting acquirer measure the fair value of the consideration transferred based on the number of common shares the legal target would have had to issue in order to retain a specified ownership in the combined Company (the “deemed issuance”). Yerbaé intended to retain and 85% ownership interest in the combined company, and therefore, based on 30.2 million shares outstanding immediately prior to the merger, would have had to issue approximately 5.3 million shares to the owners of the legal parent (to retain an 85% ownership). In addition, based on an equity financing by the Company which occurred immediately before the transaction, the Company determined that the common shares had a fair value of $1.23 per share. This resulted in the determination of the fair value of the consideration transferred in the transaction was approximately $6.5 million (5.2 million shares x $1.23 per Common Share) and that of the $6.5 million transferred approximately $0.6 million should be allocated to the cash acquired from Kona Bay (i.e., the “net assets” acquired) and the remaining $5.9 million should be recognized as a charge to equity as follows:

Allocation Table
($ in millions)
Fair value of consideration paid	$6.5
Net assets acquired (cash)	(0.6)
Charge to additional paid in capital	$5.9

F-37

In addition the Company presented the acquisition of Kona Bay as a “recapitalization” line item in our statement of changes in shareholders equity reflecting: (1) the number of Kona Bay’s outstanding common shares immediately prior to the transaction; and (2) the approximately $6.5 million in fair value of consideration transferred (calculated pursuant to the paragraph above). Further, while the guidance in ASC 805-40 also requires a revision to historical equity (of the combined company) to reflect the legal capital of the legal acquirer, the Company concluded that this was not required in our scenario as the conversion ratio, which reflects the number of common shares issued by the legal acquirer to effectuate the transaction compared to the number of common shares in the capital of Yerbaé outstanding immediately prior to the transaction, was 1:1.

NOTE 5 - INVENTORY

Inventory consist of the following for the fiscal years presented:

NOTE 6 – PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and consist primarily of vehicles. Depreciation is computed on a straight-line method over an estimated useful life of the asset of approximately five years.

Property & Equipment
March 31, 2024
Vehicles, gross	$110,772
Vehicles, accumulated depreciation	(54,957)
Vehicles, net	$55,815

Depreciation expense totaled $5,495 and $12,673 for the three months ended March 31, 2024 and March 31, 2023, respectively, and is recorded in selling, general and administrative in the condensed consolidated statement of operations and comprehensive loss.

F-38

NOTE 7 – ACCRUED EXPENSES

Accrued expenses and other current liabilities consist of the following for the fiscal years presented:

	March 31, 2024	December 31, 2023

Accrued employee bonuses	$235,722	$358,154
Accrued credit card expenses	258,690	259,144
Accrued interest	182,373	133,353
Other accrued expenses	153,070	89,775
TOTAL	$829,855	$840,426

NOTE 8 – LINE OF CREDIT

On May 16, 2023, Yerbaé replaced their line of credit provider Ampla LLC (“Ampla”) and secured a new accounts receivable and inventory revolving line of credit of $2,500,000 from Oxford Commercial Finance, a Michigan banking corporation, through its Delaware subsidiary Yerbaé LLC. The Company can draw down funds as needed, and only pay interest on the amount borrowed. The debt facility is secured by a security interest in all assets of Yerbaé, including a first security interest in Yerbaé’s accounts receivable and inventory. The outstanding balance due to Oxford Commercial Finance was $0 as of both March 31, 2024 and December 31, 2023.

NOTE 9 – NOTES PAYABLE

Notes payable consisted of the following:

F-39

2023 Convertible Notes

On April 13, 2023, Yerbaé closed the first tranche (the “First Tranche”) of its brokered debenture unit (each, a “Debenture Unit”) offering which consisted of 1,650 Debenture Units for gross proceeds of $1,650,000. On May 5, 2023, Yerbaé closed the second tranche (the “Second Tranche”) pursuant to which it issued an additional 2,152 Debenture Units for gross proceeds of $2,152,000, and for aggregate gross proceeds, together with the closing of the First Tranche, of $3,802,000.

Each Debenture Unit consisted of: (i) one (1) convertible debenture (each, a “Debenture”) in the principal amount of $1,000; and (ii) 714 share purchase warrants. The Debentures mature on April 30, 2025 (the “Maturity Date”), and bear interest at a rate of 6.0% per annum, payable on the earlier of the Maturity Date or the date of conversion of the Debentures. The interest will be payable in Common Shares to be determined at the Market Price (as that term is defined in the Policies of the TSXV). The principal amount of the Debentures will be convertible at the holder’s option into Common Shares at any time prior to the close of business on the earlier of: (i) the last business day immediately preceding the Maturity Date, and (ii) the date fixed for redemption in the case of a change of control, at a conversion price of $1.40 per Common Share, subject to adjustment in certain customary events. Each warrant entitles the holder thereof to acquire one Common Share at a price per Common Share of $1.70 at any time prior to the Maturity Date, subject to an acceleration right whereby, if, in the event the Common Shares have a daily volume weighted average trading price on the TSXV (or such other recognized North American securities exchange) of $3.00 or greater per Common Share for any ten (10) consecutive trading day period at any time after the date that is four (4) months following the issuance of the warrants, Yerbaé may accelerate the expiry of the warrants by giving notice to the holders by disseminating a news release advising of the acceleration) and, in such case, the warrants will be deemed to have expired on the day which is thirty (30) days after the date of such notice.

In accounting for the Debentures, the Company concluded the conversion option should not be bi-furcated from the debt host as it was considered indexed to the Company’s stock in accordance with ASC 815-40. Further, the Company also concluded that the detachable warrants should be classified in equity as they: (1) were not within the scope of ASC 480-10; and (2) should be considered indexed to the Company’s Common Shares. In accordance with ASC 470-20, the Company recognized both the Debentures and detachable warrants at their relative fair values. This resulted in the recognition of a debt discount that is being amortized to interest expense over the life of the Debenture Units. During the three months ended March 31, 2024, the Company recorded accretion expense of $168,602. The remaining unamortized debt discount balance as of March 31, 2024 was $912,096.

Future principal maturities of notes payable at March 31, 2024 were as follows:

Remainder of 2024	$266,868
2025	3,300,178
2026	15,365
2027	-
2028	-
Thereafter	-
Total payments	$3,582,411
Debt discount	(912,096)
Balance	$2,670,315

NOTE 10 – SHARE CAPITAL

Yerbaé is authorized to issue an unlimited number of Common Shares without par value and 100,000,000 preferred shares (each, a “Preferred Share”) without par value.

For the interim period ended March 31, 2024 and annual period ended December 31, 2023, the Company had the following equity transactions:

On May 19, 2022, Yerbaé (formerly Kona Bay) entered into the Arrangement Agreement with Yerbaé USA, Merger Sub, FinCo, Todd Gibson and Karrie Gibson, with respect to the Transaction. On February 8, 2023, Yerbae completed its Transaction with Yerbaé USA by way of a reverse takeover. conducted pursuant to: (i) the provisions of the DGCL in which Merger Sub merged with and into Yerbaé USA, and (ii) a plan of arrangement conducted pursuant to the provisions of the BCBCA. In connection with the Closing, Yerbaé (formerly, Kona Bay) consolidated its outstanding Common Shares on the basis of 5.8 pre-consolidation Common Shares for every one post-consolidation Common Share prior to the completion of the Amalgamation and changed its name from “Kona Bay Technologies Inc.” to “Yerbaé Brands Corp.”. Total Common Shares issued relating to the reverse takeover that were issued to former Kona Bay shareholders was 8,239,215 Common Shares with a fair value of $7,526,000.

F-40

At the time of Closing, an aggregate of 54,493,953 Common Shares were issued and outstanding of which: 35,848,290 Common Shares were issued to the former Yerbaé shareholders (inclusive of an aggregate of 5,631,276 Common Shares issued to former holders of an aggregate of $4,500,000 in convertible promissory notes of Yerbaé USA converted immediately prior to closing of the Transaction), 8,000,000 performance Common Shares (each, a “Performance Share”) were issued with a fair value of $11,360,000 of which $2,433,404 was recognized as a reduction of equity related to the current financing proceeds received and $2,840,000 has been included as deferred offering costs initially, and as of December 31, 2023, the deferred offering costs balance was Nil. The Performance Shares are held in escrow and are to be released upon the completion of certain performance-based incentives related to the listing of the Common Shares on the TSX Venture Exchange (“TSXV”), future equity financings, and certain trailing gross revenue targets, and 2,015,163 Shares were issued to former holders of subscription receipts of FinCo issuable in connection to a concurrent financing of $2,433,404 to the Transaction.

In addition, the 1,087,752 options to purchase shares of common stock (each, a “Yerbaé USA Share”) of Yerbaé USA which were outstanding immediately prior to closing of the Transaction were cancelled and the holders thereof were granted an aggregate of 1,087,752 options to purchase Common Shares (each, an “Option”), 1,754,464 warrants to purchase Yerbaé USA Shares which were outstanding immediately prior to Closing were cancelled and the holders thereof were granted an aggregate of 1,754,464 replacement warrants of Yerbaé, and 2,015,163 warrants to purchase shares of FinCo which were outstanding immediately prior to closing of the Transaction were cancelled and the holders thereof were granted an aggregate of 2,015,163 replacement warrants. 5,631,276 warrants were also issued as part of the conversion of the $4,500,000 convertible promissory notes.

In connection with the closing of the Transaction, the parties paid customary advisory fees to an eligible arm’s length third party finder (the “Finde”), in consideration for the Finder’s services in facilitating the identification, negotiation and implementation of the Transaction which consisted of the issuance of 507,662 Common Shares with a fair value of $720,880, as well as a cash payment of $200,000.

On July 17 2023, Yerbaé announced a non-brokered private placement of units (each, a “Unit”) of the Company at a price of $1.83 per Unit for aggregate gross proceeds of up to $5,000,000 (the “Offering”), with each Unit consisting of one Common Share and one warrant entitling the holder thereof to acquire one additional Common Share at a price per warrant share of $2.15 for a period of 24 months from the date of issuance. On August 18, 2023, Yerbaé closed the initial tranche of the Offering which consisted of the issuance by the Company of 2,219,629 Units for aggregate gross proceeds of $4,061,921. In connection with the closing of the initial tranche, the Company paid eligible finders cash fees of $33,243. On August 31, 2023, Yerbaé closed the second tranche of the Offering which consisted of the issuance by the Company of 225,329 Units for aggregate gross proceeds of $412,352.

Yerbae entered into an agreement, as amended on June 19, 2023 (the “FORCE Family Agreement”) with FORCE Family Office Inc. (“FORCE”). Under the terms of the FORCE agreement, FORCE will provide certain business development and corporate strategies services to enhance the Company’s growth and market positioning. In consideration for the services to be provided by FORCE, the Company agreed to pay FORCE an aggregate consulting fee of $150,000 payable in Common Shares as to $25,000 in Common Shares on the date that is one month from the date of execution of the FORCE agreement at a deemed price per Common Share equal to the prevailing market price of the Common Shares on the date of such payment and $125,000 in Common Shares on the date of expiration of the six month term at a deemed price per Common Share equal to the prevailing market price of the Common Shares on the date of such payment. Accordingly, on July 21, 2023 the Company issued 11,363 Common Shares to FORCE at a deemed price of $2.20 per Common Share in satisfaction of the initial $25,000 payment.

On November 16, 2023, Yerbaé issued 159,496 Common Shares upon the exercise of 159,496 warrants. On November 24, 2023, Yerbaé issued 66,489 Common Shares at a deemed price of US$1.88 per Common Share to FORCE pursuant to the terms of the FORCE Family Agreement.

F-41

On December 29, 2023, Yerbaé granted, effective January 1, 2024, an aggregate of 531,250 Options, 1,666,665 RSUs and 1,002,775 PSUs. Each Option, once vested, is exercisable into one Common Share at a price of $0.96 per Common Share for a period of 7 years. Each RSU representing the right to receive, once vested twelve (12) months from the date of grant, in accordance with corresponding the RSU award agreements, one Common Share. Each PSU representing the right to receive, once vested, in accordance with the correspondence PSU award agreements and achievement of the performance criteria, one Common Share.

During the year ended December 31, 2023, $525,000 in principal amount of Debentures and $14,606 in accrued interest was converted into an aggregate of 375,000 Common Shares. The principal amount was converted using a Common Share price of $1.40 and the accrued interest was converted using a weighted average Common Share price of $1.81.

During the year ending December 31, 2023, the Company received proceeds of $1,040,212 in relation to the exercise of an aggregate of 1,094,968 Warrants at $0.95 per Common Share resulting in the issuance of 1,094,968 Common Shares. At December 31, 2023, there were 58,822,126 common shares issued and outstanding.

On January 16, 2024, the Company issued, in connection with the exercise by one eligible warrant holder (the “Eligible Holder”) who participated in the Company’s warrant exercise incentive program an aggregate of 835,000 Warrants for aggregate proceeds to the Company of $1,002,000, and an aggregate of 835,000 warrants (each, an “Incentive Warrant”) to the Eligible Holder. The Incentive Warrants are exercisable into the same number of common shares of the Company at an exercise price of $1.50 per common share until December 14, 2025, subject to an acceleration provision whereby, if for any thirty (30) consecutive trading days (the “Premium Trading Days”) following the repricing the closing price of the common shares exceeds $2.50 per common share, the Incentive Warrants’ expiry date will be accelerated such that holders will have thirty (30) calendar days to exercise the Incentive Warrants (if they have not first expired in the normal course) (the “Acceleration Clause”). In accordance with the guidance in ASC 815-40-35, the Company determined that the exchange was related to an equity financing (ie. the inducement of the existing warrants) and therefore recognized the excess in fair value of the exchanged instrument over the fair value of the instrument immediately before it was exchanged as an equity issuance cost.

On January 22, 2024, the Company issued, in connection with the exercise by one eligible warrant holder, an aggregate of 263,157 Common Shares for aggregate proceeds to the Company of $249,980.

On January 30, 2024, the Company issued, in connection with the exercise by one eligible warrant holder, an aggregate of 352,941 Common Shares for aggregate proceeds to the Company of $300,000.

Performance Shares

During the three months ended March 31, 2023, the Company granted 5 million Performance Shares to the CEO and COO upon consummation of the Transaction. These Performance Shares are held in escrow and are to be released upon the completion of certain performance-based incentives related to the listing of the Common Shares on the TSX Venture Exchange (“TSXV”), future equity financings, and certain trailing gross revenue targets.

During the three months ended March 31, 2023, the Company granted 3 million Performance Shares to external parties in connection with the Transaction. 1 million of these Performance Shares were released upon completion of the Transaction. The remaining 2 million Performance Shares were subject to escrow until completion, within twelve months of the Listing Date, by the Parent of a financing of a minimum aggregate of $7,000,000 (excluding the proceeds from the Concurrent Financing) at a valuation of the Company equal to a minimum of $50,000,000. These performance criteria were met during the year ended December 31, 2023.

F-42

NOTE 11 – LOSS PER SHARE

Basic loss per share is calculated by dividing the net loss by the weighted average number of Common Shares issued during the three months ended March 31, 2024 and 2023. The following table reflects the loss and share data used in the basic loss per share calculations:

	For the Three Months Ended March 31,
	2024	2023
Net loss	$(2,793,709)	$(8,882,782)
Basic and diluted weighted average number of Common Shares in issue	60,258,351	44,015,564
Basic and diluted loss per share	$(0.05)	$(0.20)

Diluted loss per share did not include the effect of outstanding stock options, PSUs, RSUs, performance shares, warrants and convertible debentures as the effect would be anti-dilutive. The Company excluded the following securities from its computation of diluted shares outstanding, as their effect would have been anti-dilutive:

Three Months Ended
March 31, 2024
Restricted stock units outstanding	135,714
Performance share units outstanding	248,756
Performance shares outstanding	5,000,000
Stock options outstanding	2,141,526
Warrants outstanding	13,353,982

NOTE 12 – RELATED PARTIES

On January 30, 2023, the Company entered into a loan agreement with a director of the Company. An aggregate of $100,000 was advanced by the related party pursuant to the loan agreement. The loan was fully repaid during 2023.

NOTE 13 - INCOME TAXES

The Company recognized pre-tax accounting losses for both the period ended March 31, 2024 and March 31, 2023. As of March 31, 2024, any deferred tax assets, which have been recognized primarily as a result of loss carryforwards, have been fully offset by a valuation allowance. As such, for both the three months ended March 31, 2024 and March 31, 2023, there were no significant variations in the relationship between income tax expense and pretax accounting income.

NOTE 14 - COST OF GOODS SOLD

Cost of goods sold is primarily comprised of materials, including in-bound freight, and rent related to the Company’s manufacturing facilities. The breakdown for the items within costs of sales was the following for the fiscal years presented:

	For the Three Months Ended March 31,
	2024	2023

Materials	$574,241	$1,723,210
Warehouse rent (non-lease)	46,021	33,805
Cost of goods sold	$620,262	$1,757,015

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NOTE 15 – GENERAL AND ADMINISTRATIVE

General and administrative consisted of the following expenses during the periods presented:

NOTE 16 - COMMITMENTS & CONTINGENCIES

Litigation

During the ordinary course of the Company’s business, it is subject to various claims and litigation. Management believes that the outcome of such claims or litigation will not have a material adverse effect on the Company’s unaudited condensed consolidated financial position, results of operations or cash flow.

Commitments

The Company has unconditional purchase obligations for certain raw materials, such as ingredients and bottles. However, none of the contracts related to the purchase obligations are entered into for a period greater than one year.

NOTE 17 - SUBSEQUENT EVENTS

In accordance with the guidance in ASC 855 Subsequent Events, the Company evaluated subsequent events through the date the unaudited condensed consolidated financial statements were issued.

On April 1, 2024, the Company granted an aggregate of 376,100 Options to purchase up to 376,100 common shares as well as the award of an aggregate of 891,664 RSUs and 346,666 PSUs. The Options are exercisable for a period of 7 years from the date of grant at a price of $0.52 per common share and vest as to: (i) 25% 15 months following the date of grant; (ii) 25% 18 months following the date of grant; (iii) 25% 21 months following the date of grant; and (iv) 25% 24 months following the date of grant. Each RSU represents the right to receive, once vested, one common share in the capital of the Company. The RSUs vest 12 months from the date of the RSU Award. Each PSU represents the right to receive, once vested and the requisite performance criteria is met, one common share in the capital of the Company.

On April 8, 2024, the Company issued 1,103,811 Common Shares and 1,103,811 share purchase warrants pursuant to the exercise of certain special warrants of the Company issued in connection with the special warrant financing that closed on December 7, 2023. Each warrant is exercisable into one Common Share at a price of $1.75 until December 7, 2025.

F-44

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Effective on September 8, 2023, Charlton & Company (“Charlton”) resigned as the auditor of the Company. The reports of Charlton on the Company’s financial statements for the period ended December 31, 2022 and December 31, 2021 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that such report contained an explanatory paragraph in respect to the substantial doubt about the Company’s ability to continue as a going concern. For the periods noted immediately above through the date of Charlton’s resignation, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with Charlton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Charlton would have caused Charlton to make reference thereto in its reports on the financial statements for such period. During the periods noted immediately above through the date of Charlton’s resignation, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided Charlton with a copy of the disclosure it is making herein in connection with its filing of the registration statement (in which a substantially identical disclosure appears) and requested that Charlton furnish the Company with a copy of its letter addressed to the SEC, stating whether or not Charlton agrees with the statements related to them made by the Company. A copy of Charlton’s letter to the SEC, dated April 23, 2024, was filed with the Company’s Registration Statement on Form 10 as Exhibit 16.1 to this filing.

Following the resignation of Charlton on September 8, 2023, the Audit Committee ratified the appointment of Macias Gini & O’Connell, LLP (“MGO”), as the Company’s new independent registered public accounting firm, effective September 8, 2023, to perform independent audit services on the balance sheets of the Company, as of December 31, 2023 and the related statements of operations, changes in shareholder’s equity, and cash flows for the fiscal year ended December 31, 2023. MGO resigned as the auditor of the Company effective November 22, 2023.

On November 22, 2023, the Audit Committee ratified the appointment of Davidson & Company LLP (“Davidson”), as the Company’s new independent registered public accounting firm, effective as of the signing of Davidson’s engagement letter on March 31, 2024, to perform independent audit services on the balance sheets of the Company, as of December 31, 2023, and December 31, 2022, and the related statements of operations and comprehensive loss, statement of changes in shareholders’ deficiency, and statement of cash flows for the fiscal years ended December 31, 2023 and December 31, 2022.

Prior to the date of Davidson’s engagement, neither the Company, nor anyone on its behalf, consulted with Davidson regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the financial statements of the Company, and no written report or oral advice was provided to the Company by Davidson that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

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ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a)	Our financial statements together with the report of our independent registered public accounting firm, appear on pages F-1 through F-44 of this Registration Statement

(b)	Exhibits

Exhibit No.	Description
2.1*	Arrangement Agreement with Kona Bay and Yerbaé Brands USA
3.1*	Amended and Restated Articles of Incorporation
3.2*	Notice of Articles
10.1*	Oxford Line of Credit Agreement
10.2*	Equity Incentive Plan
10.3*	Employment Agreement, dated as of January 1, 2024, by and between the Company and Todd Gibson
10.4*	Employment Agreement, dated as of January 1, 2024, by and between the Company and Karrie Gibson
10.5*	Employment Agreement, dated as of January 1, 2024, by and between the Company and Seth Smith
10.6*	Canyon Village Lease Agreement
10.7*	Convertible Note Agreement, dated November 9, 2022, between the Company and Klutch Financial Group
10.8*	Convertible Note Agreement, dated November 9, 2022, between the Company and Trillium Growth Oppty Fund
10.9*	Convertible Note Agreement, dated December 13, 2022, between the Company and Trillium Growth Oppty Fund
10.10*	2023 Directors and Officers Liability Policy
10.11	Director Services Agreement dated February 1, 2024 between the Company and Andrew Dratt.
10.12	Director Services Agreement dated February 1, 2024 between the Company and Maruf Raza
10.13	Director Services Agreement dated February 1, 2024 between the Company and Rose Zanic
16.1	Letter from Charlton & Company, dated April 23, 2024, re change in certifying accountant
21.1*	Subsidiaries of the Registrant

* Previously Filed

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Todd Gibson - CEO
(Registrant)

Date:	7/19/2024	By:	/s/ Todd Gibson
(Signature)

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